UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
Check the appropriate box:  ☐
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
VERICITY, INC.
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

VERICITY, INC.
1350 E. Touhy Avenue, Suite 205W
Des Plaines, Illinois 60018

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY.
To our Stockholders:
This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of Vericity, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of October 3, 2023 (the “Merger Agreement”), a copy of which is attached as Annex A to this information statement, by and among the Company, iA American Holdings Inc. (“Parent”), Long Grove Acquisition Corp. (“Merger Sub”) and, solely for purposes of Section 6.03 and Article IX thereof, iA Financial Corporation Inc. (“Guarantor”). Upon the completion of the merger of Merger Sub with and into the Company (the “Merger”), each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted automatically into the right to receive $11.43 in cash, without interest and less any required withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (i) any shares of Company Common Stock owned by the Company as treasury stock or by Parent, Merger Sub or any other subsidiary of Parent (which will be canceled and retired and cease to exist and no payment or distribution will be made thereto) and (ii) those shares of Company Common Stock with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn.
On October 2, 2023, the board of directors of the Company (the “Board”) unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stockholders; (ii) approved the Merger Agreement, the Merger and the other transactions contemplated thereby; (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and, subject to obtaining the required approval of the Company’s stockholders, the consummation of the Merger and the other transactions contemplated thereby; (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of issued and outstanding shares of the Company Common Stock; and (v) recommended the adoption of the Merger Agreement by the holders of the Company Common Stock.
The adoption of the Merger Agreement by the Company stockholders required the affirmative vote or written consent of stockholders of the Company holding at least a majority of the outstanding shares of Company Common Stock. On October 3, 2023, Apex Holdco L.P. (“Apex”), an affiliate of J.C. Flowers & Co. (“JC Flowers”) and direct holder of 11,373,352 shares of Company Common Stock (representing approximately 76.5% of the outstanding shares of Company Common Stock), delivered a written consent adopting the Merger Agreement in all respects and voting all of the shares of Company Common Stock held by Apex in favor of the adoption of the Merger Agreement (the “Written Consent”). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company will not be soliciting your vote to adopt the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent contemplated by Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
NO ACTION IN CONNECTION WITH THIS INFORMATION STATEMENT IS REQUIRED BY YOU.
Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock who have not voted to adopt the Merger Agreement and who have not otherwise waived their rights under Section 262 of the DGCL will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration.

As noted above, Apex delivered the Written Consent on October 3, 2023. In addition, following the execution of the Merger Agreement and the delivery of the Written Consent, certain directors and officers of the Company (the “Waiving Stockholders”) agreed to waive their rights to seek appraisal under Section 262 of the DGCL in connection with the Merger. For a stockholder other than Apex or the Waiving Stockholders to exercise appraisal rights, such stockholder must submit a written demand for an appraisal no later than 20 days after the mailing of this information statement, or December 4, 2023, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. The summary of Section 262 of the DGCL set forth in this information statement is qualified in its entirety by reference to the full text of Section 262 of the DGCL. You are encouraged to read the entirety of Section 262 of the DGCL, which is accessible, without subscription or cost, at: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.
We urge you to read the entire information statement carefully. If the Merger is completed, you will receive instructions regarding how to exchange your Company Common Stock for the Merger Consideration.
BY ORDER OF THE BOARD OF DIRECTORS,

James E. Hohmann
Director and Chief Executive Officer
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.
This information statement is dated November 14, 2023 and is first being mailed to stockholders on or about November 14, 2023.

i

LIST OF ANNEXES
ANNEX A:	AGREEMENT AND PLAN OF MERGER
ANNEX B:	RAYMOND JAMES OPINION
ii

SUMMARY TERM SHEET
This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of October 3, 2023 (the “Merger Agreement”), by and among iA American Holdings Inc. (“Parent”), Long Grove Acquisition Corp., a wholly owned direct subsidiary of Parent (“Merger Sub”), and Vericity, Inc. (the “Company”), and, solely for purposes of Section 6.03 and Article IX thereof, iA Financial Corporation Inc. (“Guarantor”), and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. Any document or agreement referred to in this information statement is qualified in its entirety by reference to the full text of such document or agreement. In this information statement, the terms “Company,” “we,” “us” and “our” refer to the Company. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. All references to capitalized terms not defined herein or in the notice to which this information statement is attached have the meanings ascribed to them in the Merger Agreement, a copy of which is attached as Annex A to this information statement.
The Parties to the Merger Agreement (page 12)
The Company. The Company, incorporated in the state of Delaware, is a direct-to-consumer life insurance solutions company. Through its subsidiaries, the Company offers life insurance products, which are distributed by both the Company’s Efinancial business and by independent agents. The Company is headquartered in Des Plaines, Illinois and trades on the Nasdaq Capital Market under the ticker symbol “VERY.” Additional information regarding the Company is contained in our filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Guarantor. Guarantor, incorporated in the province of Quebec, Canada, is one of the largest insurance and wealth management groups in Canada, with operations in the United States serving over four million clients. Guarantor is headquartered in Quebec City, Quebec, Canada and trades on the Toronto Stock Exchange under the ticker symbol “IAG”. Additional information regarding Guarantor is contained in its filings with Autorité des marchés financiers. This information is available on the website maintained by the Canadian Securities Administrators’ national system at www.sedarplus.ca.
Parent. Parent, incorporated in the state of Delaware, is an indirect, wholly-owned subsidiary of Guarantor that serves as a holding company for Guarantor’s United States life insurance business. Parent and its subsidiaries operate primarily in the simplified issue marketplace, with final expense life insurance and mortgage/family protection term life representing over 85% of new business sales. Parent and its subsidiaries market life insurance products through independent marketing organizations and collectively have approximately 27,000 independent agents under contract.
Merger Sub. Merger Sub is a Delaware corporation that is a direct wholly owned subsidiary of Parent. Merger Sub was formed on October 2, 2023, expressly for the Merger and conducts no other business. At the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation.
The Merger (page 13)
On October 3, 2023, the Company entered into the Merger Agreement with Guarantor, Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, the Company will become a direct, wholly owned subsidiary of Parent and an indirect, wholly owned subsidiary of Guarantor following the Effective Time. Because the Merger Consideration will be paid in cash, you will receive no equity interest in Parent, and after the Effective Time you will have no continuing equity interest in the Company.
The Merger Consideration (page 36)
Upon consummation of the Merger, each share of common stock of the Company, par value $0.001 per share (“Company Common Stock”), issued and outstanding immediately prior to the consummation of the

Merger, other than appraisal shares, shares held in treasury and shares owned by Guarantor, Parent or Merger Sub, will automatically be converted into the right to receive $11.43 in cash, without interest and less any required withholding taxes, upon surrender of each respective share certificate and automatically in the case of book-entry shares.
We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger.
Recommendation of the Board; Reasons for the Merger (page 18)
After consideration of various factors as discussed in the section entitled “The Merger—Recommendation of the Board; Reasons for the Merger,” at a meeting on October 2, 2023, the board of directors of the Company (the “Board”) unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated thereby, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and, subject to obtaining the required approval of the Company’s stockholders, the consummation of the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of issued and outstanding shares of the Company Common Stock and (v) recommended the adoption of the Merger Agreement by the holders of the Company Common Stock.
Required Stockholder Approval for the Merger (page 21)
Under Delaware law and the Company’s certificate of incorporation and bylaws, the adoption of the Merger Agreement required the affirmative vote or written consent of the holders of the Company Common Stock representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon. As of October 2, 2023, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 14,875,000 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On October 3, 2023, following the execution of the Merger Agreement, Apex Holdco L.P. (“Apex”), which held more than a majority of the Company’s outstanding shares of Company Common Stock as of such date and as of October 2, 2023, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, delivered a written consent adopting the Merger Agreement in all respects and voting all of the shares of Company Common Stock held by Apex in favor of the adoption of the Merger Agreement (the “Written Consent”). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.
When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Delaware law.
Opinion of Raymond James (page 22 and Annex B)
The Company retained Raymond James Financial, Inc. (“Raymond James”) to act as its financial advisor in connection with the Merger. In connection with Raymond James’ engagement, the Board requested that Raymond James evaluate the fairness, based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James by the Company as of October 2, 2023, from a financial point of view, to the holders of Company Common Stock (other than treasury shares, shares held by Parent and Merger Sub, or shares for which appraisal rights are properly exercised (collectively, the “Excluded Shares”)), of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions, limitations and other matters considered in connection with the preparation of Raymond James’s opinion. On October 2, 2023, at a meeting of the Board held to evaluate the Merger, Raymond James rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated October 2, 2023, to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Raymond James’ written opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders.
The full text of Raymond James’ written opinion, dated October 2, 2023, to the Board, which sets forth, among other things, the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Raymond James in connection with such opinion, is attached to this information statement as Annex B. The description of Raymond James’ opinion set forth in this information statement is qualified in its entirety by reference to the full text of Raymond James’ opinion. Raymond James’ opinion was provided to the Board for its information in connection with its evaluation of the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares) of the Merger Consideration to be received by such stockholders in the Merger pursuant to the terms of the Merger Agreement and did not address any other aspect of the Merger, including the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company or the underlying decision of the Company to proceed with the Merger. Raymond James’ opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger or otherwise.
The Merger Agreement (page 36 and Annex A)
Conditions to Consummation of the Merger (page 49)
The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:
•
The Company’s stockholders adopting the Merger Agreement and this information statement having been cleared by the SEC and sent to stockholders of the Company at least 20 days prior to the date on which the closing of the Merger occurs (the “Closing Date”);

•
the absence of any applicable law or any order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) enacted, issued or enforced by any court or governmental authority and that prevents or prohibits consummation of the Merger;

•
approvals from the Illinois Department of Insurance, The Autorité des marchés financiers and the Texas Department of Insurance having been obtained and remaining in full force and effect, in each case, without the imposition of a burdensome condition (as defined in the Merger Agreement); and

•	the applicable waiting periods, together with any extensions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated.
The obligations of Parent and Merger Sub to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of the following additional conditions:
•
the representations and warranties of the Company relating to (i) its organization and good standing, (ii) its authority to enter into the Merger Agreement, (iii) certain matters relating to the Company’s subsidiaries, (iv) the absence of any conflict between the Merger Agreement and the Company’s organizational documents, (v) the absence of any takeover statutes that would apply to the Merger and (vi) brokers’ and finders’ fees being true and correct in all material respects as of the Closing Date as though made as of the Closing Date;

•
the representations and warranties of the Company relating to the capitalization of the Company being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made as of the Closing Date;

•
the representations and warranties of the Company relating to there having been no change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would be reasonably expected to have, a Company Material Adverse Effect from December 31, 2022 through October 3, 2023, being true and correct in all respects as of the Closing Date as though made as of the Closing Date;

•
other than the representations and warranties mentioned in the three bullets directly above, all of the Company’s other representations and warranties being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•
the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time;

•
the Company having delivered to Parent a certificate, dated as of the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each of the conditions specified above has been satisfied; and

•	since the date of the Merger Agreement, there not having occurred any Company Material Adverse Effect which is continuing.
The obligations of the Company to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of, among other things, the following additional conditions:
•
Parent and Merger Sub’s representations and warranties are true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers) as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

•
Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the Effective Time; and Parent providing a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Parent; and

•
Parent having delivered to the Company a certificate, dated as of the Closing Date and executed by a duly authorized officer of Parent to the effect that each of the conditions specified above has been satisfied.

Takeover Proposals (page 45)
The Merger Agreement provides that (i) the Company and its directors and officers will not, (ii) the Company’s subsidiaries and its subsidiaries’ directors and officers will not and (iii) the Company will use reasonable best efforts to ensure that its and its subsidiaries’ other representatives will not, directly or indirectly:
•
solicit, initiate, propose or knowingly encourage or facilitate any inquiry regarding or the making of any proposal that constitutes or is reasonably likely to lead to or result in a Takeover Proposal (as defined in the section entitled “The Merger Agreement—Takeover Proposals” and in the Merger Agreement);

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any confidential information with respect to, any Takeover Proposal;
•
provide access to the properties, assets or employees of the Company or its subsidiaries to any person with respect to or in response to any Takeover Proposal or any inquiry, proposal or offer that is reasonably likely to lead to or result in a Takeover Proposal;

•	enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or
•	resolve, propose or agree to do any of the foregoing.
Notwithstanding the foregoing, prior to Parent’s receipt of the Written Consent, in response to a bona fide Takeover Proposal, if the Board determined that the Takeover Proposal constituted or would reasonably have been expected to lead to a superior proposal and that the failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware law, the Company was permitted to furnish information to, and participate in discussions and negotiations with, the party making such Takeover Proposal.
If the Board determined at any time prior to Parent’s receipt of the Written Consent, after consultation with its financial advisors and outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware law, the Board was permitted to cause the Company to terminate the Merger Agreement in order to enter into a definitive agreement regarding a superior proposal, subject to certain notice provisions and Parent’s right to renegotiate the terms of the Merger Agreement such that the Takeover Proposal would no longer constitute a superior proposal and subject to the Company’s substantially concurrent payment to Parent of a termination fee of $5,100,000.
As a result of the execution and delivery of the Written Consent on October 3, 2023, the requisite stockholder approval has been obtained and, as of such date, the provisions discussed above that permit the Board to change its recommendation or to terminate the Merger Agreement (including to terminate the Merger Agreement to accept a superior proposal) are no longer applicable.
A more detailed description of the foregoing circumstances and other circumstances under which the Company or Parent may terminate the Merger Agreement is provided in the section entitled “The Merger Agreement—Takeover Proposals.”
Termination (page 50)
The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the Company and Parent; provided that such termination will have been approved by their respective boards of directors.
In addition, the Merger Agreement may be terminated by either Parent or the Company if:
•	any governmental authority has issued a final and nonappealable order or there exists any law, in each case, permanently preventing or prohibiting the Merger; and
•
the Merger is not consummated prior to July 3, 2024, which date shall be extended until October 3, 2024, if on July 3, 2024 the only condition to the consummation of the Merger that has not been satisfied or waived is the condition to obtain the required regulatory approvals (such applicable date, the “Outside Termination Date”); provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date.

The Merger Agreement also may be terminated by Parent if there has been a breach by the Company of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by the Company to satisfy certain conditions to Parent’s obligations to consummate the Merger (as described under the section of this information statement entitled “Conditions to Consummation of the Merger”) and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (i) 30 days following Parent delivering written notice to the Company of such breach or (ii) the Outside Termination Date.
The Merger Agreement also may be terminated by the Company if there has been a breach by Parent of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by Parent to satisfy certain conditions to the Company’s obligations to consummate the Merger (as described under the section of this information statement entitled “Conditions to Consummation of the Merger”) and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (i) 30 days following the Company delivering written notice to Parent of such breach or (ii) the Outside Termination Date.
The Merger Agreement also contains certain other termination rights of the parties that could only be exercised prior to the receipt of the required approval of the Company’s stockholders for the Merger, including certain termination rights which would have required payment of a termination fee of $5,100,000 by the Company. Since the required stockholder approval was obtained by Apex delivering the Written Consent on October 3, 2023, these termination rights are no longer exercisable.

Interests of Our Directors and Executive Officers in the Merger (page 30)
You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger.” The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement. These interests may include the following, among others:
•
each profits interest (Class B Unit and Class B Priority Unit) of Apex granted pursuant to the Apex 2019 Equity Incentive Plan (the “EI Plan”) that is outstanding immediately prior to the Effective Time will fully vest and the holder of such interest will be eligible to receive the amounts distributable with respect to such units;

•
to the extent there remains unallocated any portion of the profits interests reserved for issuance under the EI Plan immediately preceding a change in control of the Company, Apex will establish a cash bonus pool representing the amount that would have been paid pursuant to such outstanding profits interests, and Apex will allocate such cash bonus pool to participants in the EI Plan, including the Company’s directors and executive officers;

•
the payment of enhanced severance benefits under the Company’s severance plan upon a qualifying termination of employment occurring during a specified period before or following the completion of the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.
U.S. Federal Income Tax Consequences of the Merger (page 34)
The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) of Company Common Stock generally will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of common stock. See the section entitled “U.S. Federal Income Tax Consequences of the Merger” for further details. You should consult your own tax advisor about the particular tax consequences of exchanging your shares of Company Common Stock for cash pursuant to the Merger.
Regulatory Approvals (page 35)
The insurance laws and regulations of the state of Illinois, where the Company’s insurance subsidiaries are domiciled, require that, prior to the acquisition of control of an insurance company domiciled in Illinois, the acquiring company must obtain the approval of the Illinois Department of Insurance.
The Merger will also require prior notification of the Merger to, and no opposition by, The Autorité des marchés financiers, approval of the change of ownership of one of the Company’s insurance intermediary subsidiaries by the Texas Department of Insurance and the expiration of the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
While we believe that the Company and Parent will receive the approvals, non-disapprovals and clearances from governmental authorities described above that are prerequisites to the consummation of the Merger under the Merger Agreement and applicable law, the Company and Parent may not obtain all such approvals.
Specific Performance (page 51)
The parties to the Merger Agreement are entitled to injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any state court in the state of Delaware or any federal court sitting in the state of Delaware.
Appraisal Rights (page 53)
Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), our stockholders (other than Apex and the Waiving Stockholders) have the right to dissent from the Merger and receive a cash payment for the judicially determined fair value of their shares of Company Common Stock. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $11.43 per share that our stockholders are entitled to receive in the Merger. To qualify for these rights, you must make a written demand for appraisal on or prior to December 4, 2023, which is the date that is the 20th day following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. If you validly exercise (and do not withdraw or fail to perfect) appraisal rights, the ultimate amount that you may be entitled to receive in an appraisal proceeding may be less than, equal to or more than the amount of Merger Consideration that you would have received under the Merger Agreement. For a summary of these procedures, see the section entitled “Appraisal Rights.” The foregoing and the summary of Section 262 of the DGCL set forth in this information statement is qualified in its entirety by reference to the full text of Section 262 of the DGCL.
Market Price of Our Stock (page 52)
Company Common Stock is listed on the Nasdaq Capital Market under the trading symbol “VERY.” The closing sale price of Company Common Stock on the Nasdaq Capital Market on October 2, 2023, which was the last full trading day before the announcement of the Merger, was $5.70. On November 13, 2023, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the Nasdaq Capital Market was $11.05.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section entitled “Summary Term Sheet” and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Q:	What is the proposed transaction?
A:
The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Q:	What will I receive in the Merger?
A:
Upon completion of the Merger, you will receive $11.43 in cash, without interest and less any required withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $1,143 in cash in exchange for your shares of Company Common Stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	When do you expect the Merger to be completed?
A:
We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the first half of calendar year 2024, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be quoted on the Nasdaq Capital Market.

Q:	Why am I not being asked to vote on the Merger?
A:
Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock in order to effect the Merger. The requisite stockholder approval was obtained following the execution of the Merger Agreement on October 2, 2023, when the Written Consent was delivered by Apex, an affiliate of JC Flowers and direct holder of 11,373,352 shares of Company Common Stock, representing approximately 76.5% of the outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this Information Statement?
A:
Applicable laws and securities regulations require us to provide you with notice of the Written Consent, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL.

Q:	Did the Board approve and recommend the Merger Agreement?
A:	Yes. The Board:
•	determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stockholders;
•	approved the Merger Agreement, the Merger and the other transactions contemplated thereby;
•
approved the execution, delivery and performance by the Company of the Merger Agreement and, subject to obtaining the required approval of the Company’s stockholders, the consummation of the Merger and the other transactions contemplated thereby;

•	directed that the adoption of the Merger Agreement be submitted to a vote of the holders of issued and outstanding shares of the Company Common Stock; and
•	recommended the adoption of the Merger Agreement by the holders of the Company Common Stock.
Q:	What happens if I sell or otherwise transfer my shares before completion of the Merger?
A:
If you sell or otherwise transfer your shares of Company Common Stock, you will have transferred to the person that acquires your shares of Company Common Stock the right to receive the Merger Consideration to be received in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my Company Common Stock certificates or other evidence of ownership now?
A:
No. After the Merger is completed, you will be sent a letter of transmittal with detailed instructions for exchanging your shares of Company Common Stock for the Merger Consideration. Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and less any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders.

Do not send in your Company Common Stock certificate(s) now.
Q:	Is the Merger subject to the fulfillment of certain conditions?
A:
Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement — Conditions to Consummation of the Merger.”

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?
A:
Yes. As a holder of Company Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which conditions are described in this information statement in the section entitled “Appraisal Rights.”

Q:	What are the U.S. federal income tax consequences of exchanging my shares of Company Common Stock for cash pursuant to the Merger?
A:
Your exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder that exchanges shares of Company Common Stock for cash pursuant to the Merger will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of common stock exchanged therefor. You are urged to consult your own tax advisor regarding the tax consequences to you of exchanging your shares of Company Common Stock for cash pursuant to the Merger in light of your own particular circumstances. See the section entitled “U.S. Federal Income Tax Consequences of the Merger” for more information.

Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of Company stockholders generally?
A:
You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger.” The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement.

Q:	Where can I find more information about the Company?
A:
We file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information.”

Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger, please contact our Investor Relations Department at https://www.vericity.com/shareholder-services/contact-ir.If your shares are held in street name through a broker, bank or other nominee, you should call the broker, bank or other nominee that is the record owner of your shares for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
To the extent that statements contained in this information statement are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of the Company made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, but are not limited to, statements that represent the Company’s beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” “believes,” “anticipates,” “estimates,” “intends” or similar expressions. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.
The proposed transaction is subject to risks and uncertainties and factors that could cause the Company’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements herein which include, but are not limited to:
•
that the Company and Parent may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, including that a governmental authority may prohibit, delay or refuse to grant approval for the consummation of the transaction;

•	uncertainty as to the timing of completion of the proposed transaction;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction;
•	the effect of the announcement of the proposed transaction on the Company’s relationships with its clients, employees, operating results and business generally; and
•
the outcome of any legal proceedings to the extent initiated against the Company or others following the announcement of the proposed transaction, as well as Company management’s response to any of the aforementioned factors.

The Company undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general and ownership of shares of Company Common Stock, see the “Risk Factors” section of the Company’s Registration Statement on Form S-1 filed with the SEC on June 4, 2019, and the other reports the Company files with the SEC.

THE PARTIES TO THE MERGER AGREEMENT
The Company
Vericity, Inc.
150 E. Touhy Avenue, Suite 205W
Des Plaines, Illinois 60018
Phone: 312-288-0073
The Company, incorporated in the state of Delaware, is a direct-to-consumer life insurance solutions company. Through its subsidiaries, the Company offers life insurance products, which are distributed by both the Company’s Efinancial business and by independent agents. The Company is headquartered in Des Plaines, Illinois and trades on the Nasdaq Capital Market under the ticker symbol “VERY.” Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information.”
Guarantor
iA Financial Corporation Inc.
1080 Grande Allée West
Station Terminus, PO Box 1907
Quebec, Quebec G1K 7M3, Canada
Phone: 418-684-5000
Guarantor, incorporated in the province of Quebec, Canada, is one of the largest insurance and wealth management groups in Canada, with operations in the United States serving over four million clients. Guarantor is headquartered in Quebec City, Quebec, Canada and trades on the Toronto Stock Exchange under the ticker symbol “IAG”. Additional information regarding Guarantor is contained in its filings with Autorité des marchés financiers. This information is available on the website maintained by the Canadian Securities Administrators’ national system at www.sedarplus.ca.
Parent
iA American Holdings Inc.
425 Austin Avenue
Waco, Texas 76701
Phone: 254-297-2777
Parent, incorporated in the state of Delaware, is an indirect, wholly-owned subsidiary of Guarantor that serves as a holding company for Guarantor’s United States life insurance business. Parent and its subsidiaries operate primarily in the simplified issue marketplace, with final expense life insurance and mortgage/family protection term life representing over 85% of new business sales. Parent and its subsidiaries market life insurance products through independent marketing organizations and collectively have approximately 27,000 independent agents under contract.
Merger Sub
Long Grove Acquisition Corp.
c/o iA American Holdings Inc.
425 Austin Avenue
Waco, Texas 76701
Phone: 254-297-2777
Merger Sub is a Delaware corporation that is a direct wholly owned subsidiary of Parent. Merger Sub was formed on October 2, 2023, expressly for the Merger and conducts no other business. At the Closing, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation.

THE MERGER
Background of the Merger
The Board and the Company’s senior management periodically review the Company’s operations, financial condition, financial performance and long-term strategic plans and objectives, as well as industry conditions, regulatory developments and their impact on the Company’s long-term strategic plan and objectives. During the past several years, the Board has reviewed and considered the current and future industry trends and risks to the Company’s ability to execute its strategic plan as a stand-alone entity, including the impact of continuing consolidation in the insurance and reinsurance industry, losses incurred within the insurance and reinsurance industry, increasingly competitive pricing in many of the insurance and reinsurance markets in which the Company operates and challenges relating to the Company’s credit rating.
On September 1, 2021, the Company engaged Raymond James & Associates, Inc. (“Raymond James”), based on, among other things, Raymond James' qualifications, experience and reputation, to serve as its financial advisor in connection with the Company’s review of strategic alternatives, including the possible sale of all or a portion of the Company.
On November 9, 2022, the Board, with representatives of Raymond James in attendance, met to discuss, among other things, current market conditions, recent developments at the Company and historical interactions between the Company and third parties expressing interest regarding a potential strategic transaction involving the Company. Raymond James discussed the transaction process and potential timing to be followed and the Board agreed with continuing down the path to seek a transaction partner consistent with Raymond James recommendations.
On December 16, 2022, members of the Company’s senior management team met with representatives of Raymond James to discuss a potential strategic review process for the Company, including necessary preparation if the Company were to pursue a strategic transaction and a possible timeline for such a transaction.
During January 2023, the Company’s management worked with Raymond James to assemble necessary due diligence information in the event the Company determined to engage with potential counterparties regarding a strategic transaction. Raymond James also began preparing a confidential information memorandum that could be distributed to potential bidders in the event the Company determined to pursue a potential strategic transaction.
On January 26, 2023, members of the Company’s senior management met with representatives of Raymond James to discuss progress on assembling due diligence information and to discuss a list of potential counterparties for outreach in the event that the Company determined to pursue a potential strategic transaction.
From February through April 2023, members of the Company’s senior management had further discussions with representatives of Raymond James regarding a possible strategic review process and continued working with Raymond James to assemble necessary due diligence information and prepare the confidential information memorandum.
On April 17, 2023, members of the Company’s senior management met with the Chairman of the Board and certain representatives of JC Flowers and Raymond James to discuss the due diligence materials that had been assembled and a list of potential counterparties for outreach in the event that the Company determined to pursue a strategic transaction. At the meeting, the members of the Company’s senior management and the Chairman of the Board approved the list of potential counterparties for outreach, but did not make any decision regarding beginning outreach to the potential counterparties on the list and instructed Raymond James to refrain from contacting any of the counterparties until authorized by the Chairman of the Board and/or senior management of the Company.
On April 27, 2023, the Company engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to serve as its legal counsel in connection with the Company’s review of strategic alternatives, including the possible sale of all or a portion of the Company.
On May 4, 2023, members of the Company’s senior management instructed Raymond James to begin outreach the following week to the agreed-upon list of counterparties regarding such counterparties’ interest in a potential strategic transaction involving the Company.

On May 8, 2023, representatives of Raymond James, the Company’s financial advisor, acting at the direction of the Board, began outreach to a list of 112 potential counterparties approved by the Company, including sharing a form of confidentiality agreement with such potential counterparties.
From May 8, 2023 through June 23, 2023, the Company entered into customary confidentiality agreements with 43 counterparties, including an affiliate of Parent, in connection with its initial outreach process regarding a potential strategic transaction involving the Company (none of which included standstill provisions). During this period, Raymond James distributed a confidential information memorandum to counterparties that had entered into confidentiality agreements.
On May 10, 2023, the Board met, with representatives of the Company’s management, Raymond James and Skadden in attendance. Representatives of Raymond James updated the Board on the status of (i) its valuation analysis and (ii) Raymond James’ outreach to potential counterparties with respect to a potential strategic transaction involving the Company, including the status of negotiations of confidentiality agreements with such counterparties. Representatives of Raymond James also indicated that based on the Board’s request to maximize the number of potential interested counterparties, Raymond James had informed certain potential companies that the Board may be willing to consider alternative transaction structures, such as the sale of particular business units, in addition to an acquisition of the entire Company. Representatives of Skadden presented to the Board regarding directors’ fiduciary duties under Delaware law in connection with the Board’s consideration of a potential strategic transaction involving the Company.
Between May 31, 2023 and early June 2023, at the direction of the Company, representatives of Raymond James distributed a process letter to 40 of the counterparties that had entered into confidentiality agreements with the Company, including an affiliate of Parent, and requested that such counterparties submit initial indications of interest with respect to a potential strategic transaction involving the Company by June 29, 2023. During this period, representatives of Raymond James also provided periodic updates on the status of its outreach to the Company’s senior management and certain members of the Board.
On June 29, 2023, five counterparties, including Parent, submitted non-binding initial indications of interest to Raymond James with respect to a potential acquisition of all outstanding equity of the Company. Parent’s non-binding initial indication of interest proposed that Parent would acquire all of the outstanding shares of Company Common Stock for an amount of cash in the range of $175 million to $225 million. One counterparty, which we refer to as “Party A,” submitted a non-binding initial indication of interest proposing that Party A would acquire all of the outstanding shares of Company Common Stock for $203 million in cash. One counterparty, which we refer to as “Party B,” submitted a non-binding initial indication of interest proposing that Party B would acquire all of the outstanding shares of Company Common Stock for an amount of cash in the range of $130 million to $200 million or what Party B stated to be $8.47 to $13.45 per share. One counterparty, which we refer to as “Party C,” submitted a non-binding initial indication of interest proposing that Party C would acquire all of the outstanding shares of Company Common Stock for $250 million in cash, which was inclusive of a pre-closing cash dividend of $56 million. One counterparty, which we refer to as “Party D,” submitted a non-binding initial indication of interest proposing that Party D would acquire all of the outstanding shares of Company Common Stock for $175 million in cash or what Party D stated to be $11.76 per share. None of the indications of interests received on June 29, 2023, or later in the process included a discussion of post-transaction employment, directorships or benefits, and there were no other discussions with any of the counterparties, including Parent, relating to such matters prior to the parties signing the Merger Agreement.
On June 30, 2023, members of the Company’s senior management, the Chairman of the Board and certain representatives of JC Flowers and Raymond James met to review the five non-binding initial indications of interest. During the meeting, the members of the Company’s management directed Raymond James to arrange management presentations with all five counterparties that submitted initial indications of interest.
On July 17, 2023, Party D informed Raymond James that it was withdrawing its non-binding initial indication of interest and was no longer interested in pursuing a potential strategic transaction involving the Company.
Between July 17, 2023 and July 28, 2023, the Company held in-person management presentations with each of Parent, Party A, Party B and Party C (with certain representatives of the counterparties attending remotely by videoconference).

On July 25, 2023, representatives of Raymond James, acting at the direction of the Board, distributed a second round process letter and draft Merger Agreement prepared by Skadden to Parent, Party A, Party B and Party C, and requested that such parties submit final proposals with respect to a strategic transaction involving the Company and any comments to the draft Merger Agreement to Raymond James by August 10, 2023.
On July 31, 2023, Party A informed Raymond James that it was withdrawing its non-binding initial indication of interest and was no longer interested in pursuing a potential strategic transaction involving the Company.
On August 2, 2023, the Board met, with representatives of the Company’s management, Raymond James and Skadden in attendance, to discuss the non-binding initial indications of interest received by the Company and other updates regarding the outreach process to potential counterparties, including Party A and Party D withdrawing from the process and the management presentations held with Parent, Party B and Party C from July 17 to July 28. Following discussion of these matters, the Board determined to extend the deadline for Parent, Party B and Party C to submit final proposals and comments to the draft Merger Agreement until August 24, 2023, so that the deadline would occur after the Company’s scheduled announcement of its financial results for the second quarter of fiscal year 2023 on August 15, 2023. The Board instructed Raymond James to distribute a supplemental process letter to Parent, Party B and Party C reflecting the new August 24, 2023 deadline for final proposals and indicating that the Company expected to finalize definitive transaction documents and announce a transaction by September 8, 2023.
Later on August 2, 2023, Raymond James distributed the supplemental process letter to Parent, Party B and Party C indicating the new August 24, 2023 deadline and the Company’s anticipated timeline for finalizing definitive transaction documents and announcing a transaction.
On August 14, 2023, the Company’s Chief Executive Officer, James Hohmann, held a one-on-one meeting with Parent’s Executive Vice-President, Chief Growth Officer US Operations, Co-Head of Acquisitions, Michael Stickney, to discuss certain due diligence and integration matters with respect to a potential strategic transaction between the Company and Parent. No discussions were had at this meeting regarding Mr. Hohmann’s or any other executive’s continued employment following a possible transaction.
On August 18, 2023, representatives of Raymond James had a call with members of the Company’s senior management and representatives of Skadden to provide an update on recent discussions with Parent, Party B and Party C with respect to a potential strategic transaction involving the Company, including with respect to the timing for submitting revised indications of interest.
On August 24, 2023, Parent submitted a revised indication of interest to Raymond James, pursuant to which it proposed to acquire all of the outstanding shares of Company Common Stock for $155 million ($10.42 per share) in cash. Parent’s revised indication of interest also indicated it expected to be able to finalize definitive transaction documents and announce a transaction on an agreed timeline with the Company in September 2023. Together with its revised proposal, Parent also submitted a revised draft of the Merger Agreement.
Also on August 24, 2023, Party C informed the Company that it was still completing its valuation work and financial due diligence of the Company, and would therefore need additional time before submitting a revised indication of interest. Party C indicated that it expected to provide a revised indication of interest on September 8, 2023.
On August 26, 2023, Party B’s financial advisor, on behalf of Party B, submitted a revised indication of interest to Raymond James, pursuant to which Party B proposed to acquire all of the outstanding shares of Company Common Stock for $165 million ($11.09 per share) in cash. Party B’s revised indication of interest also indicated that its proposal was conditioned on the Company granting Party B a 60-day exclusivity period to negotiate and finalize the terms of a potential transaction. Together with its revised proposal, Party B also submitted a revised draft of the Merger Agreement.
On August 28, 2023, the Board met, with representatives of the Company’s management, Raymond James and Skadden in attendance, to discuss the revised indications of interest received from Parent and Party B. Following discussion of the proposals, the Board instructed Raymond James to seek to have Parent and Party B improve the valuations reflected in their respective revised indications of interest and to finalize any open due diligence matters with both parties. The Board also instructed Raymond James that it would not agree to a 60-day exclusivity period with Party B based on the terms of its revised indication of interest.

On August 30, 2023, representatives of Raymond James had separate discussions with representatives of each of Parent, Party B and Party C to discuss their revised indications of interest and to communicate the feedback received from the Board. Parent indicated that it would potentially be able to improve its valuation from what was reflected in its revised indication of interest, subject to addressing certain concerns identified in due diligence with respect to cyber security and data privacy matters. Party B indicated that its proposal would be conditioned on the Company granting an exclusivity period and that it would not be able to accelerate its timeline further. Party B also requested further due diligence regarding actuarial analyses and reinsurance matters. Party C indicated that it was still interested in pursuing a strategic transaction with the Company, subject to completion of its ongoing actuarial analyses, but also noted that it would also need to obtain certain additional internal approvals in order to enter into definitive transaction documents and announce a transaction.
On September 1, 2023, representatives of the Company’s management and Skadden held a call with representatives of Parent and Willkie Farr & Gallagher LLP (“Willkie”), Parent’s legal counsel, to discuss certain cyber security and data privacy due diligence matters.
On September 5, 2023, members of the Company’s senior management and representatives of Parent held a call to discuss due diligence matters related to the Company’s existing financing arrangements.
On September 7, 2023, Parent submitted a revised indication of interest to Raymond James, pursuant to which it proposed to acquire all of the outstanding shares of Company Common Stock for $170 million ($11.43 per share) in cash. Parent’s revised indication of interest also requested that the Company grant Parent a 30-day exclusivity period to negotiate and finalize the terms of a potential transaction.
Later on September 7, 2023, Party C informed Raymond James that it was withdrawing its non-binding initial indication of interest and was no longer interested in pursuing a potential strategic transaction involving the Company.
On September 8, 2023, the Board met, with representatives of the Company’s management, Raymond James and Skadden in attendance, to discuss the revised indication of interest received from Parent, including its request for a 30-day exclusivity period, and the recent communications between Raymond James and each of Party B and Party C. The Board then instructed Raymond James to reject Parent’s request for a 30-day exclusivity period, but to provide any necessary information to enable Parent to finalize its due diligence and enter into definitive transaction documents in an expedient manner.
Later on September 8, 2023, at the request of the Company, representatives of Raymond James and Parent had a call to discuss the timeline for Parent to complete its remaining due diligence and finalize and execute definitive transaction documentation.
From September 8, 2023 until October 2, 2023, representatives of the Company’s senior management, Skadden and Raymond James negotiated with representatives of Parent and its advisors to finalize the terms of a potential transaction and the Company’s management provided information to, and held discussions with, Parent to enable it to complete its due diligence. During this period, the Company’s management also provided information to Party B that it had requested in connection with its ongoing due diligence, including scheduling meetings with certain representatives of one of the Company’s reinsurance business partners on September 14, 2023.
On September 9, 2023, Skadden sent Willkie a revised draft of the Merger Agreement, which, among other things, noted that Parent’s request for a sign and consent structure was subject to further consideration and discussion by the Company and proposed certain changes with respect to (i) the obligations of the parties to obtain applicable regulatory approvals and the definition of “Burdensome Condition” that would excuse Parent from consummating the proposed transaction, (ii) the parties’ respective closing conditions and termination rights, (iii) the definition of “Company Material Adverse Effect,” (iv) the interim operating restrictions applicable to the Company and its subsidiaries between signing and closing of the proposed transaction and (v) the parties’ respective representations and warranties and covenants.
On September 13, 2023, Parent provided Raymond James with an indicative timeline for completion of all outstanding diligence procedures and final negotiation of the Merger Agreement by September 26, 2023.
On September 15, 2023, Willkie sent Skadden a revised draft of the Merger Agreement, which, among other things, reinstated its request for a sign and consent structure and proposed certain changes with respect to (i) the obligations of the parties to obtain applicable regulatory approvals and the definition of “Burdensome Condition” that would excuse Parent from consummating the proposed transaction, (ii) the parties’ respective closing conditions and termination rights, (iii) the definition of “Company Material Adverse Effect,” (iv) the interim operating restrictions applicable to the Company and its subsidiaries between signing and closing of the proposed transaction and (v) the parties’ respective representations and warranties and covenants.
On September 19, 2023, Skadden sent Willkie a revised draft of the Merger Agreement, which, among other things, proposed certain changes with respect to (i) the stockholders that would be signatories to the Written Consent, (ii) the obligations of the parties to obtain applicable regulatory approvals and the definition of “Burdensome Condition” that would excuse Parent from consummating the proposed transaction, (iii) the definition of “Company Material Adverse Effect,” (iv) the interim operating restrictions applicable to the Company and its subsidiaries between signing and closing of the proposed transaction and (v) the parties’ respective representations and warranties and covenants.
On September 20, 2023, Skadden sent Willkie an initial draft of the Company disclosure schedules to the Merger Agreement.
On September 20, 2023, at the request of the Company, representatives of Raymond James and Parent had a call to discuss open issues with respect to Parent’s due diligence and with respect to the transaction documents. During the call, Parent indicated that it would need additional time to work through the open issues with its financial and legal advisors prior to entering into definitive transaction documents and that its board of directors would not be able to hold a meeting to consider approval of a potential strategic transaction until October 2, 2023.
On September 21, 2023, at the request of the Company, representatives of Raymond James and Parent had a call to discuss potential resolutions of the remaining open due diligence items and the open issues with respect to the Merger Agreement and other ancillary transaction documents.
On September 22, 2023, Skadden and Willkie held a telephonic meeting to discuss the remaining open issues with respect to the Merger Agreement and other ancillary transaction documents, including (i) the stockholders that would be signatories to the Written Consent, (ii) the obligations of the parties to obtain applicable regulatory approvals and the definition of “Burdensome Condition” that would excuse Parent from consummating the proposed transaction, (iii) the definition of “Company Material Adverse Effect,” (iv) the interim operating restrictions applicable to the Company and its subsidiaries between signing and closing of the proposed transaction and (v) the parties’ respective representations and warranties and covenants.
On September 23, 2023, following a discussion between representatives of the Company’s senior management, Raymond James and Skadden, members of the Company’s senior management team determined to attempt to engage further with Party B to see if it would potentially be willing to improve its offer price and expedite its timeline for executing definitive transaction documents.
From September 24, 2023 until October 2, 2023, representatives of Skadden and Willkie exchanged drafts of the Merger Agreement and other ancillary transaction documents, and had discussions to attempt to resolve the remaining open issues with respect to these documents, including (i) the obligations of the parties to obtain applicable regulatory approvals and the definition of “Burdensome Condition” that would excuse Parent from consummating the proposed transaction, (ii) employee benefits matters during both the interim period between signing and closing of the proposed transaction and following the closing of the proposed transaction and (iii) the Company’s representations and warranties.
On September 26, 2023, Skadden sent a revised draft of the Merger Agreement to Party B’s legal counsel and offered to set up a call to discuss any open issues. Party B and its legal counsel did not send further comments on the Merger Agreement or request a call with the Company and Skadden to discuss any open issues.
On September 28, 2023, Mr. Stickney and Denis Ricard, Parent’s President and Chief Executive Officer, visited the Company’s offices and met with Mr. Hohmann and other members of the Company’s senior management team.
On September 30, 2023, representatives of Raymond James contacted Party B to discuss its continued interest in a potential strategic transaction with the Company and to request an updated on its anticipated timeline for submitting a revised proposal and finalizing definitive transaction documents. Representatives of

Party B informed Raymond James that it would be five days before its board of directors could meet to consider submitting a revised proposal and that it would need another five days following that board meeting to finalize any updates to its proposal and provide comments on the draft Merger Agreement.
On October 2, 2023, the Chairman of the Board and representatives of the Company’s senior management, JC Flowers, Raymond James and Skadden had a call with representatives of Parent and Willkie to discuss the remaining open issues with respect to the Merger Agreement, including (i) the definition of “Burdensome Condition” that would excuse Parent from consummating the proposed transaction and (ii) certain employee benefits matters following the closing of the proposed transaction. Skadden and Willkie continued to exchange drafts of the Merger Agreement and other ancillary transaction documents throughout the day in order to resolve the remaining open issues.
On October 2, 2023, the Board met, with representatives of the Company’s management, Raymond James and Skadden in attendance. Representatives of Skadden discussed with the Board the legal principles and standards applicable to its consideration of the proposed transaction. Representatives of Skadden also reviewed the terms and conditions set forth in the draft Merger Agreement and other transaction documents, including, among other things, the structure of the potential transaction, the Merger Consideration of $11.43 per share in cash, the contemplated “sign and consent” approval structure by delivery of the Written Consent, including in relation to each party’s respective termination rights, stockholder appraisal rights, the obligations of the parties to obtain applicable regulatory approvals, the definition of a “Company Material Adverse Effect,” the conditions to closing of the transaction and the scope of the representations and warranties and interim operating restrictions applicable to the Company between signing and closing of the transaction. Representatives of Raymond James then joined the meeting and reviewed with the Board Raymond James’ financial analyses of the Merger Consideration, as more fully described below under the heading “The Merger — Opinion of Raymond James.” Thereafter, at the request of the Board, representatives of Raymond James rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Raymond James’ written opinion dated the same date) that, as of October 2, 2023 and based upon and subject to the factors and assumptions set forth therein, the $11.43 in cash per share of Company Common Stock to be paid to the holders (other than the holders of Excluded Shares) of Company Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Company Common Stock. After discussion, and in light of the Board’s review and consideration of the factors described under “The Merger — Reasons for the Merger,” the Board unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated thereby, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and, subject to obtaining the required approval of the Company’s stockholders, the consummation of the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of issued and outstanding shares of the Company Common Stock and (v) recommended the adoption of the Merger Agreement by the holders of the Company Common Stock.
Later on October 2, 2023, Skadden and Willkie exchanged drafts of the disclosure schedules and agreed upon the final form of the Merger Agreement and other ancillary transaction documents.
On October 3, 2023, the Company, Parent, Merger Sub and Guarantor executed the Merger Agreement. Shortly thereafter, Apex delivered the Written Consent. On that same day, the Company and Parent each issued separate press releases announcing the Merger and the Company filed a Current Report on Form 8-K with the SEC disclosing the execution of the Merger Agreement and attaching a copy of the definitive Merger Agreement as an exhibit. Later that day, the Waiving Stockholders executed and delivered to the Company and Parent waivers of their appraisal rights under Section 262 of the DGCL in connection with the Merger.
Recommendation of the Board; Reasons for the Merger
At a meeting on October 2, 2023, the Board unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated thereby, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and, subject to obtaining the required approval of the Company’s stockholders, the consummation of the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of issued and outstanding shares of the Company Common Stock and (v) recommended the adoption of the Merger Agreement by the holders of the Company Common Stock.
As described in the section of this information statement titled “The Merger — Background of the Merger” the Board, prior to and in reaching its determination at its meeting on October 2, 2023 that the terms of the Merger Agreement are in the best interests of the Company and its stockholders, consulted with the Company’s management, financial advisor and outside legal counsel, and considered a variety of potentially positive factors relating to the Merger, including, but not limited to, the following (which are not intended to be exhaustive and are not presented in any relative order of importance):
•
the fact that the Board sought offers to purchase from a broad group of 112 potential bidders, including financial sponsors and strategic bidders, 43 of whom entered into confidentiality agreements with the Company and received information related to the Company, and the fact that the price of $11.43 per share plus other transaction terms proposed by Parent reflected extensive negotiations between the parties and their respective advisors, and such price and terms when taken together and compared to alternative proposals from other parties was viewed as the best available transaction to the Company and its stockholders;

•
the fact that the Merger Consideration of $11.43 per share to be received by the Company stockholders in the Merger represents a premium of approximately 101% over the closing price of shares of Company Common Stock on October 2, 2023, the last trading day before the announcement of the execution of the Merger Agreement;

•
the belief of the Board that, as a result of the negotiations between the parties, the Merger Consideration of $11.43 per share was the highest price per share for the Company Common Stock that Parent was willing to pay at the time of those negotiations and following completion of its due diligence;

•
the possibility that, if the Company did not enter into the Merger Agreement, it could take a considerable amount of time and involve a substantial amount of risk before the trading price of the Company Common Stock would reach and sustain the $11.43 per share value of the Merger Consideration, as adjusted for present value;

•	the fact that the Merger Consideration is all cash, which provides liquidity and certainty of value to the Company’s stockholders;
•
the Board’s understanding of the Company’s business, operations, current and historical financial condition, earnings, prospects, competitive position and the nature of the industry in which the Company competes, including the short and long term risks, uncertainties and challenges facing the Company and such industry;

•
the fact that representatives of Apex, which controlled approximately 76.5% of the aggregate outstanding shares of Company Common Stock as of the date of the Written Consent and will receive the same form and amount of Merger Consideration for its shares of Company Common Stock as all other stockholders, had indicated support for the Merger;

•	the terms of the Merger Agreement and the related agreements, including:
•
the fact that the Company’s senior management, with assistance from the Company’s legal and financial advisors, at the direction of the Board, negotiated the terms and conditions of the Merger Agreement on an arm’s-length basis with Parent and its legal and financial advisors;

•	the limited number and nature of the conditions to Parent’s obligation to consummate the Merger;
•
the belief of the Board that, based on consultation with the Company’s legal counsel, the conditions to the consummation of the Merger as set forth in the Merger Agreement are reasonable and customary;

•	the belief of the Board that the respective representations, warranties, covenants and other rights of the parties are reasonable and customary for a transaction of this nature;

•	the absence of any financing condition or contingency for Parent to consummate the Merger and pay the Merger Consideration;
•
the fact that Guarantor, which is a strong, well-capitalized company with ample resources to consummate the Merger, irrevocably and unconditionally guaranteed the payment of any amounts owed by Parent and Merger Sub pursuant to the Merger Agreement, including the payment of the Merger Consideration by Parent and Merger Sub;

•
the provisions of the Merger Agreement that allow the outside date for completing the Merger to be extended to October 3, 2024, if the Merger has not been completed by the initial outside date of July 3, 2024 because the required regulatory approvals have not been obtained;

•
the termination fee of $5,100,000 (which is equal to 3% of the transaction equity value) is consistent with fees in comparable transactions and reasonable in amount in light of the very limited circumstances in which the termination fee could become payable to Parent;

•	the belief of the Board that Parent would be able to obtain required regulatory approvals on a reasonably prompt basis;
•	the belief of the Board that the terms of the Merger Agreement include the most favorable terms reasonably attainable from Parent; and
•	the ability of the Company to seek specific performance in the event that Guarantor, Parent or Merger Sub breaches the Merger Agreement;
•	the commitment made by Parent and Guarantor to use their reasonable best efforts to consummate the Merger (subject to the terms and conditions of the Merger Agreement);
•
the financial analyses presented by Raymond James, including Raymond James’ opinion to the effect that, as of October 2, 2023, and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Raymond James’ written opinion, dated the same date, the consideration to be received by the holders of Company Common Stock (other than the holders of certain excluded shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such stockholders (see the section entitled “The Merger — Opinion of Raymond James”); and

•
the availability of appraisal rights to the Company’s stockholders (other than Apex and the Waiving Stockholders) who properly exercise their statutory rights under Section 262 of the DGCL (see the section entitled “Appraisal Rights”).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:
•	the risk that the Merger might not be completed or that the completion of the Merger might be delayed;
•	the risk of diverting management focus and resources from other strategic opportunities and operational matters while implementing the Merger;
•	the fact that the Merger Consideration consists of cash and will therefore be taxable to the Company stockholders for U.S. federal income tax purposes;
•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a Takeover Proposal;
•
the risk that governmental authorities may oppose or refuse to approve the Merger or impose conditions on the Company, Parent, Guarantor or any of their respective affiliates prior to approving the Merger, which conditions may constitute a Burdensome Condition under the terms of the Merger Agreement that would excuse Parent from consummating the Merger;

•
the fact that the all-cash Merger Consideration, while providing certainty of value upon consummation, would not allow holders of Company Common Stock to participate in any future earnings growth of the Company or benefit from any future increase in its value;

•	the risk that legal proceedings could be initiated against the Company in connection with the Merger;

•
the potential negative effect of the pendency of the Merger on the Company’s business and relationships with customers, vendors, business partners and employees, including the risk that key employees might not choose to remain employed with the Company prior to the consummation of the Merger, regardless of whether or not the Merger is consummated;

•	the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and
•
the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

During its consideration of the transaction with Parent, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger.”
After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend, adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of the Company, Raymond James and Skadden, as financial and legal advisors respectively, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Required Stockholder Approval of the Merger
Under Delaware law and the Company’s certificate of incorporation and bylaws, the adoption of the Merger Agreement required the affirmative vote or written consent of the holders of the Company Common Stock representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon. As of October 2, 2023, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 14,875,000 shares of Company Common Stock outstanding. Holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On October 3, 2023, following the execution of the Merger Agreement, Apex, which held more than a majority of the Company’s outstanding shares of Company Common Stock as of such date and as of October 2, 2023, the record date for determining stockholders of the Company entitled to vote on the adoption of the Merger Agreement, delivered the Written Consent adopting the Merger Agreement in all respects and voting all of the shares of Company Common Stock held by Apex in favor of the adoption of the Merger Agreement. No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Parent is required to complete the Merger and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Delaware law.
Opinion of Raymond James
The full text of the written opinion of Raymond James Financial, Inc. (“Raymond James”) is attached as Annex B to this information statement. The summary of the opinion of Raymond James set forth in this information statement is qualified in its entirety by reference to the full text of such written opinion. Company stockholders are urged to read this opinion in its entirety. The opinion of Raymond James speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of such opinion and prior to the consummation of the Merger.
At the October 2, 2023 meeting of the Board, representatives of Raymond James rendered Raymond James’s verbal opinion, as to the fairness, based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James by the Company as of October 2, 2023, from a financial point of view, to the holders of Company Common Stock (other than treasury shares, shares held by Parent and Merger Sub, or shares for which appraisal rights are properly exercised (collectively, the “Excluded Shares”)), of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions, limitations and other matters considered in connection with the preparation of Raymond James’s opinion. Subsequently, and on the same day, Raymond James confirmed Raymond James’s oral opinion by delivering to the Board its written opinion (the “Opinion”) dated October 2, 2023, which is attached as Annex B to this information statement and is incorporated herein by reference.
Raymond James provided its opinion for the information of the Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Merger, and Raymond James’s opinion only addresses whether the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Opinion of Raymond James does not address any other term or aspect of the Merger Agreement or the Merger. The Opinion does not address the relative merits of the Merger as compared to another business or financial strategy which may be or may have been available to the Company nor did it constitute a recommendation to the Board, to any Company stockholder or any holder of other Company securities as to how the Board, such Company stockholder or other securities holder or any other person should vote or otherwise act with respect to the Merger or any other matter.
In connection with its review of the proposed Merger and the preparation of its Opinion, Raymond James, among other things:
•	reviewed the financial terms and conditions as stated in the draft of the Merger Agreement provided by or on behalf of the Company to Raymond James on October 2, 2023;
•
reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company (the “Projections”);

•	reviewed the Company’s audited financial statements for years ended December 31, 2021 and December 31, 2022 and unaudited financial statements for the six-month period ended June 30, 2023;
•	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company and Parent;
•	reviewed the financial and operating performance of the Company and those of other selected public companies that Raymond James deemed to be relevant;
•	considered certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;
•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

•
discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which Raymond James has deemed relevant to its inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With the Company’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did it, independently verify any of such information. Furthermore, Raymond James did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Parent is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Parent is a party or may be subject. With the Company’s consent, the Opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, with the Company’s consent, Raymond James assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of management of the Company, and Raymond James relied upon the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they are based. Raymond James assumed that the final form of the Merger Agreement was substantially similar to the draft reviewed by it, and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Raymond James’ analyses or the Opinion.
Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. Raymond James provided advice to the Board with respect to the Merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. Raymond James’ Opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock (other than holders of Excluded Shares).
Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may have supported the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations were obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of the Board, on the fact that the Company was assisted by legal, accounting and tax advisors and Raymond James, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Merger.
In formulating Raymond James’ Opinion, Raymond James considered only what Raymond James understood to be the consideration to be received by the holders of Company Common Stock (other than holders of Excluded Shares) as is described above and Raymond James did not consider and Raymond James expressed no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Company Common Stock (other than holders of Excluded Shares) or otherwise. Raymond James has not been requested to opine as to, and the Opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except to the extent expressly set forth in the last sentence of the Opinion or (ii) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). Raymond James did not express any opinion as to the impact of the Merger on the solvency or viability of the Company or the Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the Board at its meeting on October 2, 2023, which material was considered by Raymond James in rendering its Opinion. No company or transaction used in the analyses described below is identical or directly comparable to the Company or the Merger. This summary does not purport to be a complete description of the analyses or data presented to Raymond James.
The following summary includes financial analysis summaries presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Raymond James, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raymond James’ analyses.
Selected Companies Analysis
Raymond James analyzed the relative valuation multiples of 13 publicly traded companies that it deemed relevant, including:
	Price /		Price / earnings			Selected Metrics
Company name	GAAP book value	GAAP book value ex AOCI	GAAP LTM	CY2023E	CY2024E	Total Assets (in millions)	Total LTM Revenue (in millions)	Market Capitalization (in millions)
Corebridge Financial, Inc.	1.2x	0.5x	4.8x	4.8x	4.0x	$367,470	$23,278	$12,681
Globe Life Inc.	2.6x	1.5x	11.8x	10.4x	9.6x	$26,708	$5,268	$10,289
Equitable Holdings, Inc.	4.8x	1.1x	5.1x	5.6x	4.3x	$269,006	$11,113	$9,531
Primerica, Inc.	3.4x	3.1x	13.7x	12.1x	11.0x	$14,752	$2,804	$6,835
Voya Financial, Inc.	2.3x	1.2x	12.9x	8.3x	7.2x	$154,616	$6,598	$7,003
Lincoln National Corp.	0.8x	0.4x	NM	3.4x	3.1x	$348,612	$15,212	$4,107
Brighthouse Financial, Inc.	1.0x	0.4x	NM	3.2x	2.7x	$231,545	$4,138	$3,142
Jackson Financial Inc.	0.4x	0.2x	7.2x	2.7x	2.4x	$326,980	$5,297	$3,128
CNO Financial Group, Inc.	1.3x	0.7x	9.3x	8.9x	7.7x	$34,054	$3,908	$2,660
Kansas City Life Insurance Company	0.5x	0.3x	NM	NA	NA	$4,973	$493	$247
Security National Financial Corporation	0.6x	0.5x	6.5x	NA	NA	$1,404	$355	$169
Citizens, Inc.	1.0x	0.5x	5.1x	NA	NA	$1,624	$238	$144
UTG, Inc.	0.7x	0.7x	5.6x	NA	NA	$412	$49	$108
Note: Selected financial metrics as of June 30, 2023; Market data as of October 2, 2023; Earnings multiples exceeding 20.0x or negative are considered “NM.”
Sources: S&P Global Market Intelligence, Factset.

Raymond James calculated various financial multiples for each company, including market value compared to GAAP (as defined below) book value, GAAP book value excluding accumulated other comprehensive income (“AOCI”) and GAAP last 12-month earnings, using publicly available consensus research earnings estimates for the selected companies for calendar years ending December 31, 2023 and 2024, referred to as CY2023E and CY2024E. The estimates published by research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the mean, median, 75th percentile and 25th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for the Company implied by the merger consideration. The results of the selected public companies analysis are summarized below:
	Price /		Price / earnings
	GAAP book value	GAAP book value ex AOCI	GAAP LTM	CY2023E	CY2024E
75th percentile	2.4x	1.1x	12.1x	9.6x	8.7x
Mean	1.6x	0.9x	8.2x	6.6x	5.8x
Median	1.0x	0.5x	6.9x	5.6x	4.3x
25th percentile	0.6x	0.4x	5.1x	3.3x	2.9x
Merger consideration	1.5x	1.2x	NM	2,151.9x	430.4x
Note: Earnings multiples that are negative are considered “NM.”
Furthermore, Raymond James applied the mean, median, reference low and reference high relative valuation multiples for each of the metrics to the Company’s actual financial results and the Projections and determined the implied equity price per share of Company Common Stock and then compared those implied equity values per share to the Merger Consideration of $11.43 per share. The results of this are summarized below:
	Price /		Price / earnings
	GAAP book value	GAAP book value ex AOCI	GAAP LTM	CY2023E	CY2024E
75th percentile	$18.95	$10.70	NM	$0.05	$0.23
Mean	$12.30	$8.16	NM	$0.04	$0.15
Median	$7.65	$5.14	NM	$0.03	$0.11
25th percentile	$4.96	$3.63	NM	$0.02	$0.08
Merger consideration	$11.43	$11.43	$11.43	$11.43	$11.43
Note: Share prices that are negative are considered “NM.”
Raymond James selected these 13 companies because Raymond James believed that, on balance, these companies, relative to other companies whose securities are listed on U.S. national securities exchanges, most closely approached the business conducted by the Company and were deemed sufficiently similar for purposes of Raymond James’s analysis. Raymond James’s selected company analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies compared and other factors that could affect the selected companies differently than they would affect the Company.

Selected Transaction Analysis
Raymond James analyzed publicly available information relating to 11 selected acquisitions of companies that closed or are pending from January 1, 2017 to October 2, 2023 and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis were:
	Deal value /			Deal value /			Selected Markets
Transaction	GAAP book value	GAAP book value ex AOCI	GAAP LTM earnings	STAT book value(1)	STAT NPW(1)	STAT LTM earnings(1)	Total Asssets (in millions)	Total LTM Revenue (in millions)	Deal Value (in millions)
Pending acquisition of American Equity Investment by Brookfield Reinsurance Ltd. (Pending; Announced Jun-2023)	1.6x	0.8x	8.5x	1.4x	NM	40.0x	$77,645	$2,658	$4,306
Pending acquisition of Midwest Holding Inc. by Antarctica Capital LLC (Pending; Announced May-2023)	4.0x	1.2x	9.3x	2.1x	0.3x	NM	$2,144	$66	$100
Acquisition of American National Group Inc. by Brookfield Asset Management Inc. (May-2022)	0.8x	0.8x	5.8x	0.9x	NA	NM	$30,873	$4,299	$5,111
Acquisition of Assurant’s Global Preneed Business by CUNA Mutual Holding Company (Aug-2021)	1.2x	2.8x	27.0x	NA	NA	NA	NA	NA	$1,250
Acquisition of Great American Life Insurance Co. by Massachusetts Mutual Life Insurance Co. (May-2021)	0.9x	1.2x	8.3x	1.2x	NM	19.0x	$48,571	$2,208	$3,500
Acquisition of FBL Financial Group, Inc. by Farm Bureau Property & Casualty (May-2021)	0.9x	1.4x	17.8x	NA	NA	NA	$10,901	$788	$1,488
Acquisition of Global Atlantic Financial Group by KKR & Co. (Feb-2021)	0.7x	1.0x	6.1x	1.4x	0.7x	19.0x	$125,768	$7,472	$4,354
Acquisition of FGL Holdings by Fidelity National Financial (Jun-2020)	1.0x	1.2x	8.9x	NA	NA	NA	$34,737	$1,178	$2,687
Acquisition of United Life Insurance Co. by Kuvare Holdings LP (Mar-2018)	1.4x	NA	NA	2.0x	NA	NM	NA	NA	$280
Acquisition of Pavonia Holdings (US) Inc. by GBIG Capital, LLC (Dec-2017)	1.3x	NA	NA	NA	NA	NA	$1,244	NA	$120
Acquisition of Fidelity & Guaranty Life by CF Corp. (Nov-2017)	1.0x	1.1x	10.8x	1.2x	0.7x	39.0x	$28,965	$1,530	$1,832
(1)	Based on statutory accounting principles – Book Value includes the capital and surplus of the consolidated insurance operations
Note: Net premiums written (“NPW”) and earnings multiples that are negative are considered “NM.” Items noted as “NA” are not publicly available / determinable.
Raymond James examined valuation multiples of transaction equity value compared to the target companies’ GAAP book value, GAAP book value excluding AOCI and GAAP earnings and transaction equity value plus target total debt compared to companies’ statutory (“STAT”) book value, STAT net premiums written and STAT earnings, in each case for the 12 months ended prior to closing of the transaction. Raymond James reviewed the mean, median, 75th percentile and 25th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for the Company implied by the Merger Consideration. Furthermore, Raymond James applied the mean, median, 75th percentile and 25th percentile relative valuation multiples to the Company’s GAAP book value, GAAP book value excluding AOCI, GAAP earnings, STAT book value, STAT net premiums written and STAT earnings to determine the implied equity price per share and then compared those implied equity values per share to the Merger Consideration of $11.43 per share. The results of the selected transactions analysis are summarized below:
	Deal value /			Deal value /
	GAAP book value	GAAP book value ex AOCI	GAAP LTM earnings	STAT book value	STAT NPW	STAT LTM earnings
75th percentile	1.4x	1.3x	14.3x	2.0x	0.7x	39.7x
Mean	1.3x	1.3x	11.4x	1.5x	0.6x	29.3x

	Deal value /			Deal value /
	GAAP book value	GAAP book value ex AOCI	GAAP LTM earnings	STAT book value	STAT NPW	STAT LTM earnings
Median	1.0x	1.2x	8.9x	1.4x	0.7x	29.0x
25th percentile	0.9x	0.9x	7.2x	1.2x	0.3x	19.0x
Merger consideration	1.5x	1.2x	NM	1.7x	3.0x	NM
Note: Earnings multiples that are negative are considered “NM.”
	Deal value /			Deal value /
	GAAP book value	GAAP book value ex AOCI	GAAP LTM earnings	STAT book value	STAT NPW	STAT LTM earnings
75th percentile	$10.86	$12.20	NM	$13.26	$2.78	NM
Mean	$10.41	$12.02	NM	$9.88	$2.19	NM
Median	$7.60	$11.00	NM	$9.32	$2.59	NM
25th percentile	$6.80	$8.43	NM	$8.11	$1.20	NM
Merger consideration	$11.43	$11.43	$11.43	$11.43	$11.43	$11.43
Note: Share prices that are negative are considered “NM.”
None of the selected transactions reviewed was identical to the Merger. However, Raymond James reviewed and analyzed certain transactions in the U.S. life insurance and annuities industry since 2017 for purposes of its analysis, which may be considered sufficiently similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transaction differently than they would affect the Merger.
Discounted Cash Flow Analysis
Raymond James analyzed the discounted present value of the Company’s projected free cash flows from September 30, 2023 through December 31, 2027 on a standalone basis using the Projections. Raymond James calculated levered free cash flows, defined as earnings plus incremental (decremental) net investment income from contributions and distributions from/to stockholders.
The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used fiscal year 2027 as the final year for the analysis and applied multiples ranging from 9.0x to 13.0x fiscal year 2027 net income and 0.90x to 1.30x fiscal year 2027 book value, selected by Raymond James upon the application of its professional judgment and expertise, in order to derive a range of terminal values for the Company in 2027.

The projected levered free cash flows and terminal values were discounted using rates ranging from 15.5% to 17.5%, which range was selected, upon the application of Raymond James’s professional judgment and expertise, to reflect the cost of equity capital associated with executing the Company’s business plan. This selected range reflects a 5.00% risk free rate for 20 year U.S. Treasury securities, which was then increased based upon a size premium of 6.37% and an equity risk premium of 5.50% for the Company, which were selected based on Raymond James’ professional expertise and judgment to reflect an estimate of the Company’s cost of equity capital. The resulting range of present equity values was divided by 14,875,000, the number of diluted shares outstanding, in order to arrive at a range of present values per share of Company Common Stock. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for Company Common Stock implied by the Merger Consideration. The results of the discounted cash flow analysis are summarized below:
Terminal value net income multiple method	Equity value / per share	Terminal value GAAP book value multiple method	Equity value / per share
Minimum (9.0x terminal multiple and 17.5% discount rate)	$2.72	Minimum (0.9x terminal multiple and 17.5% discount rate)	$4.02
Maximum (13.0x terminal multiple and 15.5% discount rate)	$3.98	Maximum (1.30x terminal multiple and 15.5% discount rate)	$6.00
Merger consideration	$11.43	Merger consideration	$11.43
Additional Considerations
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, or applying undue weight to one valuation methodology over another, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to the significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of the Company nor an opinion as to the price at which the Company’s common stock should trade or will trade in the future.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Board (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the Company stockholders of the merger consideration to be received by such stockholders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
Neither Raymond James’s opinion nor the analyses described above should be viewed as determinative of the views of the Board or its management with respect to the Company, Guarantor and their respective affiliates, or the merger. Raymond James did not recommend any specific amount of consideration to the Board or that any specific merger consideration constituted the only appropriate consideration for the merger. The Company placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
The terms of the Merger Agreement, including the Merger Consideration, were determined through arm’s length negotiations among the parties to the Merger Agreement, and the Board’s decision to approve the Merger Agreement was solely that of the Board. Raymond James’s Opinion was only one of many factors considered by the Board in its evaluation of the proposed Merger, and Raymond James’s Opinion should not be viewed as determinative of the views of the Board or its management with respect to the proposed Merger or the Merger Consideration.
The Opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on October 2, 2023, and any material change in such circumstances and conditions may affect the Opinion of Raymond James. Raymond James has no obligation to update, revise or reaffirm its opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its Opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
During the two years preceding the date of Raymond James’s written opinion, Raymond James has not been engaged by, performed services for or received any compensation from the Company except as set forth in Raymond James’s written opinion the full text of which is attached as Annex B. During the two years preceding the date of Raymond James’s opinion, Raymond James has not been engaged by, performed services for or received any compensation from Guarantor, Parent or their respective affiliates.
For services rendered in connection with the delivery of its opinion, the Company paid Raymond James a fee of $500,000 upon delivery of its opinion. The Company will also pay Raymond James a customary fee for advisory services in connection with the Merger of $1,530,000, all of which is contingent upon the closing of the Merger. The Company also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
The Company retained Raymond James to provide a fairness opinion in connection with the proposed merger based on Raymond James’s experience and reputation. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of the Company and those of Guarantor and those of their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to the Company, Guarantor and their respective affiliates, or other participants in the Merger in the future, for which Raymond James may receive compensation.
Certain Company Forecasts
The Company does not, as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain financial projections (the “Projections”) were prepared by the Company’s management and made available to the Board and Raymond James in connection with the Board’s exploration of strategic alternatives. Certain of these Projections were also provided to Parent and its financial advisor.
The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results reflected in the Projections will be realized or that actual results will not be significantly higher or lower than what is projected in the Projections. Since the Projections cover multiple periods, such information by its nature becomes less reliable with each successive period. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Form S-1 filed with the SEC on June 4, 2019, and the other reports the Company files with the SEC.
The Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared by the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Projections. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Projections to reflect (i) circumstances existing after the date when the Projections were prepared or (ii) the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Projections is shown to be inappropriate. By including a summary of the Projections in this information statement, none of the Company, Parent, Merger Sub or their respective affiliates, advisors or other representatives makes any representation to any person regarding the ultimate performance of the Company or the surviving corporation compared to the information contained in the Projections and should not be read to require such persons to do so.
Nonetheless, a summary of the Projections is provided in this information statement only because the Projections were made available to Parent and its financial advisor and also to the Board and Raymond James and the Board’s other advisors. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.
Unaudited Forecasted Consolidated Income Statement (Unaudited) ($m)(1)
	2023E	2024E	2025E	2026E	2027E
Net insurance premiums	$100.2	$93.1	$91.4	$92.8	$96.6
Net investment income	17.0	17.6	17.9	17.6	17.5
Net realized investment (losses) gains	(0.9)	—	—	—
Other-than-temporary-impairment		—	—	—
Earned commissions	59.6	69.3	78.0	82.3	91.1
Other income	5.1	6.7	8.2	10.6	10.4
Total revenues	$181.0	$186.7	$195.5	$203.3	$215.6
Life, annuity and health claim benefits	69.6	69.1	70.0	70.8	73.1
Operating costs and expenses	94.9	101.7	107.0	111.1	115.9
Amortization of DAC	16.4	15.4	15.7	16.5	17.4
Total benefits and expenses	$180.9	$186.2	$192.7	$198.4	$206.4
Pre-tax income	0.1	0.5	2.8	4.9	9.2
Income tax expense	0.0	0.1	0.6	1.0	1.9
Net profit	$0.1	$0.4	$2.2	$3.9	$7.3
(1)	Forecasts utilize an income tax rate of 21% and exclude $3 million to $5 million in potential transaction costs.
Interests of Our Directors and Executive Officers in the Merger
The Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.
For purposes of each of the Company and Apex plans and agreements described below, the completion of the Merger will constitute a “change in control”, “change of control” or term of similar meaning with respect to the Company or Apex, as applicable
Accelerated Vesting, Eligibility to Receive Amounts Distributable with respect to the Apex Profits Interests granted under the EI Plan, and Establishment and Allocation of an Equity-Based Bonus Pool
The Apex 2019 Equity Incentive Plan (the “EI Plan”), as amended, and corresponding award agreements provide that in connection with a change in control of the Company, including the Merger:
•
Each profits interest (Class B Unit and Class B Priority Unit) of Apex that is outstanding immediately prior to the Effective Time will fully vest and be eligible to receive the amounts distributable with respect to such units.

•
To the extent there remains unallocated any portion of the profits interests reserved for issuance under the EI Plan immediately preceding a change in control of the Company, Apex will establish a cash bonus pool representing the amount that would have been paid pursuant to such unallocated profits interests, and Apex will allocate such cash bonus pool to participants in the EI Plan, including the Company’s directors and executive officers.

Quantification of Outstanding EI Plan Equity and Equity-Based Awards
The table below sets forth the estimated amounts that each director and executive officer of the Company would be eligible to receive (without subtraction of applicable withholding taxes, if any) in connection with the Merger with regard to Class B Units and Class B Priority Units of Apex held by the director or executive officer and allocation of the change in control cash bonus pool. Each outstanding, unvested Class B Unit or Class B Priority Unit award will become vested in accordance with its terms in connection with the completion of the Merger.
	Apex Profits Interests		Apex Change in Control Award Pool	Total Value ($)
Name	Profits Interests (#)(1)	Value ($)	Value ($)
Executive Officers
Mr. Hohmann	146,146	800,000	100,000	900,000
Mr. Harkensee	51,151	280,000	35,000	315,000
Ms. Balsan	146,146	800,000	20,000	820,000
Mr. Buchanan	36,536	200,000	25,000	225,000
Mr. Drollette	116,920	640,000	30,000	670,000
Mr. Kim	29,229	160,000	20,000	180,000
Non-Employee Directors
Ms. Zimmerman	36,536	200,000	25,000	225,000
Mr. Ashe	29,229	160,000	20,000	180,000
Mr. Hemmings	23,383	128,000	16,000	144,000
Mr. Perry	7,307	40,000	5,000	45,000
Mr. Rahe	—	—	—	—
(1)	Represents Apex profits interests for which vesting will be accelerated in connection with the Merger.
Payments to Executives upon Termination Following Change in Control
Executive Officer Severance
Each of the Company’s current executive officers is eligible to receive severance payments and benefits upon a qualifying termination of employment that occurs during a specified period before or after the completion of the Merger in accordance with the terms of the Company’s Change in Control Severance Benefits Plan (the “CIC Severance Plan”), as applicable. The receipt of such severance payments and benefits is conditioned upon the executive officer’s execution of a separation agreement and general release of claims in favor of the Company.
Pursuant to the CIC Severance Plan, each of the Company’s current executive officers is eligible to receive severance payments and benefits in connection with a change in control of the Company, if their employment is terminated due to an Involuntary Termination or a Constructive Termination (as each is defined below) that occurs within 12 months following the effective date of a change in control, or an Involuntary Termination that occurs within 12 months prior to a change in control. If the executive experiences such a termination of employment, then such executive will be eligible to receive the following payments and benefits:
1.
an amount equal to two times the executive’s annual base salary immediately preceding the change in control (or as increased thereafter), payable in substantially equal installments over 24 months commencing 60 days following the date of termination of employment;

2.
an amount equal to two times the product of the executive’s average annual cash bonus percentage from the last three fiscal years multiplied by his or her annual base salary immediately preceding the change in control (or as increased thereafter), payable in a lump sum 60 days following the date of termination of employment;

3.
if such executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of the Company’s portion of the premium payments for such executive officer’s medical, dental and vision coverage that the Company paid prior to the termination of employment for a period of up to 12 months following such termination, or until such executive receives coverage by a medical, dental or vision plan of a subsequent employer;

4.	reimbursement of the cost of obtaining comparable life and long-term disability insurance coverage that the employee was provided before the termination for a period up to 24 months; and
5.	the immediate vesting of all accrued benefits under the Company’s incentive and bonus plans, including the annual bonus program.
The CIC Severance Plan further provides that payments made to an executive will be reduced by any other severance received by such executive pursuant to any other policy, plan program or arrangement, including any statutory entitlements to advance notice or payment. In addition, if any executive would be subject to the excise tax imposed on “parachute payments” in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then those payments will be reduced to the extent necessary such that no portion of the payments is subject to the excise tax. The Company may, however, following its further analysis on the economic impact and with Parent’s prior written consent, amend the CIC Severance Plan to provide that such reduction for purposes of Section 280G of the Code will only apply to the extent that the net-after-tax amount reflecting such reduction would be greater than the amount the executive would be entitled to absent such reduction on an after-tax basis (including the excise tax imposed on the executive).
The CIC Severance Plan generally defines “Involuntary Termination” as an involuntary termination of an eligible employee’s employment by the Company that constitutes a “separation from service” within the meaning of Section 409A of the Code other than for one of the following reasons: (i) a refusal or failure to follow the lawful and reasonable directions of the Board or individual to whom the eligible employee reports, which refusal or failure is not cured within 30 days following delivery of written notice of such conduct to the eligible employee; (ii) a material failure by the eligible employee to perform his or her duties in a manner reasonably satisfactory to the Board that is not cured 30 days following delivery of written notice of such failure to the eligible employee; or (iii) a conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.
The CIC Severance Plan generally defines “Constructive Termination” as a voluntary termination of employment by an eligible employee that constitutes a “separation from service” within the meaning of Section 409A of the Code after one of the following is undertaken without the eligible employee’s express written consent: (i) the assignment to the eligible employee of duties or responsibilities that results in a material diminution in the eligible employee’s authority, duties or responsibilities as in effect immediately prior to the change in control; provided, however, that (a) a change in the Eligible Employee’s title or reporting relationships by itself shall not provide the basis for a Constructive Termination and (b) a change in the Eligible Employee’s authority, duties or responsibilities occurring automatically due to the Company ceasing to be a publicly-traded company shall not provide the basis for a Constructive Termination; (ii) any decrease in base salary, as in effect immediately prior to the change in control (or as increased thereafter); (iii) a change in the eligible employee’s business location of more than five miles from the business location immediately prior to the change in control; or (iv) a material breach by the Company of any provisions of the CIC Severance Plan or any enforceable written agreement between the Company and the eligible employee; or the failure of the Company to arrange for the assumption of the CIC Severance Plan by its successor or assign.

Quantification of Severance Payments to Executive Officers
The following table summarizes the payments and benefits that each executive officer would be entitled to receive under the CIC Severance Plan described in this “Payments to Executives upon Termination Following Change in Control” section, assuming that each executive officer experiences a simultaneous qualifying termination of employment on the date that the Merger occurs. For purposes of the following table, it is assumed that the Merger will occur in the first half of calendar year 2024. The following table does not replicate information already disclosed in the table above under the heading “Quantification of Outstanding EI Plan Equity and Equity-Based Awards.”
Name	2x Base Salary ($)(1)	Bonus- Related Payment ($)(2)	COBRA Premiums(3)	Life and Long-Term Disability Insurance(4)	Acceleration and Payment of Outstanding Awards(5)	Total ($)
Executive Officers
Mr. Hohmann	1,534,700	916,037	12,053	1,320	—	2,464,110
Mr. Harkensee	900,000	381,451	12,053	1,320	—	1,294,824
Ms. Balsan	1,010,000	765,000	11,896	1,320	112,500	1,900,716
Mr. Buchanan	700,000	279,181	18,735	1,320	—	999,236
Mr. Drollette	700,000	193,537	18,735	1,320	—	913,592
Mr. Kim	760,000	306,379	18,735	1,320	—	1,086,434
(1)
Represents an amount equal to two times the executive officer’s annual base salary immediately preceding the change in control (or as increased thereafter) payable to the executive officer under the terms of the CIC Severance Plan, as described in more detail under the section entitled “Executive Officer Severance.”

(2)
Represents an amount equal to two times the product of the executive officer’s average annual bonus percentage over the last three years multiplied by the executive officer’s annual base salary immediately preceding the change in control (or as increased thereafter), payable to the executive officer under the terms of the CIC Severance Plan, as described in more detail under the section entitled “Executive Officer Severance.”

(3)
Represents the estimated value of subsidized COBRA coverage for each of the executive officers for a period of 12 months following the date of such executive officer’s qualifying termination, as described in more detail under the section entitled “Executive Officer Severance.”

(4)
Represents the estimated value of reimbursements of the cost of obtaining life and long-term disability insurance comparable to the life and long-term disability benefits provided by the Company’s plans in which the executive officer participated immediately prior to the termination, as described in more detail under the section entitled “Executive Officer Severance.”

(5)
Represents the value of accelerated vesting and payment of benefits under the Company’s incentive and bonus plans, in which the executive officer participated immediately prior to the termination that have not yet vested, as described in more detail under the section entitled “Executive Officer Severance.” The amount shown for Ms. Balsan will be accelerated and paid upon the closing of the Merger, regardless of whether she experiences a qualifying termination of employment.

2023 Executive Short-Term Incentive Plan Guarantee in Connection with a Change in Control
Pursuant to the Company’s 2023 Executive Short-Term Incentive Plan, if a change in control transaction occurs, officers and employees eligible to participate in such plan will receive no less than the target level bonus available pursuant to the plan, regardless of actual performance.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement provides that, from and after the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify, defend and hold harmless to the fullest extent permitted by Delaware law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement and permitted by the DGCL all directors and officers of the Company and its current subsidiaries at or prior to the Effective Time (the “Indemnified Parties”) for any acts or omissions occurring at or prior to the Effective Time.
In addition, for a period of six years after the Effective Time, Parent and the surviving corporation will maintain directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to the Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as the coverage provided under the Company’s current directors’ and officers’ insurance policy; provided, however, that in no event will Parent or the surviving corporation be required to expend in any one year an amount in excess of 200% of the current annual premiums paid by the Company for such insurance (the “Maximum Premium”). If the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the surviving corporation will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the Maximum Premium. In lieu of the foregoing insurance coverage, the Company may purchase, or if requested by Parent, the Company will purchase, prior to the Effective Time, a six year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above; provided that the Company does not pay more than the Maximum Premium for the coverage period for such tail insurance policy.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, the shares of Company Common Stock will be delisted from the Nasdaq Capital Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of the Company Common Stock.
U.S. Federal Income Tax Consequences of the Merger
The following is a general summary of the anticipated U.S. federal income tax consequences to U.S. Holders of the exchange of shares of Company Common Stock for cash pursuant to the Merger. This discussion is based on the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax consequences significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (the “IRS”) or any other taxing authority with respect to any of the U.S. federal income tax consequences summarized herein, and there can be no assurance that the IRS will not challenge any of the consequences summarized herein, or that a court will not sustain any such challenge by the IRS.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of shares of Company Common Stock that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds shares of Company Common Stock, you should consult your own tax advisor regarding the tax consequences of the exchange of shares of Company Common Stock for cash pursuant to the Merger.
This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of holders that are subject to special treatment under the U.S. federal income tax laws, such as (i) banks, financial institutions or insurance companies, (ii) regulated investment companies or real estate investment trusts, (iii) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (v) holders that exercise appraisal rights in connection with the Merger, (vi) holders that acquired shares of common stock in connection with the exercise of employee stock options or otherwise as compensation for services, (vii) holders that own shares of common stock as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (viii) holders that are liable for the “alternative minimum tax” under the Code, (ix) U.S. Holders whose functional currency is not the United States dollar or (x) holders who are not U.S. Holders. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to holders that hold their shares of Company Common Stock as capital assets (generally, property held for investment).
STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN

PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.
The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in its shares of Company Common Stock. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of common stock exchanged were held for more than one year as of the date of exchange. Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of shares of Company Common Stock (i.e., shares of common stock acquired for the same cost in the same transaction) exchanged for cash pursuant to the Merger.
Regulatory Approvals
The insurance laws and regulations of the state of Illinois, where the Company’s insurance company subsidiaries are domiciled, require that, prior to the acquisition of control of an insurance company domiciled in Illinois, the acquiring company must obtain the approval of the Illinois Department of Insurance.
The Merger will also require prior notification of the Merger to, and no opposition by, The Autorité des marchés financiers, approval of the change of ownership of one of the Company’s insurance intermediary subsidiaries by the Texas Department of Insurance and the expiration of the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).
While we believe that the Company and Parent will receive the approvals, non-disapprovals and clearances from governmental authorities described above that are prerequisites to the consummation of the Merger under the Merger Agreement and applicable law, the Company and Parent may not obtain all such approvals.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information.”
Explanatory Note Regarding the Merger Agreement
The Merger Agreement has been included to provide investors and security holders with information regarding its terms. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Guarantor or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Form of Merger
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent.
Consummation and Effectiveness of the Merger
The Merger will become effective upon Parent filing the certificate of merger with the Delaware Secretary of State. The closing of the Merger will occur on the date that is the fifth business day after the satisfaction or waiver of the conditions to consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).
Consideration to be Received in the Merger
Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than appraisal shares, shares held by the Company as treasury or shares owned by Parent, Merger Sub, or the Company (which will be canceled and retired and cease to exist and no payment or distribution will be made with respect thereto), will automatically be canceled and converted into the right to receive the Merger Consideration, upon surrender of each respective share certificate to the paying agent engaged in connection with the Merger (the “Paying Agent”) (and automatically in the case of book-entry shares, subject to compliance with the Paying Agent’s customary procedures with respect to book-entry securities).
Appraisal Shares
Appraisal shares will not be converted into the right to receive the Merger Consideration, but, instead, holders of appraisal shares will be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL. If any such holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s appraisal shares under the DGCL will cease and such appraisal shares will be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Merger Consideration without interest or any other payments. The Company will serve prompt notice to Parent of any demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent will have the right to direct all negotiations and proceedings with respect to such demands; provided that Parent shall not be permitted to require any payment to be made with respect, or any settlement of, such demands prior to the closing of the Merger. The Company will not, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
Exchange Procedures
As promptly as practicable and in any event within two business days after the Effective Time, the Paying Agent will mail to each holder of record of a share certificate or share certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock subsequently converted into the right to receive the Merger Consideration, a letter of transmittal that (i) specifies that delivery will be effected and risk of loss and title to the certificates will pass only upon proper delivery of the certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement), (ii) will be in such form and have such other provisions as the surviving corporation may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time) and instructions for use in effecting the surrender of the certificates in exchange for the applicable Merger Consideration payable in accordance with the Merger Agreement.
Upon surrender to the Paying Agent of a share certificate for cancellation, together with a duly completed and executed letter of transmittal and any other documents reasonably required by the Paying Agent or the surviving corporation, (i) the holder of such share certificate will be entitled to receive, in exchange for such share certificate, the Merger Consideration that such holder has the right to receive and (ii) the surrendered share certificate will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the certificates. Until surrendered as contemplated by the Merger Agreement, each such certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.
Any holder of uncertificated shares in book-entry form will not be required to deliver a certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each holder of record of one or more book-entry shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration will automatically upon the Effective Time (or, at any later time at which such book-entry shares would be so converted) be entitled to receive, and Parent will cause the Paying Agent to pay and deliver as promptly as practicable (and in any event within three business days after the Effective Time), the Merger Consideration to which such holder is entitled to receive. Notwithstanding the foregoing, surrender of any book-entry shares of Company Common Stock must be effected in accordance with the Paying Agent’s customary procedures with respect to book-entry securities.
In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the share certificate representing such shares of Company Common Stock is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.
Parent, the surviving corporation, any affiliates of the foregoing, or the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock or appraisal shares such amounts as are required to be deducted and withheld pursuant to any applicable tax laws. Prior to any such deduction or withholding, Parent will, and will cause the applicable withholding agent to, provide the applicable holder of Company Common Stock a reasonable opportunity to provide any required certifications or other documentation to reduce or eliminate any such deduction or withholding.

Representations and Warranties
The Merger Agreement contains customary representations and warranties of Parent, Merger Sub and the Company, including representations and warranties relating to, among other things:
•	organization and good standing;
•	due authorization, execution, delivery and enforceability of the Merger Agreement;
•	absence of conflicts with the parties’ governing documents, applicable laws and contracts;
•	absence of pending or, to the knowledge of the respective parties, overtly threatened litigation that would reasonably be expected to have a material adverse effect on the respective parties;
•	matters relating to brokers and finders’ fees;
•	accuracy of information supplied by each of Parent and the Company in connection with this information statement; and
•	compliance with laws.
In addition, the Merger Agreement contains the following customary representations and warranties of the Company:
•	capitalization;
•	ownership of the Company’s subsidiaries;
•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;
•	compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;
•
absence of any change or events that has had or would reasonably be expected to have a Company Material Adverse Effect since December 31, 2021 and conduct of business in the ordinary course since December 31, 2021;

•	matters related to the Company’s insurance subsidiaries;
•	matters related to the Company’s statutory statements and examination reports by any governmental authority;
•	matters related to insurance business and regulation;
•	matters related to reinsurance;
•	matters related to investment assets;
•	filing of tax returns, payment of taxes and other tax matters;
•	ownership and use of real property;
•	employee benefit plans and matters relating to ERISA;
•	labor and employment matters;
•	ownership and use of intellectual property;
•	insurance matters;
•	the receipt of a fairness opinions from Raymond James;
•	compliance with environmental laws and regulations;
•	material contracts; and
•
Board approval of the Merger Agreement and the Merger, including the determination that the Merger is advisable and that the terms are fair to, and in the best interest of, the Company stockholders, as well as a Board resolution to recommend that the Company stockholders approve and adopt the Merger Agreement and the Merger.

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub:
•	the existence of sufficient funds to consummate the Merger;
•	formation of Merger Sub solely for the purpose of the transactions contemplated in the Merger Agreement and the interim operations of Merger Sub; and
•	matters related to required votes and approvals.
Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality,” “Company Material Adverse Effect” or “Parent Material Adverse Effect.”
The Merger Agreement provides that a “Company Material Adverse Effect” means, with respect to the Company, state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to (i) prevent, materially impair or materially delay the Company’s ability to consummate the transactions contemplated by the Merger Agreement or the performance by the Company of any of its material obligations under the Merger Agreement or (ii) result in a material adverse effect on the financial condition, business, operations, assets and liabilities (considered together) or continuing results of operations of the Company and its subsidiaries, taken as a whole. With respect to clause (ii) of the prior sentence, none of the following, either alone or in combination, will constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:
•	changes or conditions generally affecting the insurance or reinsurance industries in which the Company and its subsidiaries operate;
•
general economic or regulatory or legislative conditions or securities, credit, financial or other capital markets conditions, including any changes in the value of the investment assets owned by an insurance subsidiary of the Company resulting therefrom;

•
changes or proposed changes in applicable law, GAAP or statutory accounting principles (“SAP”) or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing, including any changes in capital requirements for insurance companies required by applicable law or mandated by any governmental authority, but not including any prescribed or permitted practices specific to Fidelity Life Association;

•
any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any pandemic, cyberattack, natural disaster or other act of nature;

•
any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, premiums written, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, premiums written, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Stock, in and of itself (but not the underlying cause thereof);

•
the announcement of the Merger Agreement and the transactions contemplated by the Merger Agreement or the pendency of the Merger or the identity of the parties to the Merger Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any policyholders, customers, suppliers, reinsurers, agents, brokers, partners, officers or employees of the Company and its subsidiaries;

•
any actions taken or omitted to be taken in accordance with the express terms of the Merger Agreement to obtain any consent, approval, authorization or waiver under applicable law in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•
the entering into and performance of the Merger Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of Parent or Merger Sub;

•	the effects of any breach, violation or non-performance of any provision of the Merger Agreement by Parent or any of its affiliates; or
•
any downgrade or potential downgrade of the credit, financial strength, claims paying ability or other ratings of the Company, any of its subsidiaries or its outstanding debt (but not the underlying cause thereof).

Certain effects, changes, events, circumstances or developments listed in each of the first, second, third and fourth bullets above may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent any such effect, change or event has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, relative to other participants engaged primarily in the industries or markets in which the Company and its subsidiaries operate. In such case, only the incremental disproportionate effect or effects may be taken into account when determining whether a Company Material Adverse Effect has occurred.
The Merger Agreement also provides that a “Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any state of facts, change, development, event, effect, condition or occurrence that would reasonably be expected to, individually or in the aggregate, cause a failure of, or a material impairment or delay in, the ability of Parent to perform its material obligations under the Merger Agreement.
Conduct of Business by the Company Prior to Consummation of the Merger
The Company agrees that during the period from the date of the Merger Agreement until the closing or earlier termination of the Merger Agreement, except as otherwise expressly contemplated by the Merger Agreement, as set forth in the confidential disclosures the Company delivered in connection therewith, as required in connection with any contagion event, as required by law or order, or with the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned) (i) the Company will and will cause each of its subsidiaries to conduct their respective businesses and operations in the ordinary course of business consistent with past practices in all material respects, (ii) subject to the limitations, restrictions and prohibitions set forth in the Merger Agreement, the Company will use its reasonable best efforts to preserve intact its business organization, goodwill and assets, and to preserve its present relationships with governmental authorities and other key third parties, including customers, reinsurers, producers, distributors, suppliers and other persons with whom the Company and its subsidiaries have business relationships and (iii) the Company will not and will cause its subsidiaries not to:
•
declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries’ capital stock, other than any dividends or distributions by a subsidiary of the Company to the Company or to any other subsidiary of the Company;

•
adjust, split, combine, subdivide or reclassify any of its capital stock or that of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its subsidiaries;

•
repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any right to acquire such capital stock (including securities convertible for shares of such capital stock);

•
issue, grant, deliver, offer, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or option, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other voting or equity interests of any class or series of the Company or its subsidiaries;

•	amend the Company’s certificate of incorporation or bylaws or the equivalent organizational documents of the Company’s subsidiaries;
•
purchase an equity interest in, or a substantial portion of the assets of, any person or any division or business thereof, if the amount of the consideration paid or transferred by the Company and its subsidiaries would exceed $500,000 for any individual transaction or $1,500,000 in the aggregate for all such transactions, or merge or consolidate with any person, in each case, other than (i) any such action solely between or among the Company and its subsidiaries, (ii) pursuant to the investment policies and guidelines of the Company or any of its subsidiaries or (iii) the acquisition of investment assets in the ordinary course of business consistent with past practice;

•
sell, lease, transfer, license, encumber or otherwise dispose of any of its properties or assets (including capital stock of any subsidiary of the Company, but excluding intellectual property) other than (i) sales or other dispositions of assets in the ordinary course of business consistent with past practice, (ii) solely of assets pursuant to the investment policies and guidelines of the Company or any of its subsidiaries, (iii) sales or other dispositions of assets utilized in the operations of the Company or its subsidiaries the total value of which does not exceed $500,000 for any single transaction or $1,500,000 in the aggregate for all such transactions, (iv) sales or other dispositions of obsolete assets that are no longer used or useful in the conduct of the business of the Company or any of its subsidiaries or (v) pursuant to contracts in effect on the date of the Merger Agreement (or entered into after the date of the Merger Agreement in compliance with the Merger Agreement);

•
sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material intellectual property, other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice, or disclose to any person any non-public material intellectual property, except in the ordinary course of business consistent with past practice pursuant to written obligations of non-disclosure and non-use;

•
incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, other than (i) borrowings under the Company’s existing facility not in excess of $3,000,000, (ii) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date of the Merger Agreement, (iii) indebtedness incurred solely between the Company and any of its subsidiaries or solely between the Company’s subsidiaries or (iv) any additional indebtedness the total value of which does not exceed $250,000 in the aggregate;

•
make any loans, advance or capital contributions to, or investments in, any person, other than (i) the Company or any of its wholly owned subsidiaries, or (ii) pursuant to the investment policies and guidelines of the Company or any of its subsidiaries as of the date of the Merger Agreement in the ordinary course of business consistent with past practice;

•
other than in connection with claims under insurance or reinsurance contracts, settle, commence or discharge any material action made or pending against the Company or any of its subsidiaries, or any of their respective directors or officers in their capacities as such, other than any settlements (i) in the ordinary course of business consistent with past practices or (ii) (A) for amounts not to exceed, for any such settlement individually, $500,000, and for all such settlements in the aggregate, $1,500,000 and (B) that would not reasonably be likely to prohibit or materially restrict the Company and its subsidiaries from operating their business following the closing of the Merger;

•
make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of reserves), (ii) to the investment policies and guidelines of the Company or any of its subsidiaries in effect on the date of the Merger Agreement or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company insurance subsidiary, in each case, except as required by GAAP or SAP;

•
except as required by a Company benefit plan existing and in effect as of the date of the Merger Agreement, (i) grant any equity or equity-based awards in respect of the capital stock or other securities of the Company or any of its subsidiaries to any current or former director, officer, employee or other service provider of the Company or any of its subsidiaries, (ii) grant any increases in the compensation or benefits payable or available to any current or former director, officer, employee or other service provider of the Company or any of its subsidiaries, (iii) make any grant of, or increase, any severance, retention, change in control, termination or similar compensation or benefits payable to any current or former director, officer, employee or other service provider of the Company or any of its subsidiaries, (iv) accelerate the time of payment or vesting of, or the lapsing of material restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company benefit plan, (v) establish, adopt, enter into, terminate or amend any Company benefit plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Company benefit plan if it were in existence as of the date hereof, (vi) loan or advance any money or other property to any current or former director, officer, employee or other service provider of the Company or any of its subsidiaries (other than routine advancement of business expenses in the ordinary course of business), or (vii) materially amend or modify any performance criteria, metrics or targets under any Company benefit plan such that, as compared to those criteria, metrics or targets under any Company benefit plan in effect as of the date of the Merger Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;
•
(i) hire or make an offer to hire any person to be an officer or employee of the Company or any of its subsidiaries or engage or make an offer to engage any other service provider to provide services to any Company or any of its subsidiaries, other than the hiring of employees or engagement of service providers with annual base pay or fee not in excess of $200,000 in the ordinary course of business consistent with past practice and on the same or substantially similar terms and conditions of employment as similarly-situated employees of the Company and its subsidiaries and not otherwise in contravention of the Merger Agreement, including the provision described above, (ii) promote or terminate (other than for cause) the employment or engagement of, any employee or other service provider (retroactively or otherwise), in each case, with annual base pay or fee in excess of $200,000 or (iii) affirmatively waive the restrictive covenant obligations of any current or former employee of the Company or any of its subsidiaries;

•
(i) enter into any collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization, or (ii) recognize or certify any labor union, works council, trade union, labor association other employee representative organization, or group of employees of the Company or any of its subsidiaries as the bargaining representative for any employees of the Company or any of its subsidiaries;

•
make or change any material tax election, obtain or request any tax ruling, settle or compromise any material tax liability, change its method of accounting, file any material amended tax return, fail to file any material tax return when due, surrender any right to claim a tax refund, offset or other material reduction in tax liability or enter into any tax sharing, closing or similar agreement in respect of taxes, in each case, to the extent that doing so would reasonably be likely to result in a material incremental cost to Parent, the Company or any of its subsidiaries after the closing of the Merger;

•
(i) commute, materially amend or assign or waive any material rights under any material contract or reinsurance contract, other than in the ordinary course of business consistent with past practice or (ii) enter into any contract that if in effect as of the date of the Merger Agreement would be a material contract or reinsurance contract if the Company or any of its subsidiaries would be required to post collateral to secure its liabilities under such contract in excess of the amount required by applicable law for the ceding company to receive full credit for the reserves ceded thereunder;

•
authorize, recommend, propose, enter into or adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of its subsidiaries;

•
make, commit to make or authorize any capital expenditures that are in excess of (i) 110% of the individual line items of, or (ii) 105% of the aggregate amount of capital expenditures scheduled to be made in, the capital expenditure budget provided to Parent by the Company for the period indicated therein, other than emergency capital expenditures in the event that the Company determines in its reasonable judgment, after consultation with Parent, that such capital expenditures are necessary to maintain its ability to operate its businesses in the ordinary course or for the safety of individuals, assets or the environment;

•	(i) modify, amend, terminate, assign or waive any material rights of the Company or any of its subsidiaries under any related party transaction or (ii) enter into any related party transaction;
•
enter into a new business outside of (i) the existing business of the Company and its subsidiaries or (ii) any new business that is complementary to the existing business of the Company and its subsidiaries;

•	enter into any agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;
•	modify, waive, terminate or voluntarily abandon, fail to renew, let lapse or otherwise change, any material permit or any material insurance licenses of the Company’s insurance subsidiaries;
•
(i) enter into any agreement or commitment for the purchase, acquisition, sale, lease, sublease, license, sublicense, occupancy or other direct or indirect transfer of any real property or any interest therein (other than in the ordinary course of business consistent with past practice), (ii) acquire any fee simple title to, or interest in, real property or (iii) materially amend or modify, voluntarily terminate or rescind, exercise or decline any material option, or request or grant any material waiver under any Company lease; or

•	authorize, agree or commit to taking any action described in the above bullet points.
Regulatory Filings; Best Efforts
The Company, Guarantor, Parent and Merger Sub will use reasonable best efforts to:
•
(i) obtain all necessary consents, approvals, authorizations or waivers from governmental authorities and making all necessary registrations, filings and notices with any governmental authority (including under insurance laws and the HSR Act) and (ii) execute and deliver any additional agreements, documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement, in each case, except as would, or would reasonably be expected to, constitute or result in a Burdensome Condition (as defined below);

•
take any and all actions necessary to avoid each and every impediment under any applicable law that may be asserted by, or any order that may be entered by, any governmental authority with respect to the Merger Agreement, the Merger or any other transaction contemplated thereby so as to enable the closing to occur as promptly as practicable, including using reasonable best efforts in (A) taking all actions otherwise necessary, proper or appropriate to (i) obtain all consents, approvals, authorizations or waivers of governmental authorities required to consummate the transactions contemplated by the Merger Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any governmental authority with respect to the Merger or any other transaction contemplated by the Merger Agreement and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated by the Merger Agreement and (B) proffering to governmental authorities to take such actions, in each case, except as would constitute or result in a Burdensome Condition;

•
within 20 business days of the date of the Merger Agreement, Parent and Guarantor will: (i) file, or cause to be filed, a “Form A” Acquisition of Control Statement, together with all exhibits, affidavits and certificates, with the Illinois Department of Insurance;

•	within 20 business days of the date of the Merger Agreement, Guarantor will file a notification of the Merger with The Autorité des marchés financiers (the “AMF Filing”); and
•
within 20 business days of the date of the Merger Agreement, the Company and Parent will file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated by the Merger Agreement and requesting early termination of the waiting period under the HSR Act.

Each of Guarantor, Parent, Merger Sub and the Company have agreed:
•
to consult and cooperate with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of governmental authorities necessary to consummate the transactions contemplated by the Merger Agreement, and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers;

•
that Parent and the Company will have the right to review in advance, subject to redaction of personally identifiable information, and, to the extent practicable, and subject to any restrictions under applicable law each will consult the other on, any filing made with, or written materials submitted to, any governmental authority or any third party in connection with the transactions contemplated by the Merger Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon;

•
Parent and the Company will promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable laws and subject to redaction of personally identifiable information;

•
to promptly advise each other upon receiving any communication from any governmental authority whose consent, approval, authorization, waiver or exemption is required for consummation of the transactions contemplated by the Merger Agreement, including promptly furnishing each other copies of any written or electronic communications, and promptly advising each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned;

•
not to permit any of their respective directors, officers, employees, partners, members, shareholders or any other representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any governmental authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Merger Agreement unless it consults with the other in advance and, to the extent permitted by applicable law and by such governmental authority, gives the other party the opportunity to attend and participate in such meeting, except to the extent related to any filings with the Toronto Stock Exchange or the AMF Filing;

•
that Parent and Merger Sub will not amend, revoke or refile any filing, submission, application, notification or report form or extend any applicable waiting or review periods or enter into any agreement with a governmental authority to delay or not to consummate the transactions contemplated hereby, except as required by applicable law or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed;

•
to not disclose any sensitive, personal or privileged information in connection with obtaining all necessary approvals, authorizations or waivers from governmental authorities for the Merger and the other transactions contemplated by the Merger Agreement; and

•
that Parent and Guarantor shall promptly provide, or cause to be provided, all copies of existing agreements and documents, instruments, affidavits, statements or information that may be required or requested by any governmental authority relating to Parent and its affiliates or any persons who are deemed or may be deemed to “control” Parent within the meaning of applicable insurance laws (including Guarantor), including its or their structure, ownership, businesses, operations, jurisdiction of domicile, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, general or limited partners, members or shareholders and the transactions contemplated by the Merger Agreement and such other matters as may be required or requested by such governmental authority, in each case, in connection with obtaining all necessary approvals, authorizations or waivers from governmental authorities for the Merger and the other transactions contemplated by the Merger Agreement.

Burdensome Condition
The obligations of the parties described above in the section “Regulatory Filings; Best Efforts” will not require Parent or Guarantor to be obligated by a governmental authority in connection with obtaining a required regulatory approval to take or refrain from taking or to agree to Parent, Guarantor, their respective subsidiaries and affiliates or the Company or its subsidiaries taking or refraining from taking any action or to suffer to exist any limitation, action, restriction, condition, requirement or arrangement, which, individually or together with all other such limitations, actions, restrictions, conditions, requirements or arrangements, would, or would reasonably be expected to:
•	result in a Company Material Adverse Effect or materially change the manner in which the Company has conducted its business in the ordinary course, including any change to its place of operations; or
•
(A) be material and adverse to Guarantor and its subsidiaries (other than the Company and its subsidiaries), taken as a whole, or (B) change the manner in which Guarantor or any of its subsidiaries (other than the Company and its subsidiaries) has conducted its business operations in the ordinary course in a manner that, individually or in the aggregate, is material and adverse to Guarantor and its subsidiaries (other than the Company and its subsidiaries), taken as a whole, in each case, assuming that Guarantor and its subsidiaries are deemed a consolidated group of entities the same size and scale (financially and otherwise) as Parent and its subsidiaries, taken as a whole (each, a “Burdensome Condition”).

Written Consent
Immediately after the execution of the Merger Agreement, the Company was required to take all actions necessary to seek and obtain the irrevocable Written Consent of Apex in accordance with the DGCL and the Company’s certificate of incorporation and bylaws. As promptly as practicable after receipt of the Written Consent, (i) the Company was required deliver to Parent a copy (including by facsimile or other electronic image scan) of the executed Written Consent and (ii) use reasonable best efforts to cause each of the Waiving Stockholders to execute and deliver to the Company and Parent an irrevocable waiver of all rights of such Waiving Stockholder to demand of appraisal of his shares of Company Common Stock pursuant to Section 262 of the DGCL in connection with the Merger (the “Appraisal Waivers”) promptly following delivery of the Written Consent. On October 3, 2023, following the execution of the Merger Agreement, the Written Consent was delivered and the Waiving Stockholders subsequently delivered the Appraisal Waivers.
Takeover Proposals
The Company agrees that (i) it and its directors and officers will not, (ii) its subsidiaries and its subsidiaries’ directors and officers will not and (iii) it will use reasonable best efforts to ensure that its and its subsidiaries’ other representatives will not, directly or indirectly:
•
solicit, initiate, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes or is reasonably likely to lead to or result in a Takeover Proposal (other than contacting or engaging in discussions with the person making a Takeover Proposal or its representatives for the sole purpose of clarifying such Takeover Proposal to determine whether it constitutes a superior proposal);

•
enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any material, non-public information in furtherance of, any Takeover Proposal or any inquiry, proposal or offer that is reasonably likely to lead to or result in a Takeover Proposal;

•
provide access to the properties, assets or employees of the Company or its subsidiaries to any person with respect to or in response to any Takeover Proposal or any inquiry, proposal or offer that is reasonably likely to lead to or result in a Takeover Proposal;

•
enter into any letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal; or

•	resolve, propose or agree to do any of the foregoing.

The Company will, and will cause its subsidiaries and direct its representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal.
The Merger Agreement provides that the term “Takeover Proposal” means any inquiry, proposal or offer from any third party relating to:
•
any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock or (ii) 15% or more (based on the fair market value thereof, as determined by the Board) of the assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole;

•	any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock; or
•
any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole or pursuant to which any third party (or the shareholders of any third party) would own, directly or indirectly, 15% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by the Merger Agreement.

With respect to the Company receiving a Takeover Proposal or any proposal that is reasonably likely to lead to or result in a Takeover Proposal, the Company will, promptly and in no event later than 48 hours following receipt thereof:
•
advise Parent of the receipt of any Takeover Proposal after the date of the Merger Agreement, the material terms of any such Takeover Proposal and the identity of the person making any such Takeover Proposal;

•	keep Parent reasonably informed on a prompt basis with respect to any such Takeover Proposal (including any material changes thereto); and
•
promptly provide to Parent unredacted copies of material correspondence describing the material terms of any Takeover Proposal and written summaries of any material oral communications related thereto.

Adverse Recommendation Change
The Board and any committee thereof cannot:
•
withdraw, withhold, qualify or modify in a manner adverse to Parent, or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the approval, recommendation or declaration of advisability by the Board or any such committee of the Merger Agreement or the Merger (the “Company Recommendation”);

•	recommend or endorse the adoption of, or approve, or publicly propose to recommend, endorse or approve, any Takeover Proposal;
•	approve, endorse or recommend the adoption of, or publicly propose to approve, endorse or recommend the adoption of, any Takeover Proposal;
•	fail to publicly reaffirm the Company Recommendation upon Parent’s written request in certain circumstances;
•	fail to include or adequately defend the Company Recommendation in certain of the Company’s securities filings;
•	publicly declare advisable or publicly propose to enter into, any document or agreement relating to a Takeover Proposal (an “Alternative Acquisition Agreement”); or
•	cause or permit the Company to enter into an Alternative Acquisition Agreement.

Notwithstanding the foregoing or anything else in the Merger Agreement to the contrary, at any time prior to Parent’s receipt of the Written Consent, the Board was permitted to, if, after consultation with its financial advisors and outside counsel, it determined that the failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware law, (i) make an adverse recommendation change or (ii) cause or permit the Company to terminate the Merger Agreement in order to enter into an agreement regarding a superior proposal, but only if:
•
the Company complied in all material respects with the Takeover Proposals provisions of the Merger Agreement and gave Parent at least four business days’ prior written notice that the Board intends to take such action in response to a superior proposal and specifying the reasons therefor, including the most current version of any proposed agreement and any subsequent amendments thereto.

Superior Proposal
Notwithstanding the restrictions described above, at any time prior to Parent’s receipt of the Written Consent in response to a Takeover Proposal received after the date of the Merger Agreement that did not result from a material breach of the Takeover Proposals provisions, if the Board determined after consultation with its financial advisor and outside counsel, that such Takeover Proposal constituted, or could reasonably have been expected to lead to, a superior proposal and that failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware law, the Company was permitted to, and could authorize and permit its subsidiaries and representatives to, (i) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal pursuant to a confidentiality agreement; provided that all such information was previously provided to Parent or was provided to Parent prior to or substantially concurrently with the time it is provided to such person and (ii) participate in discussions and negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal if and only if that in connection with the foregoing clauses (i) and (ii) the Board determined in good faith, after consultation with its financial advisors and outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware law.
The Merger Agreement provides that the term “superior proposal” means any Takeover Proposal (with all references to 15% or more instead being deemed to be “more than 50%”) not solicited following the date of the Merger Agreement in violation of the Takeover Proposal provisions of the Merger Agreement and made after the date of the Merger Agreement by any third party that the Board determines in good faith (after consultation with its financial advisor and outside counsel), considering such factors as the Board considers appropriate, (i) would, if consummated, be more favorable from a financial standpoint to the Company’s stockholders than the Merger, (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any required third-party consents, the sources of availability and terms of any financing, financing market conditions and the existing of a financing contingency, the likelihood of termination, the timing of closing, the identity of the person or persons making the proposal and any other relevant aspects, and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Board.
Nothing in the Merger Agreement prohibits the Company from taking and disclosing to its stockholders a position pursuant to SEC rules with respect to a tender or exchange offer by a third party or any similar disclosure to its stockholders if the Board determines (after consultation with its financial advisors and outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Delaware law, subject to compliance with the procedures set forth above in connection with an adverse recommendation change.
Employee Matters
For a period of not less than 12 months following the completion of the Merger, Parent will provide each individual who is an employee of the Company or its subsidiaries at the completion of the Merger and who remains an employee of the Company or its subsidiaries (each, a “Company Employee”) with:
•	a base salary or wage rate that is no less than the base salary or wage rate than those provided to such Company Employee immediately prior to the completion of the Merger;
•	annual cash incentive bonus opportunities that are no less favorable in the aggregate than those provided to each such Company Employee immediately prior to the completion of the Merger; and

•
retirement, health and welfare benefits (excluding severance benefits, defined benefit pension plans, post-employment health and welfare benefit plans, nonqualified deferred compensation plans, and equity or equity-based and long-term compensation benefits) that are substantially comparable, in the aggregate, to those retirement, health and welfare benefits (excluding severance benefits, defined benefit pension plans, post-employment health and welfare benefit plans, nonqualified deferred compensation plans, and equity or equity-based and long-term compensation benefits) provided to such Company Employee immediately prior to the completion of the Merger.

Any Company Employee who incurs a termination of employment by Parent (other than for cause or on account of death or disability) during the 12-month period following the completion of the Merger will receive severance payments and benefits that are no less favorable than those to which the employee would have been entitled with respect to such termination under the Company’s severance policies as in effect as of the date of the Merger Agreement, subject to such Company Employee timely executing and not revoking a waiver and general release agreement in the form customarily used by Parent.
Parent will cause each Company Employee to generally be provided with credit for such employee’s service with the Company and its subsidiaries under any benefit plans maintained by Parent, the surviving corporation or any of their respective subsidiaries in which such employee participates following the completion of the Merger to the same extent recognized by the Company immediately prior to the completion of the Merger, except such service will not be recognized with respect to benefit accruals under any defined benefit pension plan, for purposes of any post-employment health or welfare benefit plan, or to the extent that it would result in a duplication of benefits with respect to the same period of service.
With respect to each Company Employee, Parent will use commercially reasonable efforts to: (i) waive any preexisting condition limitations otherwise applicable to such employee under any health benefit plan of Parent or any subsidiary of Parent in which such employee may be eligible to participate following the completion of the Merger, other than any limitations that were in effect with respect to such employee as of the completion of the Merger under the analogous Company benefit plan; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by such employee under the health plans in which the employee participated immediately prior to the completion of the Merger during the portion of the calendar year prior to the completion of the Merger in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the surviving corporation or any of their respective subsidiaries in which they are eligible to participate after the completion of the Merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the completion of the Merger, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company benefit plan prior to the completion of the Merger.
Indemnification and Insurance
The Merger Agreement provides that, from and after the Effective Time, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify, defend and hold harmless to the fullest extent permitted by Delaware law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement and permitted by the DGCL the Indemnified Parties for any acts or omissions occurring at or prior to the Effective Time.
In addition, for a period of six years after the Effective Time, Parent and the surviving corporation will maintain directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to the Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as the coverage provided under the Company’s current directors’ and officers’ insurance policy; provided, however, that in no event will Parent or the surviving corporation be required to expend in any one year an amount in excess of the Maximum Premium. If the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the surviving corporation will only be obligated to obtain a policy with the greatest coverage available at an annual premium not exceeding the Maximum Premium. In lieu of the foregoing insurance coverage, the Company may purchase, or if requested by Parent, the Company will purchase, prior to the Effective Time, a six year “tail” insurance policy that provides coverage identical in all material respects to the coverage described above; provided that the Company does not pay more than the Maximum Premium for the coverage period for such tail insurance policy.

Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including relating to, among other things:
•	preparation by the Company of this information statement;
•	confidentiality and access by Parent and Merger Sub to certain information about the Company;
•	consultation between Parent and the Company in connection with public statements with respect to the transactions contemplated by the Merger Agreement;
•
causing any dispositions of Company equity securities resulting from the transactions contemplated by the Merger Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	the delisting of the Company Common Stock from the Nasdaq Capital Market and the deregistration under the Exchange Act;
•
each party notifying the other party of any stockholder litigation relating to the transactions contemplated by the Merger Agreement, and each party giving the other party the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors or officers relating to the Merger Agreement or the Merger;

•
Parent and the Company notifying each other of certain events, including the occurrence of any event that has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable); and

•	the Company delivering to Parent, on a regular basis between the date of the Merger Agreement and the closing of the Merger, a summary report of certain investment assets.
Conditions to Consummation of the Merger
The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:
•
The Company’s stockholders adopting the Merger Agreement and this information statement having been cleared by the SEC and sent to stockholders of the Company at least 20 days prior to the date on which the closing of the Merger occurs (the “Closing Date”);

•
the absence of any applicable law or any order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) enacted, issued or enforced by any court or governmental authority and that prevents or prohibits consummation of the Merger;

•
approvals from the Illinois Department of Insurance, The Autorité des marchés financiers and the Texas Department of Insurance having been obtained and remaining in full force and effect, in each case, without the imposition of a Burdensome Condition; and

•	the applicable waiting periods, together with any extensions, under the HSR Act having expired or been terminated.
The obligations of Parent and Merger Sub to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of the following additional conditions:
•
the representations and warranties of the Company relating to (i) its organization and good standing, (ii) its authority to enter into the Merger Agreement, (iii) certain matters relating to the Company’s subsidiaries, (iv) the absence of any conflict between the Merger Agreement and the Company’s organizational documents, (v) the absence of any takeover statutes that would apply to the Merger and (vi) brokers’ and finders’ fees being true and correct in all material respects as of the Closing Date as though made as of the Closing Date;

•
the representations and warranties of the Company relating to the capitalization of the Company being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made as of the Closing Date;

•
the representations and warranties of the Company relating to there having been no change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would be reasonably expected to have, a Company Material Adverse Effect from December 31, 2022 through October 3, 2023, being true and correct in all respects as of the Closing Date as though made as of the Closing Date;

•
other than the representations and warranties mentioned in the three bullets directly above, all of the Company’s other representations and warranties being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•
the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the Effective Time;

•
the Company having delivered to Parent a certificate, dated as of the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each of the conditions specified above has been satisfied; and

•	since the date of the Merger Agreement, there not having occurred any Company Material Adverse Effect which is continuing.
The obligations of the Company to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of, among other things, the following additional conditions:
•
Parent and Merger Sub’s representations and warranties are true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers) as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

•
Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the Effective Time; and Parent providing a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Parent; and

•
Parent having delivered to the Company a certificate, dated as of the Closing Date and executed by a duly authorized officer of Parent to the effect that each of the conditions specified above has been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of the Company and Parent; provided that such termination will have been approved by their respective boards of directors.
In addition, the Merger Agreement may be terminated by either Parent or the Company if:
•	any governmental authority has issued a final and nonappealable order or there exists any law, in each case, permanently preventing or prohibiting the Merger; and
•
the Merger is not consummated prior to July 3, 2024, which date shall be extended until October 3, 2024, if on July 3, 2024 the only condition to the consummation of the Merger that has not been satisfied or waived is the condition to obtain the required regulatory approvals (such applicable date, the “Outside Termination Date”); provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date.

The Merger Agreement also may be terminated by Parent if there has been a breach by the Company of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by the Company to satisfy certain conditions to Parent’s obligations to consummate the Merger (as described under the section of this information statement entitled “Conditions to Consummation of the Merger”) and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (i) 30 days following Parent delivering written notice to the Company of such breach or (ii) the Outside Termination Date.
The Merger Agreement also may be terminated by the Company if there has been a breach by Parent of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure by Parent to satisfy certain conditions to the Company’s obligations to consummate the Merger (as described under the section of this information statement entitled “Conditions to Consummation of the Merger”) and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (i) 30 days following the Company delivering written notice to Parent of such breach or (ii) the Outside Termination Date.
The Merger Agreement also contains certain other termination rights of the parties that could only be exercised prior to the receipt of the required approval of the Company’s stockholders for the Merger, including certain termination rights which would have required payment of a termination fee of $5,100,000 by the Company. Since the required stockholder approval was obtained by Apex delivering the Written Consent on October 3, 2023, these termination rights are no longer exercisable.
Amendment and Waiver
The Merger Agreement may be amended by the parties in writing by action of their respective boards of directors; provided that after the approval of the Merger by the Company stockholders, no amendment, modification or supplement may be made which changes the amount or the form of the Merger Consideration delivered to the Company stockholders, or alters or changes any terms or conditions of the Merger Agreement that would materially and adversely affect the Company or the Company’s stockholders.
Prior to the Effective Time, any of Parent or Merger Sub, on the one hand, or the Company, on the other hand, may in writing:
•	extend the time for the performance of any of the obligations or other acts of the other party;
•	waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or
•	waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.
The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.
Specific Performance
The parties to the Merger Agreement are entitled to injunctive or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any state court in the state of Delaware or any federal court sitting in the state of Delaware, with the parties committing to waive the defense that any such action has a remedy at law.
Governing Law
The Merger Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction the conflicts of laws principles of Delaware.
Guaranty
In order to induce the Company to enter into the Merger Agreement, Guarantor agreed, pursuant to the Merger Agreement, to irrevocably and unconditionally guarantee the payment of any amounts owed by Parent or Merger Sub pursuant to the Merger Agreement, including the payment of the Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement.

MARKET PRICE OF OUR STOCK
Shares of Company Common Stock are listed for trading on the Nasdaq Capital Market under the symbol “VERY.” The following table sets forth, for the fiscal quarters indicated, on a per share basis, the high and low closing prices for Company Common Stock for the periods indicated as reported on the Nasdaq Capital Market composite transactions reporting system.
	High	Low
Fiscal Year Ended December 31, 2021
First Quarter	$11.72	$8.40
Second Quarter	$14.55	$7.44
Third Quarter	$10.28	$7.66
Fourth Quarter	$9.26	$6.59
Fiscal Year Ended December 31, 2022
First Quarter	$7.01	$4.85
Second Quarter	$7.39	$5.80
Third Quarter	$7.50	$6.60
Fourth Quarter	$8.02	$6.55
Fiscal Year Ended December 31, 2023
First Quarter	$8.35	$6.73
Second Quarter	$7.89	$5.58
Third Quarter	$7.49	$4.70
The closing price of the shares of Company Common Stock on the Nasdaq Capital Market on October 2, 2023, the last full trading day prior to the announcement of the Merger, was $5.70 per share. On November 13, 2023, the most recent practicable date before this information statement was printed, the closing price for the shares of Company Common Stock on the Nasdaq Capital Market was $11.05 per share.
In connection with the Merger, the Company agreed not to declare or pay any dividend or other distribution with respect to its capital stock.
Following the Merger, there will be no further market for the Company Common Stock.

APPRAISAL RIGHTS
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Stockholders intending to exercise appraisal rights should carefully review Section 262 of the DGCL in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.
If the Merger is completed and you are a stockholder of the Company (other than Apex and the Waiving Stockholders) and comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Company Common Stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights.
Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. The summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, Section 262 and to any amendments to such section after the date of this information statement (please note that the 20-day period described below for a beneficial holder or holder of record of Company Common Stock to demand appraisal will begin to run on the date of mailing this information statement, as described more fully below). Holders of Company Common Stock should assume that the Company will take no action to perfect any appraisal rights of any holder of Company Common Stock. Any beneficial holder or holder of record of Company Common Stock who desires to exercise such holder’s appraisal rights should review carefully Section 262 and is urged to consult such holder’s legal advisor before electing or attempting to exercise such rights. A beneficial holder or holder of record of Company Common Stock who loses, waives or otherwise fails to properly exercise such holder’s appraisal rights will be entitled to receive the applicable portion of the Merger Consideration under the Merger Agreement.
Either a beneficial holder or holder of record of Company Common Stock who (i) continuously holds such Company Common Stock through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived such holder’s appraisal rights, (iii) strictly complies with the applicable statutory procedures under Section 262 and (iv) does not thereafter withdraw such holder’s demand for appraisal of such Company Common Stock will be entitled to receive the fair value of such holder’s shares of Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. In addition to the foregoing requirements, a demand made by such beneficial holder must reasonably identify the holder of record of the shares for which the demand is made, and must be accompanied by documentary evidence of such beneficial holder’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial holder consents to receive notices given by the surviving corporation hereunder and to be set forth on the verified list required by Section 262(f) of the DGCL.
When a merger agreement is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger Agreement, Section 262 requires that either a constituent corporation before, or the surviving corporation within 10 days after, the effective date of the merger notify each of its stockholders who is entitled to appraisal rights, that appraisal rights are so available and must include in each such notice a copy of Section 262 of the DGCL or information directing stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. A copy of the applicable statutory provisions is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
THIS INFORMATION STATEMENT CONSTITUTES THE OFFICIAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. STOCKHOLDERS SHOULD NOT EXPECT TO RECEIVE ANY ADDITIONAL NOTICE WITH RESPECT TO THE DEADLINE FOR DEMANDING APPRAISAL RIGHTS.

Any beneficial holder or holder of record of Company Common Stock entitled to exercise appraisal rights may, within 20 days after the date of mailing of this information statement, demand in writing from the Company or the surviving corporation, as applicable, an appraisal of such holder’s shares of Company Common Stock. With respect to holders of record, such demand will be sufficient if it reasonably informs the Company or the surviving corporation, as applicable, of the identity of the holder of the Company Common Stock making such demand and that such holder intends thereby to demand an appraisal of the fair value of such holder’s shares of Company Common Stock. With respect to beneficial owners, such demand will be sufficient if it reasonably informs the Company or the surviving corporation, as applicable, of the identity of the holder of Company Common Stock making such demand and is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and provides an address at which such beneficial holder consents to receive notices given by the surviving corporation. Failure to make such a demand on or before the expiration of such 20-day period will result in the loss of the holder’s appraisal rights. For clarity, such 20-day period will begin to run on the date of mailing of this information statement.
All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Vericity, Inc., 1350 E. Touhy Avenue, Suite 205W, Des Plaines, IL 60018, Attention: General Counsel.
The demand for appraisal by or for a holder of record must state fully and correctly, as such holder’s name appears on such holder’s certificates evidencing the Company Common Stock, and must state that such person intends thereby to demand appraisal of such person’s Company Common Stock. If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the authorized agent is acting as agent for the record owner or owners of such Company Common Stock. A record holder such as a broker, bank or other nominee who holds Company Common Stock as a nominee for several beneficial owners may exercise appraisal rights on behalf of one or more beneficial owners with respect to the shares of Company Common Stock held for such beneficial owner or owners while not exercising such rights with respect to the shares of Company Common Stock held for other beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Company Common Stock covered by such demand. Unless a demand for appraisal specifies a number of shares of Company Common Stock, such demand will be presumed to cover all shares of Company Common Stock held in the name of such record holder.
Within 10 days following the Effective Time, the Company, as the surviving corporation, must notify each beneficial holder and holder of record of Company Common Stock who is entitled to appraisal rights of the date that the Merger has become effective; provided, however, that if such notice is sent more than 20 days following the sending of this information statement, such notice need only be sent to each holder, either beneficial or of record, who is entitled to appraisal rights and who has demanded appraisal of such holder’s Company Common Stock in accordance with Section 262.
At any time within 60 days after the Effective Time, any beneficial holder or holder of record of Company Common Stock who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw such holder’s demand for appraisal and accept the applicable portion of the Merger Consideration under the Merger Agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal.
Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing shall not affect the right of any holder of Company Common Stock who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such holder’s demand for appraisal and accept the applicable portion of the Merger Consideration under the Merger Agreement within 60 days after the Effective Time.
Within 120 days after the Effective Time, but not thereafter, the Company through the surviving corporation and any beneficial holder or holder of record of Company Common Stock who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Company Common Stock held by all holders of Company Common Stock that have demanded appraisal. A beneficial holder or holder of record of Company Common Stock demanding appraisal must serve a copy of the petition on the surviving corporation. If, within 120 days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any holder of Company Common Stock that previously demanded appraisal will become entitled only to applicable Merger Consideration under the Merger Agreement. The Company is not obligated and does not currently intend to file a petition. It is the obligation of the holders, either beneficial or of record, of Company Common Stock to initiate all necessary petitions to perfect their appraisal with respect to their Company Common Stock within the time prescribed in Section 262 and the failure of a holder of Company Common Stock to file such a petition within the period specified in Section 262 could nullify such holder’s previous written demand for appraisal.
In addition, any beneficial holder or holder of record of Company Common Stock entitled to appraisal rights that has made a demand for appraisal in accordance with Section 262 is entitled, within 120 days after the Effective Time and upon written request to the Company in writing, to receive from the Company a statement setting forth the aggregate number of shares of Company Common Stock not consented in writing in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of record or beneficial owners holding or owning such shares of Company Common Stock. The statement must be given 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
Upon the filing of a petition by a beneficial holder or holder of record of Company Common Stock, service of a copy of such a petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Company Common Stock and with whom the surviving corporation has not reached agreements as to the value of such shares. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all persons set forth on such verified list. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the surviving corporation.
If a hearing on the petition is held, the Delaware Court of Chancery will determine those persons who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require that the persons who have demanded an appraisal and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery may dismiss the proceedings as to any holder of Company Common Stock who does not comply with such direction.
Upon application by the Company or any beneficial holder or holder of record entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the beneficial holders or holders of record entitled to appraisal. Any stockholder whose name appears on the verified list mentioned above and who has submitted such holder’s stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such holder is not entitled to appraisal rights under Section 262.
The Delaware Court of Chancery shall then determine the fair value of the applicable shares of Company Common Stock as of the Effective Time, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with any interest from the Effective Time, to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its sole discretion, determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each beneficial holder and holder of record of Company Common Stock entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the beneficial holder and holder of record of Company Common Stock.
When the fair value of the Company Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the beneficial holders and holders of record entitled to receive the same, forthwith in the case of uncertificated holders of Company Common Stock or upon surrender by certificated holders of Company Common Stock of their stock certificates.
Beneficial holders and holders of record of Company Common Stock should be aware that no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and beneficial holders and holders of record of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the applicable Merger Consideration that they are otherwise entitled to receive under the terms of the Merger Agreement. The Company does not anticipate offering more than the per share portion of the Merger Consideration to any holder of Company Common Stock exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the Company Common Stock is less than the applicable Merger Consideration.
In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
The Delaware Court of Chancery may also (i) assess costs of the proceeding (which exclude attorneys’ fees and fees and expenses of experts) among the parties as the Delaware Court of Chancery deems equitable, and (ii) upon application of a beneficial holder or holder of record of Company Common Stock, order all or a portion of the expenses incurred by any beneficial holder or holder of record in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
If no petition for appraisal is filed within 120 days after the Effective Time, or if the beneficial holder or holder of record of Company Common Stock otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of such holder of Company Common Stock to appraisal will cease and such holder’s shares will be deemed to have been converted at the Effective Time into the right to receive the applicable Merger Consideration. In addition, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any beneficial holder or holder of record of Company Common Stock absent court approval.
From and after the Effective Time, no holder of Company Common Stock who has demanded appraisal rights under Section 262 will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions in respect of such shares of Company Common Stock (except dividends or other distributions payable to holders of Company Common Stock of record at a date which is prior to the Effective Time).

In view of the complexity of Section 262 of the DGCL, the Company stockholders who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors. Failure to comply strictly with all of the procedures set forth in Section 262 will result in a loss of statutory appraisal rights.
To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of November 13, 2023 the number and percentage of outstanding shares of Company Common Stock that, according to the information available to us, were owned by (i) each of our directors, (ii) each of our executive officers who is a named executive officers for whom we provided compensation information in the Company’s proxy statement for the Company’s 2023 annual meeting of stockholders, (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the Company Common Stock and (iv) all of our directors and executive officers as a group. As of November 13, 2023, there were a total of 14,875,000 shares of Company Common Stock outstanding.
Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of Company Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as expressly stated otherwise, the address for the beneficial owners listed below is: c/o Vericity, Inc., 1350 E. Touhy Avenue, Suite 205W, Des Plaines, IL 60018.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders
Apex Holdco, L.P.(1) 767 Fifth Avenue, New York, NY 10153	11,373,352	76.5%

Directors and Officers
Neil Ashe	0	*
Calvin Dong	453	*
Richard A Hemmings	193,500	1.3%
James E. Hohmann	625,532	4.2%
Scott Perry	0	*
Eric Rahe	0	*
Laura Zimmerman	120,104	*
James C. Harkensee	327,782	2.2%
All current directors and executive officers as a group (11 persons)	1,553,296	10.4%
*	Less than 1%.
(1)
Apex Holdco, L.P. filed Schedule 13D with the SEC on August 9, 2019, which disclosed that Apex Holdco, L.P. and certain of its affiliates have shared voting power over 11,373,352 shares of Company Common Stock and shared dispositive power with respect to 11,373,352 shares of Company Common Stock.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “SEC Filings” section of the Company’s website at www.vericity.com. Our website address is being provided as an inactive textual reference only. The material located on such website is not a part of, or otherwise incorporated into, this information statement.
The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.
The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:
Vericity Inc. SEC Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended December 31, 2022 filed with the SEC on March 31, 2023
Quarterly Reports on Form 10-Q	For the quarterly period ended June 30, 2023 filed with the SEC on August 14, 2023, and for the quarterly period ended March 31, 2023 filed with the SEC on May 15, 2023
Current Reports on Form 8-K	Filed with the SEC on October 3, 2023, August 7, 2023 and January 9, 2023
Definitive Proxy Statement on Schedule 14A	For the August 2, 2023 annual meeting of stockholders, filed with the SEC on June 20, 2023
The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at Vericity, Inc., 1350 E Touhy Avenue, Suite 205W, Des Plaines, IL 60018 Attention: General Counsel.
Guarantor, Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Guarantor, Parent and Merger Sub.
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this document if requested. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated November 14, 2023. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

IA AMERICAN HOLDINGS INC.,

LONG GROVE ACQUISITION CORP.,

VERICITY, INC.

and

IA FINANCIAL CORPORATION, INC.
(solely for purposes of Section 6.03 and Article IX)

Dated as of October 3, 2023

5TABLE OF CONTENTS

EXHIBITS
Exhibit A	Form of Stockholder Written Consent	A-0
SCHEDULES
Schedule I	Governmental Consents	A-65

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (together with all annexes, schedules and exhibits hereto, this “Agreement”), dated as of October 3, 2023, is by and among iA American Holdings Inc., a Delaware corporation (“Parent”), Long Grove Acquisition Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Vericity, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 6.03 and Article IX, iA Financial Corporation, Inc., a Canadian corporation (“Guarantor”).
W I T N E S S E T H:
WHEREAS, the Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its respective stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving the execution, delivery and performance by the Company of this Agreement and, subject to the Company Required Vote, the consummation of the Merger and the other transactions contemplated hereby, (iv) directing that, the adoption of this Agreement be submitted to a vote of the holders of issued and outstanding shares of the Company Common Stock, and (v) recommending the adoption of this Agreement by the holders of the Company Common Stock;
WHEREAS, the Board of Directors of Merger Sub has adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending that the sole stockholder adopt this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case has adopted this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, promptly following the execution of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, Apex Holdco L.P. will execute and deliver to the Company and Parent an irrevocable written consent pursuant to which it will adopt this Agreement in accordance with Sections 228 and 251(c) of the DGCL; and
WHEREAS, immediately following the execution and delivery of the Stockholder Written Consent, the Company will use reasonable best efforts to cause each Waiving Stockholder to execute and deliver to the Company and Parent an irrevocable waiver of all rights of such Waiving Stockholder to demand of appraisal of his Shares pursuant to Section 262 of the DGCL in connection with the Merger (the “Appraisal Waivers”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND TERMS
Section 1.01 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:
“Action” means any action, suit or proceeding by or before any Governmental Authority.
“Actuarial Reports” has the meaning set forth in Section 4.15.
“Adverse Recommendation Change” has the meaning set forth in Section 6.06(b)(vii).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Agreement” has the meaning set forth in the Preamble.
“AMF Filing” has the meaning set forth in Section 6.03(c)(ii).
“AML Laws” means all applicable anti-money laundering Laws, including the U.S. Bank Secrecy Act, as amended by the USA Patriot Act of 2001, and the U.S. Money Laundering Control Act of 1986, as amended.
“Alternative Acquisition Agreement” has the meaning set forth in Section 6.06(b)(v).
“Apex LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Apex Holdco L.P., dated August 7, 2019, as amended on September 4, 2020.
“Appraisal Shares” means Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL.
“Appraisal Waivers” has the meaning set forth in the Recitals.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02.
“Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) each other compensation or benefit plan, agreement, policy, program, trust fund or arrangement (whether written or unwritten, insured or self-insured), including any profits interest, stock option, stock purchase, stock appreciation right or other stock or stock-based incentive, cash bonus or incentive compensation, commission, retirement, deferred compensation, fringe benefit, health or welfare, post-retirement health or welfare benefit paid time off, unemployment, severance, retention, compensation, employment or consulting, change in control and other similar plan, agreement, policy, program, or arrangement, for the benefit of any current or former employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), in each case of clause (i) and (ii), established, maintained, sponsored, contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any liability, contingent or otherwise.
“Book-Entry Share” means each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.
“Burdensome Condition” has the meaning set forth in Section 6.03(g).
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Chicago, Illinois are authorized or obligated by Law or executive order to be closed.
“Certificate” means each certificate representing one or more Shares.
“Certificate of Merger” means the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.
“Change in Circumstance” means any material event or development or material change in circumstance with respect to the Company or its Subsidiaries that was not known to or reasonably anticipated by the Company Board of Directors prior to the date hereof.
“CIC Plan Amendment” has the meaning set forth in Section 4.18(k).
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 31, 2023.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2022 and the footnotes thereto set forth in the Company 10-K.
“Company Board of Directors” has the meaning set forth in the Recitals.
“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect as of the date hereof.
“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date hereof.
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
“Company Employee” has the meaning set forth in Section 6.08(a).
“Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
“Company Insurance Producer Subsidiaries” means any Subsidiary of the Company that conducts the business of insurance as an insurance agent, marketer, manager, underwriter, wholesaler, broker, distributor, adjuster, claims administrator or third party administrator or other producer.
“Company Insurance Subsidiaries” means the Insurance Company and the Company Insurance Producer Subsidiaries.
“Company Lease” has the meaning set forth in Section 4.22(b).
“Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, would reasonably be expected to (i) prevent, materially impair or materially delay the Company’s ability to consummate the transactions contemplated hereby on or before the Outside Termination Date or the performance by the Company of any of its material obligations under this Agreement, or (ii) result in a material adverse effect on the financial condition, business, operations, assets and liabilities (considered together) or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that for purposes of this clause (ii), in no event shall any change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following, alone or in combination, constitute or be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) changes or conditions generally affecting the insurance or reinsurance industries in which the Company and its Subsidiaries operate, (b) general economic or regulatory or legislative conditions or securities, credit, financial or other capital markets conditions, including any changes in the value of the investment assets owned by a Company Insurance Subsidiary resulting therefrom, (c) changes or proposed changes in applicable Law, GAAP or SAP or other applicable accounting rules, or the interpretation or enforcement of any of the foregoing, including any changes in capital requirements for insurance companies required by applicable Law or mandated by any Governmental Authority, but not including any prescribed or permitted practices specific to the Insurance Company, (d) global or national political conditions (including the outbreak or escalation of war, military action, sabotage or act of terrorism) or any Contagion Event, widespread cyberattack, earthquake, hurricane, tropical storm, flood, fire or other natural disaster, in each case, whether or not subject to the declaration of a national emergency, whether inside or outside the United States, (e) any failure in and of itself by the Company to meet any published analyst estimates or expectations of the Company’s revenues, premiums written, earnings or other financial performance or results of operations or any failure in and of itself by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, premiums written, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Stock, provided that, for purposes of this clause (e), in each case not including the underlying cause thereof, (f) the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any resulting termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any policyholders, customers, suppliers, reinsurers, agents, brokers, partners, officers or employees of the Company and its Subsidiaries, (g) actions taken or omitted to be taken in accordance with the express terms of this Agreement (including pursuant to Section 6.03) to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Merger and the other transactions contemplated by this Agreement, (h) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the prior written request or with the prior written consent of Parent or Merger Sub, (i) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates or (j) any downgrade or potential downgrade of the credit, financial strength, claims paying ability or other ratings of the Company, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof); provided, however, that any change, circumstance, effect, development, condition or occurrence referred to in clauses (a), (b), (c) and (d) shall solely be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, circumstance, effect, development, condition or occurrence has a disproportionate effect on the Company or any of its Subsidiaries compared to other participants in the industries or markets in which the Company or any of its Subsidiaries operates, but only to the extent of such disproportionate effect.
“Company Permits” means all Permits necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.
“Company Recommendation” has the meaning set forth in Section 6.05.
“Company Reports” means all forms, reports, statements, information, registration statements and other documents (as amended or supplemented since the time of filing or furnishing) filed or furnished or required to be filed or furnished by the Company with the SEC since December 31, 2020 through the date hereof.
“Company Required Vote” means the affirmative vote or written consent of Company Stockholders of at least a majority of the issued and outstanding Shares in favor of adoption of this Agreement, the Merger and the other transactions contemplated hereby.
“Company Statutory Statements” has the meaning set forth in Section 4.12(a).
“Company Stock Rights” means any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.
“Company Stockholders” has the meaning set forth in the Recitals.
“Company Stockholders Meeting” means a meeting of the Company Stockholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.
“Company Termination Fee” means five million, one hundred thousand dollars ($5,100,000).
“Confidentiality Agreement” means the Confidentiality Agreement between the Company and iA Financial Corporation Inc. dated May 10, 2023.
“Contagion Event” means the effects of any outbreak of contagious disease, epidemic or pandemic (including SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof), any escalation or worsening of such matter (including any subsequent waves), or any declaration of martial law, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority or quasi-governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in response thereto.
“Continuation Period” has the meaning set forth in Section 6.08(a).
“Contract” means any written note, bond, mortgage, indenture, easement, license, contract, agreement, lease or other legally binding obligation.
“control” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity data transfer (including cross-border transfer), and general consumer protection Laws as applied in the context of data privacy, data breach notification, marketing by email, telephone, text message or other channels, and other similar Laws.
“Data Protection Requirements” means (i) Data Protection Laws; (ii) all published, policies and notices relating to the collection, access, use, storage, disclosure, transmission destruction, or cross border transfer of Personal Information; (iii) any Contracts and/or codes of conduct relating to the collection, access, use, storage, disclosure, transmission destruction, or cross border transfer of Personal Information; and (iv) the applicable standards (if any) published by the Payment Card Industry Security Standards Council (e.g., PCI-DSS).
“Delaware Courts” has the meaning set forth in Section 9.08.
“Delaware Secretary” means the Secretary of State of the State of Delaware.
“DGCL” has the meaning set forth in the Recitals.
“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, anti-boycott, Export Control Laws, and Sanctions.
“Effective Time” means the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.
“Employee Producer” means any natural person who engages in activities requiring a Permit as an insurance agent, solicitor, or producer and who performs such activities on behalf of a Company Insurance Subsidiary in the scope of that person’s employment with such Company Insurance Subsidiary.
“Environmental Laws” means any Laws governing or relating to: (a) the protection of human health and the protection, investigation or restoration of the environment or natural resources, including the abandonment and decommissioning of facilities used in the conduct of the Company’s business (and any required funding or security with respect to such abandonment and decommissioning), (b) the handling, storage, disposal, transport, Release or threatened Release of any Hazardous Substance or (c) noise, odor, indoor air, pollution, contamination or any injury to persons or property resulting from exposure to Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” has the meaning set forth in Section 4.18(c).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Fund” has the meaning set forth in Section 3.01.
“Export Control Laws” means the Export Administration Regulations administered by the U.S. Commerce Department, the International Trade in Arms Regulations administered by the U.S. Department of State, and any other applicable Laws governing exports, except to the extent inconsistent with U.S. Law.
“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by a party in the making of a representation or warranty set forth in Article IV or Article V; provided, however, that “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.
“Financial Advisor” has the meaning set forth in Section 4.26.
“Financial Advisor Opinion” has the meaning set forth in Section 4.26.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency or self-regulatory body, domestic or foreign (including, for the avoidance of doubt, any applicable stock exchange).
“Guarantor” has the meaning set forth in the Preamble.

“Hannover Facility” means that certain Second Amended and Restated Purchase and Sale Agreement, dated January 20, 2023, between Hannover Life Reinsurance Company of America (Bermuda) Ltd. and eFinancial, LLC.
“Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law and (b) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive material or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” has the meaning set forth in Section 6.01(i).
“Indemnified Parties” has the meaning set forth in Section 6.09(a).
“Information Statement” means a written information statement of the type contemplated by Rule 14c-2 under the Exchange Act, including the related preliminary information statement, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Merger and this Agreement.
“Insurance Company” means Fidelity Life Association, A Legal Reserve Life Insurance Company, an Illinois-domiciled insurance company.
“Insurance Contracts” has the meaning set forth in Section 4.13(a).
“Insurance Laws” means all Laws applicable to the business of insurance or the regulation of insurance companies and all applicable directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.
“Intellectual Property” means all intellectual property or similar proprietary rights of any kind, nature or description recognized in any jurisdiction, including (a) trademarks, service marks, trade names, trade dress and other legally protectable indicia of source or origin, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing, (b) internet domain names and social media identifiers, (c) patents and pending applications, including provisional applications, continuations, continuations-in-part, divisionals, reissues, extensions and reexaminations thereof and therefor, (d) copyrights in writings, designs, mask works, software, content or any other original works of authorship in any medium, whether registered, unregistered or applied for, and all moral rights in the foregoing, (e) data and database rights, and (f) trade secrets and other rights in confidential and other nonpublic information, including inventions, discoveries, improvements, ideas, know-how, methodology, models, algorithms, formulae, systems, processes and technology, in each case, whether patentable or not.
“Investment Assets” has the meaning set forth in Section 4.28.
“IRS” means the Internal Revenue Service.
“IT Systems” has the meaning set forth in Section 4.20(h).
“Key Employee” means each of James E. Hohmann and James C. Harkensee.
“Knowledge” means, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01(a) of the Company Disclosure Schedule of such fact or matter as of the date hereof, in each case, after reasonable inquiry, and (b) Parent as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Parent Disclosure Schedule of such fact or matter as of the date hereof, in each case, after reasonable inquiry.
“Law” means any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation, U.S. or non-U.S., imposed by or on behalf of a Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.22(b).

“Letter of Transmittal” has the meaning set forth in Section 3.02(a).
“Lien” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation.
“Material Contract” has the meaning set forth in Section 4.10(a).
“Maximum Premium” has the meaning set forth in Section 6.09(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.04(a).
“Merger Sub” has the meaning set forth in the Preamble.
“Non-Recourse Parties” has the meaning set forth in Section 9.14.
“OFAC” has the meaning set forth in the definition of “Sanctions”.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Outside Termination Date” has the meaning set forth in Section 8.01(f).
“Owned Intellectual Property” has the meaning set forth in Section 4.20(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Disclosure Schedule” means the Parent Disclosure Schedule dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.
“Parent Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that would reasonably be expected to, individually or in the aggregate, cause a failure of, or a material impairment or delay in, the ability of Parent to perform its material obligations under this Agreement.
“Paying Agent” means a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.
“Permit” means any authorization, license, permit, certificate, approval or order of any Governmental Authority.
“Permitted Investments” has the meaning set forth in Section 3.01.
“Permitted Liens” means (a) Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the most recent Company Financial Statements, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (d) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the applicable Person or its Subsidiaries, (D) deposit liabilities, (E) statutory deposits and (F) ordinary-course securities lending and short-sale transactions and (ii) with respect to investment securities held in the name of a nominee, custodian or other record owner, (e) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases (not including bids, tenders, Contracts or leases with respect to real property) to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business by the Company or any of its Subsidiaries, (g) transfer restrictions imposed by applicable Law, (h) easements, rights-of-way, encroachments, restrictions, conditions and other similar charges and encumbrances of record incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be likely to materially impair the current use (or contemplated use), utility or value of the Leased Real Property or otherwise materially impair the present or contemplated business operations at the Leased Real Property, each to the extent delivered to Parent, (i) applicable zoning, entitlement, building and other land-use regulations or ordinances imposed by Governmental Authorities having jurisdiction over the Leased Real Property that are not violated by the current use and operation of the Leased Real Property and which do not materially interfere with the business of the Company or any of its Subsidiaries as currently conducted, and (j) such other minor, non-monetary encumbrances or imperfections (other than with respect to Intellectual Property) that do not materially detract from the value of or materially impair the existing use of the property, including the Leased Real Property, affected by such encumbrance or imperfection.
“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.
“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, and includes “personal data,” “non-public personal information,” or the similar or equivalent term(s) defined under Data Protection Laws.
“Producers” means the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts or place business through any Company Insurance Producer Subsidiary, including each Employee Producer.
“Proprietary Software” has the meaning set forth in Section 4.20(f).
“Proxy Statement” means a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.
“Registered Intellectual Property” has the meaning set forth in Section 4.20(a).
“Reinsurance Contracts” has the meaning set forth in Section 4.14(a).
“Related Party Transaction” has the meaning set forth in Section 4.17.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.
“Representatives” means directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.
“Reserves” means all reserves, funds and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses, premiums, policy benefits and expenses, unearned premium reserves, reserves for incurred losses, technical reserves, and incurred but not reported loss adjustment expenses, interest maintenance reserves, asset adequacy reserves and deficiency reserves arising under or in connection with an Insurance Contract or assumed Reinsurance Contract, as required by SAP. References to assumed Reinsurance Contracts herein include indemnity Reinsurance Contracts.
“Sanctioned Person” means a person that is (i) included in any Sanctions related list maintained by OFAC or other applicable Governmental Authority; (ii) located, organized, or resident in a country or region subject to comprehensive Sanctions (presently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the Donetsk People’s Republic region of Ukraine, and the Luhansk People’s Republics region of Ukraine); or (iii) owned or controlled by a person specified in (i) or (ii) above.

“Sanctions” means all laws and regulations imposing economic sanctions measures administered by the U.S. Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority.
“SAP” means, as to the Insurance Company, the statutory accounting practices prescribed or permitted by the applicable Insurance Regulator of the jurisdiction in which it is domiciled.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.08(d).
“Scheduled Form D Filings” has the meaning set forth in Section 6.03(f).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Sensitive Information” has the meaning set forth in Section 6.03(e).
“Shares” has the meaning set forth in Section 2.04(a).
“Specified Investment Assets” has the meaning set forth in Section 6.13.
“Stockholder Written Consent” has the meaning set forth in Section 6.04(a).
“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which at least one of the following is directly or indirectly owned or controlled by such Person (either directly or through or together with another Subsidiary of such Person): (a) more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be, (b) a general partner interest or (c) a managing member interest.
“Subsidiary Stock Rights” means any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.
“Superior Proposal” means any Takeover Proposal that is not solicited after the date of this Agreement in violation of Section 6.06 and is made after the date of this Agreement by any Third Party and that the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside counsel), considering such factors as the Company Board of Directors considers to be appropriate, (a) would, if consummated, be more favorable from a financial standpoint to the stockholders of the Company than the Merger, (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory, and stockholder approval requirements, any required third-party consents, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other relevant aspects, and (c) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board of Directors; provided that, for the purposes of the definition of “Superior Proposal”, all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”
“Surviving Corporation” means the corporation surviving the Merger.
“Takeover Proposal” means any bona fide written inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding shares of Company Common Stock or (ii) 15% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, binding share exchange or similar transaction involving the Company whose business constitutes 15% or more of the net revenues, net income or assets of the

Company and its Subsidiaries, taken as a whole or pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
“Takeover Proposal Documentation” means any letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.06(a)).
“Tax” means any national, regional or local income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.
“Tax Return” means any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.
“Transaction Litigation” has the meaning set forth in Section 6.12.
“Waiving Stockholders” means the stockholders of the Company set forth on Section 1.01(b) of the Company Disclosure Schedule.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any similar state Laws.
“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.
Section 1.02 Interpretation.
(a) As used in this Agreement, references to the following terms have the meanings indicated:
(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;
(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;
(iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;
(v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to October 3, 2023; and
(viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule) to this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”
(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(e) References to a “party” hereto means Parent, Merger Sub or the Company and references to “parties” hereto means Parent, Merger Sub and the Company unless the context otherwise requires.
(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.
ARTICLE II

THE MERGER
Section 2.01 The Merger; Effect of the Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.
(b) The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.
Section 2.02 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the date that is the fifth (5th) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, unless another time, date or place (including by remote communication) is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the “Closing Date”).
Section 2.03 Effective Time. On the Closing Date and on the terms and subject to the conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary by Parent. The Merger shall become effective at the Effective Time.

Section 2.04 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Except as provided in Section 2.04(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding any Appraisal Shares) shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive an amount, in cash, without interest, equal to 11.43 (the “Merger Consideration”), (i) upon surrender of the Certificate representing such Shares as provided in Article III, in the case of certificated Shares, and (ii) automatically, in the case of Book-Entry Shares. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.
(b) Each Share that is owned by the Company as treasury stock or otherwise and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.05 Organizational Documents.
(a) At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided that the name of the Surviving Corporation shall be “Vericity, Inc.” Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.09).
(b) At the Effective Time, pursuant to the Merger, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time. Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.09).
Section 2.06 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.07 Appraisal Shares. Notwithstanding anything to the contrary contained in this Agreement, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to direct, in consultation with the Company, all negotiations and proceedings with respect to such demands; provided that Parent shall not be permitted to require any payment to be made with respect to, or any settlement of, such demands prior to the Closing. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
Section 2.08 Adjustments to Prevent Dilution. Subject to the restrictions set forth in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.
ARTICLE III

EXCHANGE OF SHARES
Section 3.01 Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of Parent or the Company or any of their respective Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Stockholders and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Company Stockholders in the amount of any such losses and (b) such investments (i) shall be obligations of or guaranteed by the United States, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $5,000,000,000 (collectively, “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III. Any interest and other income from investment of the Exchange Fund will be payable solely to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
Section 3.02 Exchange Procedures.
(a) As promptly as practicable and in any event within two (2) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as Parent may specify, subject to the Company’s reasonable approval (which shall be required to be obtained prior to the Closing) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in accordance with this Article III.
(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration, including in respect of Merger Consideration payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.
(c) Notwithstanding the foregoing, surrender of any Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.
(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been fully paid.
Section 3.03 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Shares in accordance with the terms hereof, in the case of certificated Shares, or automatically, in the case of Book-Entry Shares, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable Law in the case of Appraisal Shares.
Section 3.04 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.
Section 3.05 No Liability. None of Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares twenty-four (24) months after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
Section 3.06 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the number of Shares formerly represented by such Certificate pursuant to this Article III.
Section 3.07 Withholding of Tax. Notwithstanding anything to the contrary contained in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares and Appraisal Shares, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. Prior to any such deduction or withholding, Parent shall, and shall cause the applicable withholding agent to, provide the applicable holder of Shares or Appraisal Shares a reasonable opportunity to provide any required certifications or other documentation to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent and are paid over to the applicable Governmental Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.08 Withholding Certificate. Prior to the Closing, the Company shall deliver to Parent a statement in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the interests in the Company are not United States real property interests within the meaning of Section 897(c) of the Code; provided that, the delivery of this statement shall not be a condition to the Closing, and, if the Company fails to deliver the such statement prior to Closing, Parent’s sole remedy shall be to withhold any applicable Taxes that may be required under Section 1445 of the Code (determined taking into account Section 1445(b)(6) of the Code) in accordance with the provisions of Section 3.07 of this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company since December 31, 2021 and publicly available prior to the date that is two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any section titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature) or set forth in the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of such disclosure to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:
Section 4.01 Organization and Good Standing; Organizational Documents.
(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, except where any failure to be in good standing would not be material to the Company and its Subsidiaries, taken as a whole, (ii) has full corporate or similar power, as applicable, and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to be in good standing would not be material to the Company and its Subsidiaries, taken as a whole, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.
Section 4.02 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Merger and the other transactions contemplated hereby, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers (the “Bankruptcy and Equity Exception”). The Company Board of Directors, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) declared it advisable and recommended that the Company Stockholders adopt this Agreement, the Merger and the other transactions contemplated hereby, (iv) approved the execution, delivery and performance by the Company and the Company Stockholders of this Agreement and, subject to the Company Required Vote, the consummation of the Merger and the other transactions contemplated hereby, and (v) directed that in the event the Stockholder Written Consent is not delivered to Parent in accordance with Section 6.04, and Parent has not terminated this Agreement in accordance with Section 8.01(i), the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders. The only vote of the stockholders of the Company required to adopt this Agreement, the Merger and the other transactions contemplated hereby is the Company Required Vote.
Section 4.03 Capitalization.
(a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock. As of the close of business on the date hereof, 14,875,000 shares of Company Common Stock are issued and outstanding of which no shares are held in the Company’s treasury, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock are held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights. There are no other outstanding shares of capital stock of or other voting securities or ownership interests in the Company.
(b) There are no Company Stock Rights and no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of stock of the Company.
Section 4.04 Company Subsidiaries.
(a) A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K. The Company or one of its wholly-owned Subsidiaries is the owner of all issued and outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. The Company has made available to Parent true, complete and accurate copies of the charter documents of each Subsidiary of the Company, as amended to the date of this Agreement. No Subsidiary of the Company is in violation of any provision of its charter documents, except as would not be material to the Company and its Subsidiaries, taken as a whole. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Liens. There are no issued and outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.
(b) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of the Company.

Section 4.05 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 5.03(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or waiver of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the NASDAQ Capital Market, (iv) filing and recordation of the Certificate of Merger, as required by the DGCL, (v) the consents, approvals, authorizations, waivers, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Schedule and (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
Section 4.06 Compliance with Laws; Permits.
(a) The business of the Company and its Subsidiaries is not being, and at all times since December 31, 2021 has not been, conducted in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since December 31, 2021 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority of any violation of Law applicable to the Company or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, agents, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries are in violation of, or has since December 31, 2021, violated, any applicable provisions of (i) any Economic Sanctions/Trade Laws, (ii) any AML Laws or (iii) the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act, or any similar anti-bribery or anti-corruption Laws, in each case, except for any violations that would not be, material to the Company and its Subsidiaries, taken as a whole. None of the Company, its Subsidiaries, or any of their respective directors, officers or employees is a Sanctioned Person. The Company and its Subsidiaries have adopted and maintained written policies, procedures and internal controls reasonably designed and implemented to ensure compliance with all Economic Sanctions/Trade Laws, AML Laws and anti-bribery and anti-corruption Laws.
(c) The Company and its Subsidiaries hold, and at all times since December 31, 2021 have held, all Company Permits and are, and since December 31, 2021 have been, in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. All Company Permits are, and have been since December 31, 2021, valid and in full force and effect in accordance with their terms. Since December 31, 2021, neither the Company nor any of its Subsidiaries is in default or violation, in any material respect, of any of the Company Permits. As of the date hereof, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened Action seeking the revocation, suspension, limitation, termination, modification, impairment or non-renewal of any Company Permit, except as would not be material to the Company and its Subsidiaries, taken as a whole. Since December 31, 2021 to the date hereof, there has been no Action and neither the Company nor any of its Subsidiaries have received any written or oral notice from any Governmental Authority regarding (i) any actual or alleged violation of, or failure on any part of the Company or its Subsidiaries to comply with, any term or requirement of any Company Permit in any material respect or (ii) any actual revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Company Permit.
(d) To the Knowledge of the Company, each Employee Producer possesses, and at all times since December 31, 2021 has possessed, all Permits and otherwise satisfied in all material respects all requirements of applicable Law necessary to perform the duties and responsibilities associated with such Employee Producer’s position acting on behalf of the Company Insurance Subsidiaries. Neither the Company nor any of its Subsidiaries have made a filing with any Governmental Authority seeking an exemption under 18 U.S.C. § 1033(e)(2) with respect to any Employee Producer.
Section 4.07 Litigation; Orders.
(a) There is no Action pending or, to the Knowledge of the Company, threatened (in writing or otherwise) against or affecting the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation by the Company of the transactions contemplated by this Agreement.
(b) There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole. The business of the Company and its Subsidiaries is not being, and at all times since December 31, 2021 has not been, conducted in violation of any Order, except for violations that would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation by the Company of the transactions contemplated by this Agreement.
(c) To the Knowledge of the Company, there is no examination, investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries that is pending or is being threatened in writing that would, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.08 Company Reports; Financial Statements.
(a) The Company has filed all Company Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied in all material respects with all requirements of the Securities Act and the Exchange Act, as applicable, that are applicable to the Company (including based on its status as a smaller reporting company and an emerging growth company under Rule 12b-2 of the Exchange Act). None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. As of the date hereof, (i) there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Reports and (ii) to the Knowledge of the Company, none of the Company Reports is the subject of any ongoing SEC review or outstanding SEC investigation.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent copies of all of the Company Financial Statements. The Company Financial Statements (i) comply as to form, as of the dates and for the periods referred to therein and as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto (subject to any exceptions to such rules and regulations granted to the Company in light of its status as a smaller reporting company and an emerging growth company under Rule 12b-2 of the Exchange Act) and (ii) fairly present, in conformity in all material respects with GAAP as in effect on the date of such statement, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
(c) There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Company Reports, (ii) incurred in the ordinary course of business since December 31, 2022, (iii) incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement, or (iv) which would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole.
(d) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder (collectively, the “Sarbanes-Oxley Act”) that are applicable to the Company (including based on its status as a smaller reporting company and an emerging growth company under Rule 12b-2 of the Exchange Act); and (ii) the rules and regulations of the NASDAQ Capital Market that are applicable to the Company (including based on its status as a smaller reporting company and an emerging growth company under Rule 12b-2 of the Exchange Act). With respect to each Company Report on Form 10-K or 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such Company Reports and the statements in such certifications are true and accurate in all material respects.
(e) The Company maintains, on behalf of itself and its Subsidiaries, a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act and applies to smaller reporting companies and emerging growth companies under Rule 12b-2 of the Exchange Act) that is reasonably designed and implemented to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board of Directors and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries. No material weaknesses or significant deficiencies exist with respect to the internal control over financial reporting of the Company that have not been disclosed in the Company Reports as filed with or furnished to the SEC prior to the date of this Agreement. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board of Directors, (i) all significant deficiencies and material weaknesses in the design and operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, reasonably designed and implemented to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure.
(g) Since December 31, 2021, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director or officer of the Company or any of its Subsidiaries has received any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in any material improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.
(h) Neither the Company nor any of its Subsidiaries is a party to, nor do they have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company and its Subsidiaries in the Company Reports.
Section 4.09 Absence of Certain Changes or Events. Except as contemplated by, or as disclosed in, this Agreement or impacted by or taken in response to any Contagion Event, since December 31, 2022 through the date hereof, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practices in all material respects and (b) there has not been any change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would be reasonably expected to have, a Company Material Adverse Effect.
Section 4.10 Contracts.
(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all Contracts (except for any Insurance Contract, Reinsurance Contract, Benefit Plan, or the Apex LP Agreement) to which the Company or any of its Subsidiaries is a party to or bound that meets the following criteria (each, a “Material Contract”):
(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company to engage or compete in any type or line of business or in any geographic area (including through “non-competition” or “exclusivity” provisions);
(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole (excluding Investment Assets acquired in the ordinary course of business);
(iv) any Contract (A) providing for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $1,000,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries or (B) that is a guarantee by the Company or any of its Subsidiaries of the Indebtedness of any person other than the Company or a wholly-owned Subsidiary of the Company;
(v) any Contract expressly limiting or prohibiting the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, prohibiting the pledging of capital stock of the Company or any of its Subsidiaries or prohibiting the issuance of guarantees by the Company or any of its Subsidiaries (other than pursuant to applicable Law or Order);

(vi) any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses any material Intellectual Property from any non-Affiliated Person, other than licenses for open source software or generally commercially available software or software-enabled services that are licensed pursuant to standard end-user terms, (B) licenses any material Intellectual Property to any non-Affiliated Person other than non-exclusive licenses granted to customers for the Company’s products and services in the ordinary course of business consistent with past practices, or (C) is restricted in its right to assert, use or register any material Owned Intellectual Property, including any coexistence agreements, settlement agreements, covenants not to sue or similar agreements or arrangements;
(vii) any Contract (A) relating to a direct or indirect acquisition, divestiture, merger or similar transaction by the Company or any of its Subsidiaries and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement) or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other person or other business enterprise;
(viii) any Contract that involves the settlement of any pending or threatened claim, action or proceeding that requires payment obligations after the date hereof in excess of $1,000,000, other than claims settled under Insurance Contracts in the ordinary course of business consistent with past practices and within applicable policy limits;
(ix) any Contract (i) with an Affiliate of the Company or its Subsidiaries (other than a wholly-owned Subsidiary of the Company) or (ii) that constitutes a Related Party Transaction pursuant to Section 4.17 and which remains in effect as of the date hereof;
(x) any Contract that (A) grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries or (B) obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;
(xi) any Contract that provides for any guaranty of liabilities or obligations by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another wholly-owned Subsidiary thereof; or
(xii) any Contract or commitment with any Insurance Regulator or other Governmental Authority that is material to the Company and its Subsidiaries, taken as a whole.
(b) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, as of the date hereof, (i) each Material Contract is a valid and binding obligation of the Company and any of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Company and any applicable Subsidiary is not and, to the Knowledge of the Company, no other party thereto is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in each Material Contract and (iii) to the Knowledge of the Company, no event has occurred that, with or without notice, lapse of time or both, would constitute a default under any Material Contract, except, with respect to each of the foregoing clauses (i), (ii) and (iii), where such failures to be valid and binding and in full force and effect and defaults would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
Section 4.11 Company Insurance Subsidiaries.
(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Insurance Subsidiary (i) has conducted its business in compliance with all applicable Insurance Laws, (ii) is duly licensed or authorized as an (x) insurance company in its jurisdiction of organization, in the case of the Insurance Company, or (y) as an insurance producer, managing general agent, third-party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold, serviced, adjusted or produced by such insurance producer, agency, managing general agent, third-party administrator, broker, solicitor, adjuster or customer representative) in its resident jurisdiction, in the case of each Company Insurance Producer Subsidiary, and (iii) is duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. The Insurance Company is not commercially domiciled under the Laws of any jurisdiction or otherwise treated as domiciled in a jurisdiction other than that of its jurisdiction or incorporation. None of the Company nor any of its Subsidiaries other than the Insurance Company is engaging or, since December 31, 2021, has engaged, in the business of insurance as a risk-bearing entity in any jurisdiction.
(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) there is no charge pending or, to the Company’s Knowledge, charge threatened in writing by any Insurance Regulator that any Company Insurance Subsidiary has violated, nor is there any investigation pending nor, to the Company’s Knowledge, investigation threatened in writing by any Insurance Regulator related to possible violations by any Company Insurance Subsidiary of any applicable Insurance Laws and (ii) since December 31, 2021, the Insurance Company has filed all material reports, forms, rates, notices and materials required to be filed by it with any Insurance Regulator. None of the Company Insurance Subsidiaries is subject to any Order or decree of any Insurance Regulator, and no Insurance Regulator has revoked, suspended or limited, or, to the Company’s Knowledge, threatened in writing to revoke, suspend or limit, any license or other Permit issued pursuant to the Insurance Laws.
(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Insurance Company is not subject to any requirement imposed by a Governmental Authority (i) to maintain specified capital or surplus amounts or levels or to any restriction on the payment of dividends or other distributions on its shares of capital stock or (ii) that restricts the conduct of the business of the Insurance Company in any material respect, except for any such requirements or restrictions imposed by applicable Insurance Laws of general application.
(d) As of the date hereof, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, as of the date of this Agreement, threatened against the Company or any of its Subsidiaries by any insurance guaranty association in connection with such association’s insurance guaranty fund, other than unpaid claims or assessments (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Company Statutory Statements provided or made available to Parent or (ii) that are not material to the Company and its Subsidiaries, taken as a whole.
(e) To the Knowledge of the Company, no Employee Producer or other employee of a Company Insurance Subsidiary receives any material payment for his or her own account from any customer of such Company Insurance Subsidiary in connection with the business of such Company Insurance Subsidiary.
Section 4.12 Company Statutory Statements; Reserves.
(a) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since December 31, 2021, the Insurance Company has filed or submitted all material annual and quarterly statutory financial statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).
(b) The Company has made available to Parent, to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, all Company Statutory Statements as of December 31, 2021 and December 31, 2022, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements fairly present, in conformity in all material respects with applicable SAP, in each case, consistently applied for the periods involved, the statutory financial position of the Insurance Company at the respective dates thereof and the results of operations and changes in capital and surplus (or stockholders’ equity, as applicable) of the Insurance Company for the respective periods then ended. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed with the applicable Insurance Regulator. No material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved prior to the date hereof.

(c) The Reserves reported in the Company Statutory Statements (i) were, except as otherwise noted in such Company Statutory Statements, determined in accordance with generally accepted actuarial standards, consistently applied throughout the specified period and (ii) satisfied the requirements of all applicable Law in all material respects, except as otherwise noted in such Company Statutory Statements and notes thereto included in such Company Statutory Statements.
(d) The Insurance Company has not received any “permitted practices” or “prescribed practices” or any permission to deviate from SAP from, nor has an outstanding request for such to, an Insurance Regulator in connection with the Company Statutory Statements, which have not been disclosed in the notes to the Company Statutory Statements filed with Insurance Regulators prior to the date hereof.
Section 4.13 Insurance Business.
(a) All insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, that are in effect as of the date of this Agreement and issued, reinsured or assumed by the Insurance Company (“Insurance Contracts”) are on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b) Except to the extent prohibited by applicable Law, the Company has made available to Parent true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of clauses (i) and (ii) delivered by any Insurance Regulators in respect of any Company Insurance Subsidiary since December 31, 2021 through the date of this Agreement. All material deficiencies or violations noted in the financial and market conduct examination reports of any Insurance Regulators received by the Insurance Company since December 31, 2021 have been resolved to the reasonable satisfaction of the Governmental Authority that noted such deficiency or violations.
(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since December 31, 2021, to the Knowledge of the Company, (i) each Producer, at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third-party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third-party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Subsidiary or violated any Law or policy of a Company Insurance Subsidiary in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Subsidiary and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Subsidiary or any enforcement or disciplinary proceeding alleging any such violation. There are no outstanding (A) disputes between the Company or any Company Insurance Subsidiary, on the one hand, and any Producer, on the other hand, concerning material amounts of commissions or other incentive compensation, (B) to the Knowledge of the Company, material errors and omissions claims against any Producer in regard to any Insurance Contract related to or arising from the Producer’s relationship with the Company or any Company Insurance Subsidiary or (C) material amounts owed by any Producer to any Company Insurance Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The manner in which the Company Insurance Subsidiaries compensate Producers involved in the solicitation, negotiation, writing, sale, production of business or servicing of Insurance Contracts is in compliance in all material respects with applicable Law.
(d) Since December 31, 2021, the Company Insurance Subsidiaries have complied in all material respects with applicable Law relating to (i) anticompetitive activities; (ii) unlawful rebating and inducements, excess fees and charges, sharing commissions with, or otherwise “aiding and abetting” an unlicensed Producer or insurance carrier (including through the payment of excessive or improperly contingent referral fees), improper sales, and other unfair insurance trade practices; (iii) all regulatory and other requirements of any Governmental Authority relating to trust accounts and insurance premium liability; (iv) market conduct recommendations resulting from audits, examinations or investigations by any Governmental Authority; and (v) unclaimed property, escheatment and similar legal requirements.
Section 4.14 Reinsurance.
(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true and correct list of all reinsurance agreements to which the Company or any of its Subsidiaries is a party and has any existing material rights or material obligations as of the date hereof (the “Reinsurance Contracts”), each of which is in full force and effect in accordance with its terms. The Company has made available to Parent and Merger Sub a true and correct copy of each such Reinsurance Contract in effect as of the date hereof. Each Reinsurance Contract is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and is enforceable against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms (except in each case as may be limited by the Bankruptcy and Equity Exception).
(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each Company Insurance Subsidiary has appropriately taken credit in its Company Statutory Statements pursuant to Insurance Laws for all ceded reinsurance, coinsurance or excess insurance ceded pursuant to any Reinsurance Contracts to which it is a party, and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Company Statutory Statements, and no Governmental Authority has objected in writing to such characterization and accounting, (ii) none of the Insurance Company nor, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is in default or breach under the terms of such Reinsurance Contract or has failed to perform any material obligation under any such Reinsurance Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both), (iii) as of the date of this Agreement, to the Knowledge of the Company, no counterparty to any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iv) no written notice of any intention to cancel, terminate or change the scope of rights or obligations under, or not to renew, any Reinsurance Contract has been received by the Insurance Company from any such reinsurer, and there are no pending or threatened disputes with respect to any Reinsurance Contract, (v) since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by the Insurance Company, as applicable, to such counterparty will be uncollectible or otherwise defaulted on, (vi) to the Knowledge of the Company, the financial condition of each party to a Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated and (vii) there are no, and since December 31, 2021 there have been no, disputes under any Reinsurance Contracts other than disputes in the ordinary course for which adequate loss reserves have been established. None of the Reinsurance Contracts is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws or that does not qualify for risk transfer and reinsurance treatment under GAAP and SAP.
Section 4.15 Actuarial Reports. As of the date of this Agreement, with respect to the Company Insurance Subsidiaries, the Company has made available to Parent all material actuarial reports in the Company’s possession and prepared and certified by independent actuaries with respect to any Company Insurance Subsidiary that provides actuarial appraisal values and projections based on data as of December 31, 2021 or later (the “Actuarial Reports”). The information and data furnished by the Company and the Company Insurance Subsidiaries to its independent actuaries in connection with the preparation of such Actuarial Reports were derived from the books and records of the Company and its Subsidiaries and, to the Knowledge of the Company, are accurate in all material respects for the periods covered by such reports.

Section 4.16 Taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:
(a) The Company and each of its Subsidiaries have (i) timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities, and all such Tax Returns are complete and correct, (ii) timely paid or caused to be timely paid all Taxes shown as due on such Tax Returns and (iii) have complied with all information reporting (and related withholding) and record retention requirements.
(b) All Taxes required to be withheld under applicable Tax Law in connection with amounts paid by the Company or any Subsidiary of the Company to any employee, independent contractor, creditor or shareholder have been withheld and, to the extent required by applicable Tax Law, paid to the appropriate Governmental Authority.
(c) There are no pending audits with respect to any Tax Returns of the Company or any of its Subsidiaries as of the date hereof.
(d) No waivers or extensions of statutes of limitations in respect of Taxes have been granted or agreed by the Company or any of its Subsidiaries that are currently outstanding.
(e) Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary, as applicable, is subject to taxation by that jurisdiction, which such notice has not been resolved.
(f) There are no agreements currently in effect relating to the allocation or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than such agreements between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company.
(g) No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no pending or threatened in writing audits, claims or proceedings regarding any Taxes of the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries.
(h) The Company and each of its Subsidiaries have at all times complied in all respects with Section 482 of the Code and any similar provision of foreign Tax Law.
(i) There are no liens (other than any Permitted Liens) for Taxes on any of the properties or assets of the Company or any of its Subsidiaries.
(j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Authority on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of Tax Law), any prepaid amount received on or prior to the Closing Date, or as a result of Section 807 of the Code. Neither the Company nor any of its Subsidiaries will have any liability for Taxes under Section 965(h) of the Code after the Closing Date due to an election made prior to the Closing Date.
(k) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of Tax Law.
(l) Since the date that precedes by two years the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(m) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was any of the Company and its Subsidiaries) since August 7, 2019, or (ii) has any obligation or liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business the primary subject of which is not Taxes) or otherwise. The deconsolidation of the Company’s prior consolidated group resulting from the Company’s demutualization in 2019 did not result in any event that would result in income recognition for the Company and its Subsidiaries.
(n) Neither the Company nor any of its Subsidiaries has requested or received any rulings or entered into any closing, gain recognition or similar agreements that will have any effect in any Tax period (or portion thereof) beginning after the Closing.
Notwithstanding any other representation or warranty in this Article IV, (i) the representations and warranties in this Section 4.16, Section 4.18 and Section 4.29 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to any Taxes or Tax Returns and (ii) nothing in this Agreement (including this Section 4.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating loss or other Tax attribute of the Company or any of its Subsidiaries.
Section 4.17 Related Party Transactions. Since December 31, 2021, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that (i) involved any direct or indirect beneficial owner of five percent (5%) or more of the issued and outstanding shares of Company Common Stock, (ii) any present or former director or officer of such Persons, (iii) involved any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing or (iv) of a type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (any Contract, transaction or other arrangement of the type described in this sentence, a “Related Party Transaction”).
Section 4.18 Employee Benefit Plans.
(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each material Benefit Plan.
(b) With respect to each material Benefit Plan, the Company has made available to Parent a true and complete copy of, to the extent applicable (i) the plan document and any amendments thereto (including a written description of the material provisions of each unwritten material Benefit Plan), any related trust agreement, insurance contract or policy or other funding instrument, (ii) the most recent summary plan description and any summary of material modifications thereto, (iii) each trust, insurance or annuity contract or other funding vehicle with respect to each funded or insured plan, (iv) the most recent annual report on Form 5500 and any schedules thereto, (v) the most recent financial statements and actuarial or other valuation reports, (vi) the most recently received IRS determination letter (or, if applicable, advisory or option letter) and (vii) all notices or correspondence received in the past year with respect to any Benefit Plan from any Governmental Authority.
(c) No Benefit Plan is, and neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored): (i) a “multiemployer plan” as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer plan as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA. None of the Company and ERISA Affiliates has withdrawn at any time within the preceding six years from any “multiemployer plan” as defined in Section 3(37) of ERISA, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries. To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any material (A) Tax, penalty, fine, (B) Lien or (C) other liability imposed by ERISA, the Code or other applicable Laws.

(d) With respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code. None of the Company, its Subsidiaries and, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.
(e) Except as would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, (i) each Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with applicable Law (including ERISA and the Code); (ii) no such Benefit Plan is under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority; (iii) all payments required to be made by the Company or any of its Subsidiaries under, or with respect to, any Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Benefit Plans, applicable Law and GAAP; and (iv) the Company or its Subsidiary, as applicable, has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Benefit Plan.
(f) No material Benefit Plan provides welfare benefits or coverage, including death or medical benefits (whether or not insured), to any person following retirement or termination of service, other than coverage mandated solely by applicable Law.
(g) There are no Actions, claims or lawsuits (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against or relating to any Benefit Plan, the assets of any of the trusts under such Benefit Plan or the sponsor or the administrator, or against any fiduciary of the Benefit Plan with respect to the operation of such Benefit Plan or the Company or any of its Subsidiaries with respect to any Benefit Plan that, if determined adversely, would, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, and, to the Knowledge of the Company, no facts or circumstances exist that, individually or in the aggregate, have given rise, or would be reasonably expected to give rise, to any such Action, claim or lawsuit.
(h) Neither the Company nor any of its Subsidiaries has any obligation to make any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.
(i) Neither the execution or delivery of this Agreement, stockholder approval of this Agreement and the transactions contemplated hereby by the Company Required Vote, nor the consummation of the Merger or the other transactions contemplated hereby would reasonably be expected to, either alone or in conjunction with any other event, (i) entitle any current or former director, officer or employee or individual service provider of the Company or any of its Subsidiaries to payment or benefit (or result in the funding of any such payment or benefit), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries, (iii) accelerate the time of payment, funding or vesting of amounts or benefits due to any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries, or (iv) result in forgiveness of any loan or indebtedness or trigger any funding obligation under any Benefit Plan.
(j) Neither the execution or delivery of this Agreement, stockholder approval of this Agreement and the transactions contemplated hereby by the Company Required Vote, nor the consummation of the Merger or the other transactions contemplated hereby would reasonably be expected to, either alone or in conjunction with any other event, result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).
(k) On or prior to the date hereof, an amendment (the “CIC Plan Amendment”) to the Vericity Holdings, Inc. Change in Control Severance Benefits Plan was approved by the Board (as defined therein). The Company has delivered to Parent a true, correct and complete copy of the CIC Plan Amendment. The CIC Plan Amendment, in the form delivered to Parent, is in full force and effect and has not been modified, amended, altered, withdrawn or rescinded in any respect.
Section 4.19 Labor.
(a) Neither the Company nor any of its Subsidiaries is a party to, bound by, or, as of the date of this Agreement, negotiating a collective bargaining or other material labor agreement with any labor union, works council, trade union, labor association or other employee representative organization. To the Knowledge of the Company, there has not been since December 31, 2021, nor is there currently, any organized effort by any labor union, works council, trade union, labor association or other employee representative organization to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries is, or since December 31, 2021 has been, a party to, any material dispute or material controversy with a labor union, works council, trade union, labor association or other employee representative organization, nor since December 31, 2021 has the Company or any of its Subsidiaries experienced any actual or, to the Knowledge of the Company, threatened labor strikes, work slowdowns, lockouts, work stoppages, recognitional picketing, material arbitrations, material grievances, material unfair labor practice charges or proceedings, and to the Knowledge of the Company, none are threatened, in each case, with respect to the Company employees. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger or the other transactions contemplated hereby do not and will not result in any breach or other violation of any collective bargaining or other similar material labor-related agreement to which the Company or any of its Subsidiaries is a party or bound.
(b) No officer or Key Employee has given written notice of intention to terminate his, her or their employment with the Company or any of its Subsidiaries, and to the Knowledge of the Company no officers or Key Employees intends to terminate his, her or their employment with the Company or any of its Subsidiaries.
(c) The Company and each of its Subsidiaries are in compliance and, since December 31, 2021, have complied, in each case, in all material respects, with all applicable Laws relating to employment matters, including applicable Laws relating to wages, hours, wage payment, classification of all employees and service providers (including as exempt or non-exempt and as employee versus independent contractor), employee record keeping, privacy, labor, fair employment practices, hiring, training and/or promotion, terms and conditions of employment, pay equity, workers’ compensation, occupational safety and health, plant closings, withholding of taxes, discrimination in employment, disability rights or benefits, equal employment opportunity, immigration (including applicable I-9 Laws), reasonable accommodations, labor relations and collective bargaining, employee leave issues, and unemployment insurance.
(d) Since December 31, 2021, to the Knowledge of the Company, (i) no allegations of sexual harassment or other sexual misconduct have been made in writing against any director, officer or employee at the level of Vice President or higher of the Company or any of its Subsidiaries and (ii) there are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened in writing that involve any allegations of sexual harassment or other sexual misconduct by any director, officer or employee at the level of Vice President or higher of the Company or any of its Subsidiaries. Since December 31, 2021, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any director, officer or employee at the level of Vice President or higher of the Company or any of its Subsidiaries.
(e) The Company and each of its Subsidiaries are and, since December 31, 2021, have been in material compliance with the WARN Act.

(f) The Company and each of its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246) or (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors.
(g) To the Knowledge of the Company, no Key Employee is in material violation of any term of any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other similar obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.
Section 4.20 Intellectual Property; Data Privacy.
(a) Section 4.20 of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) patents and patent applications, (ii) trademark registrations, service mark registrations and applications for the foregoing, (iii) copyright registrations and applications and (iv) domain name registrations and social media identifiers, in each case, which are owned or purported by the Company to be owned by the Company or a Subsidiary of the Company as of the date hereof (collectively, the “Registered Intellectual Property” and, together with all Intellectual Property owned or purported by the Company to be owned by the Company or its Subsidiaries, the “Owned Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns, or has a valid, subsisting and enforceable license or other right to use, all Intellectual Property that is used or held for use in the conduct of the businesses of the Company or any of its Subsidiaries as presently conducted, provided that the foregoing shall not be deemed to be a representation or warranty with respect to the infringement, misappropriation or other violation of the Intellectual Property rights any other Person.
(b) To the Knowledge of the Company, the conduct of the businesses of the Company and each of its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and the conduct of the businesses of the Company and each of its Subsidiaries during the since December 31, 2021 has not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any Person. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person is infringing any Owned Intellectual Property. No Registered Intellectual Property is the subject of any opposition, cancellation, inter partes review or similar Action in any jurisdiction. Neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative or other administrative order that restricts or impairs its use or distribution of any Owned Intellectual Property. No Person has alleged, in an Action to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, otherwise, that any Owned Intellectual Property is not owned by the Company or its Subsidiaries, is subject to the rights of any third party or that any Owned Intellectual Property is invalid or unenforceable.
(c) Except as would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and such rights are subsisting, valid and, to the Knowledge of the Company, enforceable.
(d) The consummation of the transactions contemplated by this Agreement will not alter or impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or, except as would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, any other Intellectual Property that it uses in the conduct of its business.
(e) Each current and former director, officer, employee, consultant or contractor of the Company or any of its Subsidiaries that has made a material contribution to the creation, invention, modification, or improvement of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries, in whole or in part, has signed a valid and enforceable written Contract pursuant to which all of their

Intellectual Property and other rights in and to such contributions have been irrevocably assigned to the Company or one of its Subsidiaries, except to the extent such assignment occurred by operation of law, and, to the Knowledge of the Company, no such director, officer, employee, consultant or contractor is in material violation thereof.
(f) None of the Company’s material computer software (the “Proprietary Software”) is licensed or made available by the Company or any of its Subsidiaries in any manner that, pursuant to the terms of any applicable “open source” or “free software” license, would require the Company to (i) disclose the source of any source code for any portion of such Proprietary Software; (ii) condition the use or distribution of such Proprietary Software on the granting to any Person of the right to make derivative works or other modifications to such Proprietary Software or portions thereof or any rights or immunities under any Owned Intellectual Property; (iii) conditions the use or distribution of such Proprietary Software on such Proprietary Software being made subject to the terms and conditions of any open source software license; or (iv) otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute or otherwise make available any such Proprietary Software on a royalty-free basis. The Company and each of its Subsidiaries is and has been in material compliance with the terms and conditions of all licenses for such open source software. Neither the Company nor any of its Subsidiaries has received any written notice or request from any Person to disclose, distribute or license the Proprietary Software pursuant to an open source software license, or alleging noncompliance with any open source software license.
(g) The Company and each of its Subsidiaries comply with, and have at all times since December 31, 2021 complied with, all Data Protection Requirements, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(h) The Company and each of its Subsidiaries have established and maintain, and have since December 31, 2021 maintained, commercially reasonable physical, technical, and administrative security measures and policies, compliant with Data Protection Requirements in all material respects, reasonably designed and implemented to protect the security, confidentiality, integrity, and availability of (i) information technology networks and systems, including the software owned or controlled by the Company or such Subsidiary and used in the course of the operations of their respective businesses (the “IT Systems”), and (ii) Personal Information collected, used, processed or held for use by or on behalf of the Company or such Subsidiary in the course of the operations of their respective businesses.
(i) Since December 31, 2021, neither the Company nor any of its Subsidiaries has experienced any unauthorized disclosure, destruction, modification, or use of, or access to, any Personal Information or any security incident or breach of security of the IT Systems that would in each instance require notification to any Person pursuant to any Data Protection Requirement, except as would not, individually or in the aggregate, reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.
(j) Neither the Company nor any of its Subsidiaries has received any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Company’s Knowledge, neither the Company nor its Subsidiaries is under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law except for violations that would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole. No complaint, claim, enforcement action, proceeding, or litigation of any kind has been served on, or initiated against, the Company or its Subsidiaries by any private party or Governmental Authority alleging any violation of any Data Protection Requirement, except for violations that would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole.
Section 4.21 Insurance Coverage. Except as would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable, (b) all such insurance policies are in full force and effect and (c) all premiums due thereunder have been paid when due. Neither the Company nor any of its Subsidiaries is in breach of or default in any material respect under any such insurance policy or has taken any action or failed to take any action that, with the notice or lapse of time, would constitute such a breach or default or permit termination or modification of any such insurance policies.

Section 4.22 Real Property.
(a) Neither the Company nor any of its Subsidiaries (i) owns nor, since December 31, 2012, has owned, a fee simple interest in any real property or (ii) is a party to any agreement or option to purchase any real property or interest therein.
(b) Section 4.22(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased or subleased by the Company or any of its Subsidiaries as of the date of this Agreement (each such property, the “Leased Real Property”). The Company has provided or made available to Parent a true, complete and correct copy of all the Company Leases. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold or subleasehold interest in each Leased Real Property pursuant to a lease agreement (together with any guarantees thereof, the “Company Lease”), free and clear of all Liens (other than Permitted Liens) and (ii) each Company Lease is valid, binding, in full force and effect and enforceable in accordance with its terms, except as enforceability thereof may be limited by the Bankruptcy and Equity Exception.
(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party under any Company Lease, is in material default under any Company Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a material default of any Company Lease. The Company or one of its Subsidiaries has exclusive possession of the Leased Real Property. To the Knowledge of the Company, there are no other Contracts granting any Person (other than the Company or one of its Subsidiaries) the right to use or occupy any of the Leased Real Property.
(d) The Company or one of its Subsidiaries, as applicable, have obtained all certificates of occupancy and other permits or approvals required with respect to the use and occupancy of the Leased Real Property, except where a failure to obtain any such material permits or approvals would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.23 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) since December 31, 2021 through the date hereof, neither the Company nor any of its Subsidiary has received written notice from any Governmental Authority or other Person alleging that the Company or any of its Subsidiary is in violation of or liable under any applicable Environmental Law nor is the Company or any of its Subsidiaries subject to any investigation with respect to potential liability pursuant to applicable Environmental Laws, (b) there has been no Release at, on, under, migrating from or migrating to (i) any real properties leased by the Company or any of its Subsidiaries or (ii) any real property currently owned by the Company or any of its Subsidiaries or any real property that was previously owned by the Company or any of its Subsidiaries that is reasonably likely to result in any material cost, liability or obligation of the Company or any of its Subsidiaries under any applicable Environmental Law.
Section 4.24 Information Statement or Proxy Statement. The Information Statement or Proxy Statement, as applicable, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by the Company to be included in the Information Statement or Proxy Statement, as applicable, at the date the Information Statement or Proxy Statement, as applicable, is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting (if held), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained or incorporated by reference in any of the foregoing documents.
Section 4.25 Takeover Statutes. The Company is not party to any shareholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.07, the Company Board of Directors has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal laws in the United States applicable to the Company are applicable to the Merger or the other transactions contemplated hereby.

Section 4.26 Financial Advisor Opinion. Raymond James Financial, Inc. (the “Financial Advisor”) has delivered to the Company Board of Directors its opinion (the “Financial Advisor Opinion”) to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. As of the date hereof, the Financial Advisor Opinion has not been withdrawn, revoked or modified. The matters set forth in Section 4.26 of the Company Disclosure Schedules are true and complete.
Section 4.27 Brokers or Finders. No broker, finder, investment banker, financial advisor or other Person (other than the Financial Advisor, the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission, or the reimbursement of expenses in connection therewith, in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.
Section 4.28 Investment Assets.
(a) The Company has provided Parent with a true, correct and complete list of all investment portfolio transactions, including the acquisition of bonds, stocks, alternative investments, other securities, mortgage loans, real estate, joint ventures, and other investments, by the Company or any of its Subsidiaries (the “Investment Assets”) that were carried on the books and records of the Company or any of its Subsidiaries as of June 30, 2023. Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after June 30, 2023, the Company and its Subsidiaries, or a trustee acting on behalf of the Company or any such Subsidiary, has good and valid title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. The Company has provided Parent with a true, correct and complete copy of the investment policies and guidelines of the Company or any of its Subsidiaries, and each of the Investment Assets complies in all material respects with, the investment policies and guidelines of the Company or any of its Subsidiaries.
(b) To the Knowledge of the Company, as of the date hereof, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not constitute a Company Material Adverse Effect.
Section 4.29 Insurance Product-Related Tax Matters. Except as would not, individually or in the aggregate, reasonably be likely to be material to any Company Insurance Subsidiary:
(a) The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by any of the Company and its Subsidiaries to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed or reasonably expected to qualify at the time of issuance (or subsequent modification), except, in each case, for changes resulting from changes to the Code, any Treasury Regulations, and administrative guidance and judicial interpretations issued thereunder after the time of such sale, issuance or modification. For purposes of this Section 4.29, the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code, any Treasury Regulations, and administrative guidance and judicial interpretations issued thereunder.
(b) Neither the Company nor any of its Subsidiaries has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Governmental Authority, or otherwise has requested relief from the IRS or any other Governmental Authority, regarding the failure of any Insurance Contract currently in force to meet its intended Tax treatment, including without limitation Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702 and 7702A of the Code and any Treasury Regulations and administrative guidance issued thereunder, as applicable to such Insurance Contracts.
(c) Neither the Company nor any of its Subsidiaries is a party to or has received written notice of any federal, state, local or foreign audits or other administrative or judicial Action with regard to the Tax treatment of any Insurance Contract currently in force, or of any written claims by the purchasers, holders or intended beneficiaries thereof regarding the Tax treatment thereof or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.
(d) Neither the Company nor any of its Subsidiaries (nor any of their Affiliates) is a party to any “hold harmless” or indemnification agreement or tax sharing agreement or similar arrangement under which it is liable for the Tax treatment of (i) any Insurance Contract currently in force or (ii) any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.
(e) The Company and each of its Subsidiaries have complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.
(f) All Insurance Contracts that are subject to Section 101(f) of the Code satisfy the requirements of that Section and otherwise qualify as life insurance contracts for purposes of the Code. All Insurance Contracts that are subject to Section 7702 of the Code satisfy the requirements of Section 7702 of the Code and otherwise qualify as life insurance contracts for purposes of the Code. All Insurance Contracts that are required to satisfy the provisions of Sections 72 and/or 817 of the Code satisfy all applicable requirements of such sections. All Insurance Contracts that are long-term care insurance contracts satisfy the requirements of Section 7702B of the Code.
(g) None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that are being administered as “modified endowment contracts” and with respect to which the policyholder has consented in writing to the treatment of such Insurance Contracts as “modified endowment contracts” and has not acted to revoke such consent.
(h) All information technology licensed or owned by the Company and all processes and procedures performed by the Company, in each case that have been used to maintain the Insurance Contracts’ qualification for their Tax treatment under applicable provisions of the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” or to facilitate compliance with the reporting, withholding and disclosure requirements described in this Section 4.29(h) have been designed, implemented and performed in a commercially reasonable manner to maintain such qualification or facilitate such monitoring or compliance.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 5.01 Organization and Good Standing. Each of Parent and Merger Sub, (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has full corporate or similar power, as applicable, and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.02 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the

Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by the Bankruptcy and Equity Exception.
Section 5.03 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 4.05(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract (other than any Benefit Plan) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any action, consent, approval, authorization or waiver of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the NASDAQ Capital Market, (iv) the Toronto Stock Exchange, (v) filing and recordation of the Certificate of Merger, as required by the DGCL, (vi) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.03(b) of the Parent Disclosure Schedule and (vii) such other consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.04 Litigation.
(a) There is no Action or investigation or review by any Governmental Authority pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, including Merger Sub, that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b) There is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(c) As of the date hereof, no investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries or their respective business is pending or, to the Knowledge of Parent, threatened in writing that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.05 Financing. Parent has the financial capacity to perform and to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, and Parent has available, and will continue to have available through and at the Closing, unencumbered cash or cash equivalents that are sufficient to permit Parent to fund the Merger Consideration set forth in Article II and any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 5.06 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has not, and immediately prior to the Effective Time will have not, engaged in any business or incurred any material liabilities or obligations other than in connection with the transactions contemplated by this Agreement.
Section 5.07 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is required to approve this Agreement, the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08 Information Statement or Proxy Statement. The information supplied by Parent, Merger Sub and their respective Representatives for inclusion in the Information Statement or Proxy Statement, as applicable, to be sent to the Company Stockholders in connection with the Company Stockholders Meeting, at the date the Information Statement or Proxy Statement, as applicable, is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.
Section 5.09 Brokers or Finders. No broker, finder or investment banker (other than RBC Capital Markets, LLC, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees.
ARTICLE VI

COVENANTS
Section 6.01 Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as otherwise contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule, as required in connection with any Contagion Event, as required by applicable Law or Order, as required by any Contract as in effect as of the date of this Agreement, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business consistent with past practices in all material respects, (y) the Company shall and shall cause each of its Subsidiaries to use their reasonable best efforts to preserve intact their business organizations, goodwill and assets and to preserve its present relationships with Governmental Authorities and other key third parties, including customers, reinsurers, producers, distributors, suppliers and other Persons with whom the Company and its Subsidiaries have business relationships, and (z) the Company shall not and shall cause each of its Subsidiaries not to (it being understood that no act or omission by the Company or any of its Subsidiaries with respect to compliance with the matters specifically addressed by any provision of this clause (z) shall be deemed to be a breach of clauses (x) or (y)):
(a) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock or any other equity interests, other than any dividends or distributions by a wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;
(b) adjust, split, combine, subdivide or reclassify any of its capital stock or other equity interests of the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other voting or equity interests of any class or series of the Company or any of its Subsidiaries;
(c) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries capital stock or any Company Stock Rights;

(d) issue, grant, deliver, offer, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or option, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other voting or equity interests of any class or series of the Company or any of its Subsidiaries;
(e) adopt any amendments to or propose to amend the Company Certificate of Incorporation or Company Bylaws or organizational documents of the Company’s Subsidiaries;
(f) purchase an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof, if the amount of the consideration paid or transferred by the Company and its Subsidiaries would exceed $500,000 for any individual transaction or $1,500,000 in the aggregate for all such transactions, or merge or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its Subsidiaries, (ii) pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries or (iii) the acquisition of Investment Assets in the ordinary course of business consistent with past practice;
(g) sell, lease, transfer, license, encumber or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company, but excluding Intellectual Property) other than (i) sales or other dispositions of assets in the ordinary course of business consistent with past practice, (ii) solely of assets pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries, (iii) sales or other dispositions of assets utilized in the operations of the Company or its Subsidiaries the total value of which does not exceed $500,000 for any single transaction or $1,500,000 in the aggregate for all such transactions, (iv) sales or other dispositions of obsolete assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries or (v) pursuant to Contracts in effect on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Section 6.01);
(h) sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material Intellectual Property, other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person any non-public material Intellectual Property, except in the ordinary course of business consistent with past practice pursuant to written obligations of non-disclosure and non-use;
(i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (i) borrowings under the Hannover Facility not in excess of $3,000,000, (ii) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement, (iii) Indebtedness incurred solely between the Company and any of its Subsidiaries or solely between its Subsidiaries, or (iv) any additional Indebtedness the total value of which does not exceed $250,000 in the aggregate;
(j) make any loans, capital contribution or advance to or investment in any Person, other than (i) to the Company or any of its Subsidiaries or (ii) pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries as of the date hereof in the ordinary course of business consistent with past practice;
(k) other than in connection with claims under Insurance Contracts or Reinsurance Contracts, settle any material Actions made or pending against the Company or any of its Subsidiaries, other than any settlements (i) in the ordinary course of business consistent with past practices or (ii) (A) for amounts not to exceed, for any such settlement individually, $500,000, and for all such settlements in the aggregate, $1,500,000 and (B) that would not reasonably be likely to prohibit or materially restrict the Company and its Subsidiaries from operating their business following the Closing Date;
(l) make any material change (i) in any accounting methods, principles or practices, (ii) to the investment policies and guidelines of the Company or any of its Subsidiaries in effect on the date hereof or (iii) to any of the actuarial, underwriting, claims administration, pricing, loss control, reserving or reinsurance policies, practices or principles of any Company Insurance Subsidiary in effect on the date hereof or any material assumption underlying an actuarial practice or policy, in each case, other than as required by changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;
(m) except as required by a Benefit Plan existing and as in effect on the date hereof and set forth on Section 4.18(a) of the Company Disclosure Schedule, (i) grant any Company Stock Rights or other equity or equity-based awards in respect of the capital stock or other securities of the Company or any of its Subsidiaries to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries, (ii) grant any increases in the compensation or benefits payable or available to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries, (iii) make any grant of, or increase, any severance, retention, change in control, termination or similar compensation or benefits payable to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries, (iv) accelerate the time of payment or vesting of, or the lapsing of material restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan, (v) establish, adopt, enter into, terminate or amend any Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof, (vi) loan or advance any money or other property to any current or former director, officer, employee or other service provider of the Company or any of its Subsidiaries (other than routine advancement of business expenses in the ordinary course of business), or (vii) materially amend or modify any performance criteria, metrics or targets under any Benefit Plan such that, as compared to those criteria, metrics or targets under any Benefit Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;
(n) (i) hire or make an offer to hire any Person to be an officer or employee of the Company or any of its Subsidiaries or engage or make an offer to engage any other service provider to provide services to any Company or any of its Subsidiaries, other than the hiring of employees or engagement of service providers with annual base pay or fee not in excess of $200,000 in the ordinary course of business consistent with past practice and on the same or substantially similar terms and conditions of employment as similarly-situated employees of the Company and its Subsidiaries and not otherwise in contravention of Section 6.01(m), (ii) promote or terminate (other than for cause) the employment or engagement of, any employee or other service provider (retroactively or otherwise), in each case, with annual base pay or fee in excess of $200,000 or (iii) affirmatively waive the restrictive covenant obligations of any current or former employee of the Company or any of its Subsidiaries;
(o) (i) enter into any collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization, or (ii) recognize or certify any labor union, works council, trade union, labor association other employee representative organization, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;
(p) except as in the ordinary course of business consistent with past practices, (i) make, revoke or change any material Tax election, (ii) settle or compromise any material income Tax liability, (iii) file any amended material income Tax Return, (iv) fail to pay any material amount of Taxes that are due and payable (including estimated Tax payments), (v) change an annual accounting period or change (or make a request to any Governmental Authority to change) any aspect of its method of accounting for Tax purposes, (vi) prepare or file any material income Tax Returns in a manner which is materially inconsistent with past practices (unless otherwise required by applicable Law), (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (viii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or (ix) enter into any Tax sharing, closing, or similar agreement in respect of any Taxes, obtain or request any Tax ruling, in each case of (i) through (ix) to the extent that doing so would reasonably be likely to result in a material incremental cost to Parent, the Company or any of its Subsidiaries after the Closing;
(q) (i) commute, materially amend or assign or waive any material rights under any Material Contract or any Reinsurance Contract, other than in the ordinary course of business consistent with past practice, or (ii) enter into any Contract that would have been a Material Contract or Reinsurance Contract had it been entered into prior to the execution of this Agreement if the Company or any of its Subsidiaries would be required to post collateral to secure its liabilities under such agreement or contract in excess of the amount required by applicable Law for the ceding company to receive full credit for the reserves ceded thereunder;
(r) authorize, recommend, propose, enter into or adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any of its Subsidiaries;
(s) make, commit to make or authorize any capital expenditures that are in excess of (i) 110% of the individual line items of, or (ii) 105% of the aggregate amount of capital expenditures scheduled to be made in, the capital expenditure budget set forth on Section 6.01(s) of the Company Disclosure Schedule for the period indicated therein; provided, however, that the Company and its Subsidiaries shall be permitted to make emergency capital expenditures in the event that the Company determines in its reasonable judgment, after consultation with Parent, that such capital expenditures are necessary to maintain its ability to operate its businesses in the ordinary course or for the safety of individuals, assets or the environment;
(t) (i) modify, amend, terminate, assign or waive any material rights of the Company or any of its Subsidiaries under any Related Party Transaction or (ii) enter into any Related Party Transaction;
(u) enter into a new business outside of (i) the existing business of the Company and its Subsidiaries or (ii) any new business that is complementary to the existing business of the Company and its Subsidiaries;
(v) modify, waive, terminate or voluntarily abandon, fail to renew, let lapse or otherwise change, any material Company Permit or any material insurance licenses of the Company Insurance Subsidiaries;
(w) (i) enter into any agreement or commitment for the purchase, acquisition, sale, lease, sublease, license, sublicense, occupancy or other direct or indirect transfer of any real property or any interest therein (other than in the ordinary course of business consistent with past practice), (ii) acquire any fee simple title to, or interest in, real property or (iii) materially amend or modify, voluntarily terminate or rescind, exercise or decline any material option, or request or grant any material waiver under any Company Lease; or
(x) authorize, agree, in writing or otherwise, to take, or commit to any of the actions described in this Section 6.01.
Section 6.02 Access to Information and Employees; Confidentiality. During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, the Company shall, and shall cause its Representatives to, afford the Representatives of Parent and Merger Sub, upon reasonable prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the senior officers, offices and other facilities, and books and records of the Company. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would reasonably be likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law, (iii) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its Subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, violate the applicable Law, Contract or interfere unreasonably.
Section 6.03 Reasonable Best Efforts to Consummate Merger; Regulatory Matters.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub, Guarantor and the Company shall, and shall cause their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including using its reasonable best efforts in (i) obtaining all necessary consents, approvals, authorizations or waivers from Governmental Authorities and making all necessary registrations, filings and notices with any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, in each case, except as would, or would reasonably be expected to, constitute or result in a Burdensome Condition.
(b) Without limiting the general applicability of Section 6.03(a), and upon the terms and subject to the conditions of this Agreement, each of Parent and Guarantor shall, and shall cause its respective Affiliates to, use reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Order that may be entered by, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur as promptly as practicable, including by using its reasonable best efforts in (1) taking all actions otherwise necessary to (x) obtain all consents, approvals, authorizations or waivers of Governmental Authorities required to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (y) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and (z) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby and (2) proffering to Governmental Authorities to take such actions, in each case, except as would constitute or result in a Burdensome Condition.
(c) In furtherance of and without limiting the foregoing, (i) Parent and Guarantor shall file a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the Director of the Illinois Department of Insurance as promptly as practicable and in any event within twenty (20) Business Days of the date hereof, (ii) Guarantor shall file a notification of the Merger with The Autorité des marchés financiers as promptly as practicable and in any event within twenty (20) Business Days of the date hereof (the “AMF Filing”) and (iii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated by this Agreement and requesting early termination of the waiting period under the HSR Act, as promptly as practicable and in any event within twenty (20) Business Days of the date hereof. All filing fees payable in connection with the foregoing shall be borne by Parent.
(d) Parent and Guarantor shall promptly provide, or cause to be provided, all copies of existing agreements and documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to Parent and its Affiliates or any Persons who are deemed or may be deemed to “control” Parent within the meaning of applicable Insurance Laws (including Guarantor), including its or their structure, ownership, businesses, operations, jurisdiction of domicile, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, general or limited partners, members or shareholders and the transactions contemplated hereby and such other matters as may be required or requested by such Governmental Authority, in each case, in connection with obtaining all necessary approvals, authorizations or waivers from Governmental Authorities for the Merger and the other transactions contemplated by this Agreement.
(e) Each of the Company, Guarantor, Parent and Merger Sub shall consult and cooperate with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. Subject to applicable Laws, Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental

Authority with respect to any consent, approval, authorization or waiver required to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any such written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned. Parent, Merger Sub and the Company shall not, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls and discussions in the ordinary course of business consistent with past practice that are not primarily related to this Agreement and the transactions expressly contemplated hereby) with any Governmental Authority in respect of any filings, investigation or other inquiry necessary to consummate the transactions contemplated by this Agreement, except to the extent related to any filings with the Toronto Stock Exchange or the AMF Filing, unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting (other than a telephone call initiated by such Governmental Authority and not scheduled in advance). Parent and Merger Sub shall not amend, revoke or refile any filing, submission, application, notification or report form or extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby, except as required by applicable Law or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in no event will any party to this Agreement be required to disclose to any other party to this Agreement any information or materials that (i) contain trade secret, or commercially or competitively sensitive information (provided, however, that such materials may be exchanged on an “Outside Counsel Only” basis), (ii) contain personally identifiable information (including personal financial statements or any other financial information or tax-related information), or (iii) are legally privileged (collectively, “Sensitive Information”), including any information or materials that may be shared prior to or during telephone calls or conferences with Governmental Authorities. Each party shall be permitted to redact Sensitive Information from documents shared with the other parties.
(f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party hereto be required to agree to take or enter into any action which is not conditioned upon the Closing. Parent, Merger Sub and their Affiliates shall be permitted to file requests for approval or non-disapproval from Government Authorities of the actions proposed to be taken and agreements proposed to entered into by the Insurance Company on or following the Closing Date set forth on Section 6.03(f) of the Parent Disclosure Schedule (the “Scheduled Form D Filings”). Upon the written request of Parent, the Company shall, and shall cause its Subsidiaries to, provide reasonable cooperation and assistance to Parent and its counsel in the preparation of, and, at the direction of Parent, the filing and review of the Scheduled Form D Filings.
(g) Notwithstanding anything to the contrary set forth in this Agreement, Parent and Guarantor shall not be obligated to take or refrain from taking or to agree to Parent, Guarantor, their respective Subsidiaries and Affiliates or the Company or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Agreement) or to suffer to exist any limitation, action, restriction, condition, requirement or arrangement, which, individually or together with all other such limitations, actions, restrictions, conditions, requirements or arrangements, would, or would reasonably be expected to, (i) result in a Company Material Adverse Effect or materially change the manner in which the Company has conducted its business in the ordinary course, including any change to its place of operations, or (ii) (A) be material and adverse to Guarantor and its Subsidiaries (other than the Company and its Subsidiaries), taken as a whole, or (B) change the manner in which Guarantor or any of its Subsidiaries (other than the Company and its Subsidiaries) has conducted its business operations in the ordinary course in a manner that, individually or in the aggregate, is material and adverse to Guarantor and its Subsidiaries (other than the Company and its Subsidiaries), taken as a whole (provided that, for purposes of this sub-clause 6.03(g)(ii), Guarantor and its Subsidiaries (other than the Company and its Subsidiaries) shall be deemed a consolidated group of entities of the same size and scale (financially and otherwise) as Parent and its Subsidiaries, taken as a whole, based on the balance sheet for Parent and its Subsidiaries set forth in Section 6.03(g) of the Parent Disclosure Schedule) (each of such clauses (i) and (ii), a “Burdensome Condition”). Without the prior written consent of Parent, the Company shall not (and shall cause its Subsidiaries not to) take any action or agree to the taking or refraining from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition.
(h) Upon the terms and subject to the conditions set forth in this Agreement, the Company shall use reasonable best efforts, in consultation and cooperation with Parent, to obtain as promptly as reasonably practicable prior to the Closing Date the third-party consents set forth on Section 6.03(h)(A) of the Company Disclosure Schedule and amend the agreement set forth on Section 6.03(h)(B) of the Company Disclosure Schedule as set forth therein; provided, however, that (i) the Company shall not, and shall cause its Subsidiaries not to, (and the Company and its Subsidiaries shall not be required to) compromise any right, asset or benefit or expend any amount or incur any liabilities, make any accommodations or provide any other consideration to obtain any such consents or amendment without the prior written consent of Parent, and (ii) obtaining such consents or amendment shall not be required to satisfy the conditions set forth in Section 7.02(b) as of the Closing Date and the failure to obtain such consents or amendment shall not, in and of itself, be considered evidence of a failure by the Company to perform its obligations under or otherwise comply with this Section 6.03(h).
Section 6.04 Stockholder Written Consent; Preparation of Information Statement or Proxy Statement.
(a) Immediately after the execution of this Agreement, the Company shall take all actions necessary to seek and obtain the Company Required Vote by an irrevocable written consent of Apex Holdco L.P. with respect to 11,373,352 Shares in the form attached hereto as Exhibit A (the “Stockholder Written Consent”) in accordance with applicable Law, the Company Certificate of Incorporation and the Company Bylaws. As promptly as practicable after receipt of the Stockholder Written Consent, (i) the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the executed Stockholder Written Consent and (ii) the Company will use reasonable best efforts to cause the Waiving Stockholders to execute and deliver the Appraisal Waivers to the Company and Parent promptly following delivery of the executed Stockholder Written Consent. If the Stockholder Written Consent is not executed and delivered to Parent within twenty-four (24) hours after the execution of this Agreement, Parent shall have the right to terminate this Agreement as set forth in Section 8.01(i).
(b) In the event the Stockholder Written Consent is delivered to Parent pursuant to Section 6.04, each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Information Statement, including all amendments or supplements to the preliminary Information Statement as promptly as practicable thereafter. The Company shall prepare and file with the SEC the preliminary Information Statement as promptly as reasonably practicable (and in any event no later than twenty (20) Business Days following the date of this Agreement). The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the preliminary Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Information Statement. If any comments are received from the SEC with respect to the preliminary Information Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Information Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, which clearance will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth day after filing the preliminary Information Statement that the SEC will not be reviewing the Information Statement, and all information required to be contained in the Information Statement has been included therein, the Company shall file the definitive Information Statement with the SEC and cause such definitive Information Statement (which, for the avoidance of doubt, shall contain the Financial Advisor Opinion) to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the Company Board of Directors in accordance with applicable Law.
(c) In the event the Stockholder Written Consent is not delivered to Parent pursuant to Section 6.04 and Parent has not terminated this Agreement in accordance with Section 8.01(i), each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Proxy

Statement, including all amendments or supplements to the preliminary Proxy Statement. The Company shall prepare and file with the SEC the preliminary Proxy Statement as promptly as reasonably practicable (and in any event no later than 20 Business Days following the date of this Agreement). The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Proxy Statement. If any comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, which clearance will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth day after filing the preliminary Proxy Statement that the SEC will not be reviewing the Proxy Statement, and all information required to be contained in the Proxy Statement has been included therein, the Company shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the Company Board of Directors in accordance with applicable Law.
(d) The Company shall make all necessary filings with respect to the transactions contemplated hereby (including the Merger) under the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. The Company will advise Parent, promptly after it receives notice thereof, of the time when any supplement or amendment to the Information Statement or Proxy Statement, as applicable, has been filed.
(e) If at any time prior to, but not after, the receipt of the Company Required Vote, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Information Statement or the Proxy Statement, as applicable, so that the Information Statement or Proxy Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
(f) Notwithstanding the foregoing, prior to filing or mailing the Information Statement or Proxy Statement (or any amendment or supplement thereto), as applicable, or responding to any comments of the SEC with respect thereto, the Company (i) will provide Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 6.05 Company Stockholders Meeting. Subject to the other provisions of this Agreement, in the event the Stockholder Written Consent is not delivered to Parent pursuant to Section 6.04 and Parent has not terminated this Agreement in accordance with Section 8.01(i), the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules and regulations of the NASDAQ Capital Market to establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the SEC or the staff of the SEC clears the Proxy Statement for mailing to the Company Stockholders, the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement. Subject to Section 6.06, to the extent permitted by applicable Law, the Company Board of Directors shall recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company Stockholders (the “Company Recommendation”) and include such recommendation in the Proxy Statement. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to Section 6.06, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement, the Merger and the other transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Stockholders that is required by the rules and regulations of the NASDAQ Capital Market and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.
Section 6.06 No Solicitation.
(a) The Company agrees that (i) it and its directors and officers shall not, (ii) its Subsidiaries and its Subsidiaries’ directors and officers shall not and (iii) it shall not, shall cause its Subsidiaries to not, and shall use reasonable best efforts to cause its and its Subsidiaries’ other Representatives to not, directly or indirectly, (A) solicit, initiate, propose or knowingly encourage or facilitate any inquiry or the making of any proposal or offer that constitutes or is reasonably likely to lead to or result in a Takeover Proposal (other than contacting or engaging in discussions with the Person making a Takeover Proposal or its Representatives for the sole purpose of clarifying such Takeover Proposal to determine whether it constitutes a Superior Proposal), (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any material, non-public information in furtherance of, any Takeover Proposal or any inquiry, proposal or offer that is reasonably likely to lead to or result in a Takeover Proposal, (C) provide access to the properties, assets or employees of the Company or its Subsidiaries to any Person with respect to or in response to any Takeover Proposal or any inquiry, proposal or offer that is reasonably likely to lead to or result in a Takeover Proposal, (D) enter into any Takeover Proposal Documentation or (E) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their respective directors and officers, and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives, to immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore by the Company or its Subsidiaries or any of its or their respective Representatives with respect to any Takeover Proposal. Within ten (10) Business Days after the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the six (6) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that would constitute a Takeover Proposal if consummated following the date of this Agreement and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will immediately terminate any physical and electronic data access previously granted to any Person for purposes of evaluating any transaction that could be a Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal, if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with this Section 6.06(a), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) after the Company receives an executed confidentiality agreement from such Person containing confidentiality provisions not materially less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of a Takeover Proposal and need not contain any standstill), provided that all material information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person or any of its Representatives, and (y) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal; provided, further, that prior to taking any such actions set forth in the foregoing clauses (x) or (y), the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the directors under Delaware Law.
(b) Neither the Company Board of Directors nor any committee thereof shall:
(i) withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation,
(ii) approve, endorse or recommend the adoption of, or publicly propose to approve, endorse or recommend the adoption of, any Takeover Proposal,
(iii) fail to publicly reaffirm the Company Recommendation on or prior to the earlier of (A) five (5) Business Days of a written request by Parent to make such public reaffirmation and (B) three (3) Business Days prior to the date of the Company Stockholders Meeting following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer which shall be governed by clause (vi) of this Section 6.06(b)) (or promptly after the announcement or disclosure of such Takeover Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholders Meeting) that has not been withdrawn; provided that Parent may make any such request only once in any five (5) Business Day period,
(iv) fail to include the Company Recommendation in the Proxy Statement when filed with the SEC or disseminated to the Company Stockholders,
(v) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to a Takeover Proposal (an “Alternative Acquisition Agreement”),
(vi) in the case of a Takeover Proposal in the form of a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Shares (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14d-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (i) ten (10) Business Days after commencement of such tender offer or exchange offer and (ii) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after the commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Company Stockholders Meeting), or
(vii) cause or permit the Company to enter into an Alternative Acquisition Agreement (each of clauses (i) through this (vii), an “Adverse Recommendation Change”).
(c) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, at any time prior to, but not after, obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its financial advisor and outside legal counsel, it determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware Law, (x) make an Adverse Recommendation Change in response to a Change in Circumstance that has been determined in good faith by the Company Board of Directors to constitute a Change in Circumstance after consultation with its financial advisors and outside legal counsel, (y) make an Adverse Recommendation Change in response to a bona fide written Takeover Proposal from a third party that was not solicited at any time following the execution of this Agreement that the Company Board of Directors determines is a Superior Proposal and did not arise from a breach of the obligations set forth in this Section 6.06 or (z) cause or permit the Company to terminate this Agreement pursuant to Section 8.01(d) in order to enter into any Takeover Proposal Documentation regarding a Superior Proposal, if and only if:
(i) the Company shall have given Parent written notice at least four (4) Business Days prior to making any such Adverse Recommendation Change or causing or permitting the Company to terminate this Agreement pursuant to clause (z) above, which notice shall include, as applicable, (A) an unredacted copy of any Superior Proposal that is the basis of the proposed action by the Company

Board of Directors, including any applicable transaction and financing documents to the extent provided by the relevant party in connection with the Superior Proposal (it being understood and agreed that (1) any material amendment or material modification to such Superior Proposal, including any amendment to the financial terms of such Superior Proposal, shall require a new written notice, compliance with the requirements of this Section 6.06(c) and an additional two (2) Business Day period prior to taking any specified action and (2) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall (x) take into account any binding offers to amend the terms of this Agreement made by Parent in writing to the Company and any other information offered by Parent in response to the notice and (y) negotiate (and cause its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Company Board of Directors to effect an Adverse Recommendation Change or terminate this Agreement in response thereto) or (B) a reasonably detailed description of the material event or development or material change in circumstance constituting such Change in Circumstances; and
(ii) after considering any proposed binding offers to amend the terms of this Agreement made by Parent in writing during such periods described above, if any, the Company Board of Directors shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the Takeover Proposal remains a Superior Proposal and that the failure to make the Adverse Recommendation Change in response to such Superior Proposal or Change in Circumstance or cause or permit the Company to terminate this Agreement in response to such Superior Proposal would be inconsistent with the fiduciary duties of directors under Delaware Law.
(d) In the event that on or after the date of this Agreement the Company receives a Takeover Proposal, any request for information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company in connection with or in response to a Takeover Proposal or that is reasonably likely to lead to or result in a Takeover Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Takeover Proposal, the Company will (i) promptly (and in no event later than forty-eight (48) hours after receipt thereof) notify (which notice shall be provided orally and in writing and shall identify the Person making such Takeover Proposal or request and set forth the material terms thereof) Parent thereof, (ii) keep Parent reasonably and promptly (and in no event later than forty-eight (48) hours) informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Takeover Proposal or request and (iii) as promptly as practicable (but in no event later than forty-eight (48) hours after receipt) provide to Parent unredacted copies of all material correspondence and written materials (regardless of whether electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof.
(e) Nothing contained in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from, after consultation with the Company’s outside legal counsel, (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(c) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Delaware Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 6.06(b) except, in each case, to the extent permitted by Section 6.06(b). The parties agree that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act (or any similar communication to the stockholders of the Company) shall not be deemed to be an Adverse Recommendation Change. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, the Company Recommendation, an adoption or recommendation with respect to such Takeover Proposal, or an Adverse Recommendation Change; provided, however, that if any such disclosure described in this Section 6.06(e) has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 8.01(e). The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party and shall enforce the provisions of any such agreement.
Section 6.07 Public Announcements. The Company and Parent shall agree on the press releases to be issued by each of them announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules and regulations of the NASDAQ Capital Market or the Toronto Stock Exchange or any listing agreement with the NASDAQ Capital Market or the Toronto Stock Exchange, (b) as contemplated by Section 6.06(b) or (c) to enforce its rights and remedies under this Agreement.
Section 6.08 Employee Matters.
(a) During the period commencing on the Effective Time and ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent shall provide to each employee of the Company and its Subsidiaries at the Effective Time who remains an employee of the Company or any of its Subsidiaries (each such employee, a “Company Employee”): (i) base salary or wage rate that is, in each case, no less than the base salary or wage rate to each such Company Employee immediately prior to the Effective Time; (ii) annual cash incentive bonus opportunities that are no less favorable in the aggregate than those provided to each such Company Employee immediately prior to the Effective Time; and (iii) retirement, health and welfare benefits (excluding severance benefits, defined benefit pension plans, post-employment health and welfare benefit plans, nonqualified deferred compensation plans, and equity or equity-based and long-term compensation benefits) that are substantially comparable, in the aggregate, to those retirement, health and welfare benefits (excluding severance benefits, defined benefit pension plans, post-employment health and welfare benefit plans, nonqualified deferred compensation plans, and equity or equity-based and long-term compensation benefits) provided to such Company Employee immediately prior to the Effective Time.
(b) Parent shall provide each Company Employee who incurs a termination of employment by Parent or its Affiliate (other than for cause or on account of death or disability) during the Continuation Period, subject to such Company Employee’s timely executing and not revoking a waiver and general release agreement in the form customarily used by Parent or its Affiliate, with severance payments and benefits that are no less favorable than the severance payments and benefits to which such employee would have been entitled with respect to such termination under the severance policies of the Company set forth on Section 4.18(b) of the Company Disclosure Schedule.
(c) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to give Company Employees full credit for Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including for purposes of vacation and severance) under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that the foregoing shall not apply with respect to benefit accruals under any defined benefit pension plan, for purposes of any post-employment health or welfare benefit plan, or to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
(d) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of

Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.
(e) This Section 6.08 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.08 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any third-party beneficiary rights or obligations in any person (including any current or former employee of the Company or its Subsidiaries) or any right to employment or service or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment or service with Parent or the Company or any of their respective Subsidiaries or Affiliates or any other person.
Section 6.09 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its current Subsidiaries (the “Indemnified Parties”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including legal fees and expenses) in connection with any actual or threatened Action or investigation, whenever asserted, based on or arising out of, relating to or in connection with any act or omission occurring at or prior to the Effective Time (including relating to this Agreement) to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof.
(b) From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, however, that, in lieu of the foregoing insurance coverage, the Company may, at its option, or if requested by Parent, the Company shall, purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage substantially similar in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium for the coverage period for such “tail” insurance policy.
(c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the Indemnified Parties as provided in the respective certificates of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this

Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are presently set forth in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL or other applicable Law during such period.
(d) This Section 6.09 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).
(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.08 and this Section 6.09.
(f) The rights of the Indemnified Parties under this Section 6.09 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in Section 6.09(a), and without prejudice to the rights referenced in the prior sentence, (i) an Indemnified Party shall be entitled to the rights provided by Section 6.09(a) that are in addition to the rights referenced in the prior sentence only after providing a written undertaking by or on behalf of such Indemnified Party to repay such amounts if it is ultimately determined that such Indemnified Party is not entitled to indemnification and (ii) Parent shall have the right, upon written notice to any Indemnified Party, to assume the defense of any proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Party.
(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any insurance policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to or in substitution for any such claims under such policies.
Section 6.10 Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act (or who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.
Section 6.11 Stock Exchange De-listing. Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the NASDAQ Capital Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.
Section 6.12 Transaction Litigation. Subject to applicable Law, the Company shall promptly notify Parent of any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) commenced or, to the Knowledge of the Company, threatened against the Company or any director or officer thereof relating to this Agreement (collectively, the “Transaction Litigation”) and shall keep Parent promptly and reasonably informed regarding any Transaction Litigation. Subject to applicable Law, the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, at each party’s sole cost and expense, and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall reasonably consider each other’s advice with respect to such Transaction Litigation, but only if it is not reasonably determined by either of the parties, upon the advice of counsel, that doing so could result in the loss of the ability to successfully assert any legal privilege or work product protection. Subject to applicable Law, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Subject, in all respects, to Parent’s right to direct, in consultation with the Company, negotiations and proceedings with respect to stockholder demands for appraisal in accordance with Section 2.07, it is understood and agreed that this Section 6.12 shall not give Parent the right to direct the defense of any Transaction Litigation.
Section 6.13 Investment Assets. The Company shall, or shall cause its applicable Subsidiaries to, deliver to Parent, within 15 Business Days following the end of each calendar month, a summary report of (a) all Investment Assets (other than real estate) owned by the Company or any of its Subsidiaries as of such month end and if available, the market value thereof as of such month end (or, if not available as of such month end, then as of the most recent available date) and (b) all Investment Assets that are real estate owned by the Company or any of its Subsidiaries as of such month end and the carrying values thereof as of the most recent calendar quarter end as determined on a basis consistent with the Company’s current practices with respect to its real estate (and, if there has been any third party appraisal or report completed and delivered to the Company during such month that speaks to the value of any particular real estate property, such information will be included in the report for that month). Except for the Investment Assets set forth in Section 6.13 to the Company Disclosure Schedule (the “Specified Investment Assets”), the market values for Investment Assets provided by the Company pursuant to clause (a) of the prior sentence will be determined from reference to a data file retrieved by the Company through the Company’s investment management software provided by Clearwater Analytics, LLC. With respect to the Specified Investment Assets (for which the Company receives only quarter-end valuation updates), the Company will use commercially reasonable efforts (including by incurring such cost as the Company may determine in its reasonable discretion) to obtain month-end reports of market value of the Specified Investment Assets from the custodians of the Specified Investment Assets. From and after the date hereof until the Closing, the Company shall cause executives and officers of the Company and its Subsidiaries, and shall use commercially reasonable efforts to cause third-party investment managers of the Company and its Subsidiaries, in each case, having primary responsibility for Investment Assets to be available during business hours to answer questions and consult with Representatives of Parent, as reasonably requested by Parent in writing, with respect to such matters.
Section 6.14 Notices of Certain Events.
(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, each of the Company and Parent shall promptly notify the other party of any Action or Order that, to the Knowledge of such party, is commenced or threatened against such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.07 (in the event that the Company is the notifying party) or Section 5.04 (in the event that Parent is the notifying party).
(b) The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that, to the Knowledge of the Company, has had or would reasonably be expected to have a Company Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 7.02 impossible or unlikely; and
(c) Parent shall give prompt notice to the Company of any change, circumstance, condition, development, effect, event, occurrence or state of facts that, to the Knowledge of Parent, has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 7.03(a) and Section 7.03(b) impossible or unlikely;
provided, however, that no such notification required by clause (a), (b) or (c) above (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 6.15 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.01 Conditions to the Obligations of Each Party. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by each party) as of the Closing Date of the following conditions:
(a) Company Required Vote. The Company Required Vote shall have been obtained in accordance with applicable Law, the Company Certificate of Incorporation and the Company Bylaws and, if obtained by the Stockholder Written Consent, the Information Statement shall have been cleared by the SEC and mailed to the stockholders of the Company (in accordance with Regulation 14C under the Exchange Act) at least 20 days prior to the Closing.
(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Merger.
(c) Governmental Consents. The consents, approvals, authorizations, waivers, filings or notifications set forth in Schedule I shall have been made or obtained and shall be in full force and effect without the imposition of a Burdensome Condition. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by Parent and Merger Sub) as of the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.01, Section 4.02, the second sentence of Section 4.04(a), Section 4.05(a)(i), Section 4.25 and Section 4.27 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 4.03 shall be true and correct in all respects (other than for de minimis exceptions) as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 4.09(b) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in Article IV (other than Section 4.01, Section 4.02, Section 4.03, the second sentence of Section 4.04(a), Section 4.05(a)(i), Section 4.09(b), Section 4.25 and Section 4.27) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of clauses (i), (ii) and (iv) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect”. Parent shall have received a certificate to such effect dated the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer of the Company.
(b) Covenants and Agreements. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects. Parent shall have received a certificate to such effect dated the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer of the Company.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect which is continuing.

Section 7.03 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is subject to the satisfaction (or waiver by the Company) as of the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent set forth in Article V shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect.” The Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.
(b) Covenants and Agreements. The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects. The Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.01 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):
(a) by mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;
(b) by Parent or the Company, if any Governmental Authority shall have issued an Order, or there shall have been enacted any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law remains in effect; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the imposition of such Order or Law or the failure of such Order or Law to be resisted, resolved or lifted;
(c) by Parent or the Company, if (i) the Stockholder Written Consent has not been executed and delivered to Parent and (ii) the Company Required Vote shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote to adopt this Agreement has been taken;
(d) by the Company, if the Stockholder Written Consent has not been executed and delivered to Parent, prior to the receipt of the Company Required Vote in accordance with Section 6.06(c)(z), with respect to a Superior Proposal; provided that the Company has complied with Section 6.06 and concurrently, and as a condition to such termination, the Company pays Parent the Company Termination Fee in accordance with Section 8.02(b)(i);
(e) by Parent, if the Stockholder Written Consent has not been executed and delivered to Parent, prior to the receipt of the Company Required Vote, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change or (ii) the Company Board of Directors shall fail to include the Company Recommendation in the Proxy Statement when mailed;
(f) by Parent or the Company, if the Merger shall not have been consummated prior to July 3, 2024 (as such date may be extended pursuant to the second proviso below or pursuant to Section 9.10, the “Outside Termination Date”); provided that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement or whose breach of any representation or warranty given in this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Outside Termination Date shall be automatically extended to October 3, 2024, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;
(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date and (ii) such breach has not been cured (or is not capable of being cured) by the earlier of (A) thirty (30) days after the giving of written notice to the Company of such breach and (B) the Outside Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach has not been cured (or is not capable of being cured) by the earlier of (A) thirty (30) days after the giving of written notice to Parent of such breach and (B) the Outside Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(i) by Parent, if the Stockholder Written Consent has not been executed and delivered to Parent within twenty-four (24) hours after the execution of this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.03, specifying the provision or provisions hereof pursuant to which such termination is effected.
Section 8.02 Fees and Expenses.
(a) Expense Allocation. Except as otherwise specified in Section 6.03 and Section 8.02(b), all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.
(b) Company Termination Fee.
(i) If this Agreement is terminated (A) by the Company pursuant to Section 8.01(d) or (B) by Parent pursuant to Section 8.01(e) or Section 8.01(i), the Company shall pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee. If the Company Termination Fee is payable pursuant to clause (A) of the preceding sentence, the Company Termination Fee shall be paid on the date of such termination and if the Company Termination Fee is payable pursuant to clause (B) of the preceding sentence, the Company Termination Fee shall be paid within two (2) Business Days after the date of such termination, in each case, by wire transfer of immediately available funds to an account designated by Parent in writing.
(ii) If this Agreement is terminated by Parent or the Company pursuant to Section 8.01(c) or by Parent pursuant to Section 8.01(g) (other than a termination because of a breach of the representations and warranties set forth in Section 4.09(b)) and (A) at any time after the date hereof and prior to the breach giving rise to such termination, a Takeover Proposal shall have been made known to the stockholders of the Company and not withdrawn prior to such breach and (B) within twelve (12) months of such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall, within two (2) Business Days after the Company consummates such Takeover Proposal, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective Affiliates, stockholders or Representatives for any loss or damage suffered as a result of the failure of the Merger to be consummated, the Company Termination Fee by wire transfer of immediately available funds; provided that, for the purposes of this Section 8.02(b)(ii), all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”
(iii) The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(c) Enforcement Costs. The parties acknowledge that the agreements set forth in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement that results in an Order for such amount against the Company.
Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Merger by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a Willful Breach of this Agreement) or for Fraud; provided that the provisions of Section 8.02(b) providing for the Company Termination Fee shall constitute the exclusive remedy with respect to the circumstances set forth therein.
ARTICLE IX

GENERAL PROVISIONS
Section 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) Article II and Article III, (b) those other covenants or agreements set forth herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (c) this Article IX.
Section 9.02 Amendment; Waiver.
(a) This Agreement may be amended by the parties in writing at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that from and after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further adoption by the Company Stockholders without such further adoption. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.
(b) At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of any of the other party or parties, as the case may be, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the provisions of Section 9.02(a), waive compliance with any of the agreements of the other party or parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand, (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received, provided that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request), or (c) two (2) Business Days following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
if to Parent or Merger Sub, to:

iA American Holdings Inc.
425 Austin Avenue
Waco, Texas 76701
Attention:	Maryann Norwood
Email:	maryann.norwood@ia.ca

with copies to (which shall not constitute notice):

iA Financial Corporation Inc.
1080 Grande Allée West
Québec (Québec) G1S 1C7
Attention:	Julie Martel
Email:	julie.martel@ia.ca

Attention:	Legal Department
Email:	Legal-Acquisitions@ia.ca

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Email:	dluce@willkie.com
Attention:	David D. Luce

Email:	jhochman@willkie.com
Attention:	Jeffrey S. Hochman

if to the Company, to:

Vericity, Inc.
1350 E. Touhy Avenue, Suite 205W
Des Plaines, Illinois 60018
Email:	john.buchanan@fidelitylife.com
Attention:	John Buchanan

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email:	todd.freed@skadden.com
Attention:	Todd E. Freed

Email:	jon.hlafter@skadden.com
Attention:	Jon A. Hlafter

if to Guarantor, to:

iA Financial Corporation Inc.
1080 Grande Allée West
Québec (Québec) G1S 1C7
Attention:	Julie Martel
Email:	julie.martel@ia.ca

Attention:	Legal Department
Email:	Legal-Acquisitions@ia.ca

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Email:	dluce@willkie.com
Attention:	David D. Luce

Email:	jhochman@willkie.com
Attention:	Jeffrey S. Hochman
Section 9.04 Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.
Section 9.05 No Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than, from and after the Effective Time (i) each Indemnified Party and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 6.09 directly and (ii) the right of the Company Stockholders to receive the Merger Consideration. Notwithstanding the foregoing, the Company shall have the right to recover, through an Action brought by the Company, damages from Parent and Merger Sub in the event of a breach of this Agreement by Parent and Merger Sub, in which event the damages recoverable by the Company for itself and on behalf of the Company Stockholders shall be determined by reference to the total amount that would have been recoverable by such holders if all such holders brought an action against Parent or Merger Sub and were recognized as third-party beneficiaries hereunder. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by the confidential Company Disclosure Schedule. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any attempted assignment in violation of the foregoing shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.07 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
Section 9.08 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or only if the Delaware Court of Chancery and the Superior Court of the State of Delaware do not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts and agrees not to bring any such Action in any other court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final, non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.03 or in any other manner permitted by applicable Law.
Section 9.09 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.09. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 9.10 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 9.10 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.10 before exercising any other right under this Agreement. If, prior to the Outside Termination Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.
Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.
Section 9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 9.13 No Other Representations or Warranties.
(a) Except for the representations and warranties expressly contained in Article IV and any certificates or instruments delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in Article IV and any certificates or instruments delivered pursuant to this Agreement.
(b) Except for the representations and warranties expressly contained in Article V and any certificates or instruments delivered pursuant to this Agreement, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby.
(c) Notwithstanding anything to the contrary contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent and Merger Sub acknowledges and agrees that, except as expressly provided herein, the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (i) the adequacy or sufficiency of Reserves or (ii) the effect of the adequacy or sufficiency of Reserves on any line item, asset, liability or equity amount on any financial or other document.

Section 9.14 Guaranty. In order to induce the Company to enter into this Agreement, Guarantor hereby absolutely, irrevocably and unconditionally guarantees, for the benefit of the Company, if and when due, full and complete payment of any amounts owed by Parent or Merger Sub pursuant to this Agreement, including the payment of the Merger Consideration by Parent and Merger Sub, subject to and in accordance with the terms and conditions of this Agreement. Guarantor’s sole and exclusive obligations and liabilities under this Agreement are as expressly set forth in Section 6.03 and this Article IX. Such guarantee shall be as primary obligor and not merely as surety. Except as expressly provided in Section 6.03 and this Article IX, including this Section 9.14, with respect to Guarantor, none of Guarantor, its Affiliates or any of its or their respective direct or indirect former, current or future stockholders, equityholders, partners, members, Representatives or Affiliates (other than Parent and Merger Sub, subject to and in accordance with the terms of this Agreement) (collectively, the “Non-Recourse Parties”) shall have any obligation or liability to any Person, and the Company and its Affiliates shall not make any claim against any Non-Recourse Party, relating to, arising under, or in connection with this Agreement, the Merger or the other transactions contemplated hereby.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
IA AMERICAN HOLDINGS INC.

By:	/s/ Denis Ricard
	Name:	Denis Ricard
	Title:	Director

By:	/s/ Michael L. Stickney
	Name:	Michael L. Stickney
	Title:	Director and President

LONG GROVE ACQUISITION CORP.

By:	/s/ Denis Ricard
	Name:	Denis Ricard
	Title:	Director

By:	/s/ Michael L. Stickney
	Name:	Michael L. Stickney
	Title:	Director and President

VERICITY, INC.

By:	/s/ James E. Hohmann
	Name:	James E. Hohmann
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

IA FINANCIAL CORPORATION, INC. solely for purposes of Section 6.03 and Article IX

By:	/s/ Denis Ricard
	Name:	Denis Ricard
	Title:	President and CEO

By:	/s/ Michael L. Stickney
	Name:	Michael L. Stickney
	Title:	Executive Vice President, Growth Officer US Operations and Co-Head of Acquisitions
[Signature Page to Agreement and Plan of Merger]

SCHEDULE I

GOVERNMENTAL CONSENTS
1.	Texas General Agent change of control filing.
2.	The “Form A” Acquisition of Control filing with the Director of the Illinois Department of Insurance.
3.	Notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice.
4.	Prior notification of the Merger to, and no opposition by, The Autorité des marchés financiers.

ANNEX B
OPINION OF RAYMOND JAMES
October 2, 2023

Board of Directors
Vericity, Inc.
1350 E Touhy Avenue, Ste 205W
Des Plaines, IL 60018

Members of the Board of Directors:
We understand that iA American Holdings, Inc. (the “Parent”), Long Grove Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), and Vericity, Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent, (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Shares”) (other than treasury shares, shares held by Parent and Merger Sub, or shares for which appraisal rights are properly exercised (collectively, the “Excluded Shares”)) will be converted into the right to receive $11.43 in cash, without interest (the “Merger Consideration”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (other than holders of Excluded Shares) in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that the Merger Consideration is $11.43 per share in cash, without interest.
In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger, dated as of October 2, 2023, by and among Parent, Merger Sub, the Company and, solely for purposes of Section 6.03 and Article IX thereof, iA Financial Corporation, Inc. (the “Agreement”);

2.
reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company (the “Projections”);

3.	reviewed the Company’s audited financial statements for years ended December 31, 2021 and December 31, 2022 and unaudited financial statements for the six month period ended June 30, 2023;
4.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company and the Parent;
5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deem to be relevant;
6.	considered certain publicly available financial terms of certain transactions we deem to be relevant;
7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;
8.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

9.
discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

B-1

Board of Directors
Vericity, Inc.
October 2, 2023

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Parent is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Parent is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 2, 2023 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Shares (other than holders of Excluded Shares).
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.
In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares (other than holders of Excluded Shares) as is described above and we did not
B-2

Board of Directors
Vericity, Inc.
October 2, 2023

consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares (other than holders of Excluded Shares) or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the Parent or Merger Sub or the ability of the Company, Parent or Merger Sub to pay their respective obligations when they come due.
The delivery of this opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Parent (or their affiliates) for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has not provided services to the Company or the Parent (or their respective affiliates) in the previous two years for which it has been paid a fee(s). The Company has engaged Raymond James, on completion of the Transaction, to receive an advisory fee and a fairness opinion fee. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or the Parent (or their respective affiliates) or other participants in the Transaction in the future, for which Raymond James may receive compensation.
It is understood that this letter is solely for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board of Directors or any shareholder of the Company or the Parent regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion and a description of this Opinion may be disclosed in and filed with a proxy statement or information statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement or information statement.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (other than holders of Excluded Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.
B-3